Exhibit 10.1

AMENDMENT AND RESTATEMENT AGREEMENT dated as of December 22, 2025 (this “Amendment”), to the Amended and Restated Credit Agreement dated as of March 11, 2022 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”), among TAYLOR MORRISON COMMUNITIES, INC., a Delaware corporation (the “Borrower”), TAYLOR MORRISON HOME III CORPORATION, a Delaware corporation (“Holdings”), TAYLOR MORRISON HOLDINGS, INC., a Delaware corporation (“U.S. Holdings”), TAYLOR MORRISON FINANCE, INC., a Delaware corporation (“U.S. FinCo”), EACH LENDER FROM TIME TO TIME PARTY THERETO and CITIBANK, N.A., as administrative agent under the Existing Credit Agreement.

A. WHEREAS, the Lenders and the Issuing Banks party to the Existing Credit Agreement (the “Existing Lenders”) provided Commitments (as defined in the Existing Credit Agreement) (the “Existing Commitments”) under the revolving facility provided for therein (the “Existing Facility”) to the Borrower on the terms and subject to the conditions set forth therein.

B. WHEREAS, each of Holdings, U.S. Holdings, U.S. FinCo and the Borrower have requested that the Existing Credit Agreement be amended and restated to, among other things, (i) establish a new revolving facility in an aggregate amount of $1,000,000,000 (the “New Facility”) on the terms and subject to the conditions set forth in the Amended Credit Agreement (as defined below) and (ii) reflect the resignation of Citibank, N.A. (“Citibank”) as the existing administrative agent (in such capacity, the “Predecessor Administrative Agent”) and the appointment of Wells Fargo Bank, National Association (“Wells Fargo”) as administrative agent under the Amended Credit Agreement (in such capacity, the “Successor Administrative Agent”).

C. WHEREAS, (i) the New Facility will replace in full the Existing Facility, (ii) the proceeds of any Loans (as defined in the Amended Credit Agreement) borrowed on the Restatement Effective Date (as defined below), if any, shall be used, together with cash on hand at the Borrower, (a) to repay or refinance in full all outstanding amounts under the Existing Credit Agreement as of the Restatement Effective Date and (b) to pay fees and expenses in connection with the transactions described herein, and (iii) the proceeds of Loans borrowed on or after the Restatement Effective Date may be used to provide ongoing working capital and for other general corporate purposes of the Borrower and its Subsidiaries (the transactions described in this recital and the immediately preceding recital, the “Transactions”).

D. WHEREAS, the Successor Administrative Agent and the New Lenders (as defined below) party hereto (constituting the Requisite Lenders under the Existing Credit Agreement), agreed to amend and restate the Existing Credit Agreement as provided for herein (the Existing Credit Agreement as so amended, the “Amended Credit Agreement”), effective as of the Restatement Effective Date.

E. WHEREAS, the Borrower has appointed (a) Wells Fargo Securities, LLC, BofA Securities, Inc., Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A., Mizuho Bank, Ltd. and U.S. Bank National Association as joint lead arrangers and joint bookrunners for the New Facility (collectively, the “Joint Lead Arrangers”), (b) Bank of America, N.A., Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A., Mizuho Bank, Ltd. and U.S. Bank National Association as syndication agents for the New Facility and (c) PNC Bank, National Association and Truist Bank as documentation agents for the New Facility.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Terms Generally. The rules of construction set forth in Section 1.2 of the Amended Credit Agreement shall apply mutatis mutandis to this Amendment. This Amendment shall be a “Loan Document” for all purposes of the Amended Credit Agreement and the other Loan Documents. Capitalized terms used but not defined herein have the meanings assigned thereto in the Amended Credit Agreement.

SECTION 2. Amendment and Restatement of the Existing Credit Agreement. Subject to the satisfaction of the conditions to effectiveness set forth in Section 7 hereof, effective as of the Restatement Effective Date:

(a) the Existing Credit Agreement is hereby amended and restated to read in its entirety as set forth in Exhibit A hereto;

(b) the Schedules to the Existing Credit Agreement are hereby amended and restated to read in their entirety as set forth in Exhibit B hereto; and

(c) the Exhibits to the Existing Credit Agreement are hereby amended and restated to read in their entirety as set forth in Exhibit C hereto.

SECTION 3. New Commitments.

(a) Subject to the terms and conditions set forth herein, each Person that has executed and delivered a signature page to this Amendment as a “New Lender” (each, a “New Lender”) hereby agrees, severally and not jointly, to provide to the Borrower on the Restatement Effective Date a commitment under the New Facility in the amount set forth opposite such Person’s name on Schedule I hereto (each, a “New Commitment”) on the terms and subject to the conditions set forth herein and in the Amended Credit Agreement.

(b) By delivering a signature page to this Amendment, each New Lender shall be deemed to have agreed and consented to the amendment and restatement of the Existing Credit Agreement as contemplated hereby and to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Successor Administrative Agent or any New Lenders on the Restatement Effective Date.

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(c) Subject to the terms and conditions set forth herein, (i) upon the effectiveness of this Amendment, all Existing Commitments in effect under the Existing Credit Agreement immediately prior to the effectiveness of this Amendment will be terminated, (ii) on the Restatement Effective Date, the Borrower shall pay to the Predecessor Administrative Agent, for the respective accounts of the applicable Existing Lenders, (A) the unpaid principal amount of any Loans outstanding immediately prior to the effectiveness of this Amendment and (B) all unpaid interest, fees and other amounts accrued to the Restatement Effective Date with respect to (1) the Existing Commitments in effect immediately prior to the effectiveness of this Amendment and (2) any Loans outstanding immediately prior to the effectiveness of this Amendment and (iii) on the Restatement Effective Date, to the extent requested by any exiting Existing Lender that is not a New Lender, the Borrower shall pay to such Existing Lender, the amounts, if any, payable under Section 2.6C of the Existing Credit Agreement as a result of the prepayment of Loans pursuant to clause (ii)(A) of this Section 3(c), if any. Each New Lender party hereto that had an Existing Commitment immediately prior to the effectiveness of this Amendment hereby waives any payment of any amounts pursuant to Section 2.6C of the Existing Credit Agreement as a result of the Transactions.

(d) Each Letter of Credit outstanding immediately prior to the effectiveness of this Amendment shall constitute a Letter of Credit issued pursuant to the Amended Credit Agreement and each New Lender shall be deemed to have acquired a participation in each such Letter of Credit as set forth in Section 3.1 of the Amended Credit Agreement.

SECTION 4. Resignation and Appointment. As of the Restatement Effective Date,

(a) the Predecessor Administrative Agent hereby resigns as administrative agent under the Existing Credit Agreement and the other Loan Documents, and is hereby discharged from its duties and obligations under the Existing Credit Agreement and the other Loan Documents, including the Guaranty, without any further act or deed on the part of the Predecessor Administrative Agent or any of the parties to the Existing Credit Agreement, the Amended Credit Agreement or the other Loan Documents;

(b) in connection with the foregoing, Wells Fargo has been appointed and accepts such appointment as successor Administrative Agent under the Amended Credit Agreement and the other Loan Documents, and succeeds to and becomes vested with all the rights, powers, privileges and duties of the Administrative Agent under the Amended Credit Agreement and the other Loan Documents, including the Guaranty;

(c) each of the New Lenders, Holdings, U.S. Holdings, U.S. FinCo and the Borrower hereby consent to Wells Fargo’s appointment as Successor Administrative Agent, and hereby waive any required notice of the Predecessor Administrative Agent’s resignation; and

(d) the parties hereby agree and acknowledge that, from and after the Restatement Effective Date, Wells Fargo shall for all purposes be the Administrative Agent under the Amended Credit Agreement and the other Loan Documents, including the Guaranty.

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SECTION 5. Delineation of Responsibilities. It is understood and agreed that (x) Wells Fargo, in its capacity as the Successor Administrative Agent shall bear no responsibility and shall not be liable for (A) any actions taken or omitted to be taken by the Predecessor Administrative Agent or any of its Affiliates prior to the Restatement Effective Date and (B) any and all claims under or related to the Loan Documents that may have arisen or accrued prior to the Restatement Effective Date and (y) the Predecessor Administrative Agent shall not bear any responsibility or be liable for (A) any actions taken or omitted to be taken by the Successor Administrative Agent (or its successors), or that otherwise occur, from and after the Restatement Effective Date and (B) any and all claims under or related to the Loan Documents that may arise or accrue from events occurring immediately after the Restatement Effective Date. Each of Holdings, U.S. Holdings, U.S. FinCo and the Borrower, with respect to their applicable indemnification obligations under the Loan Documents, hereby agrees and confirms that the Successor Administrative Agent’s and its Affiliates’ right to indemnification, as set forth in the Loan Documents, shall apply with respect to any and all losses, claims, damages, liabilities and related expenses that the Successor Administrative Agent suffers, incurs or is threatened with relating to actions taken or omitted by any of the parties to this Amendment prior to the Restatement Effective Date. The parties hereto agree that neither Citibank, in its individual capacity or in its capacity as the Predecessor Administrative Agent, nor any of its Affiliates, shall bear any responsibility or liability for any actions taken or omitted to be taken by the Successor Administrative Agent under this Amendment, the Amended Credit Agreement or the other Loan Documents or any actions taken or omitted to be taken by the Successor Administrative Agent in connection with the transactions contemplated hereby or thereby.

SECTION 6. Representations and Warranties of Holdings, U.S. Holdings, U.S. FinCo and the Borrower. To induce the Predecessor Administrative Agent, the Successor Administrative Agent and the New Lenders to enter into this Amendment, each of Holdings, U.S. Holdings, U.S. FinCo and the Borrower jointly and severally represents and warrants to the Predecessor Administrative Agent, the Successor Administrative Agent and the New Lenders that:

(a) each of Holdings, U.S. Holdings, U.S. Finco and the Borrower has duly executed and delivered this Amendment and this Amendment constitutes the legal, valid and binding obligation of Holdings, U.S. Holdings, U.S. FinCo and the Borrower enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).

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(b) as of the Restatement Effective Date and after giving effect to this Amendment:

(i) the representations and warranties contained in Section 5 of the Amended Credit Agreement and in the other Loan Documents are true and correct in all material respects (unless qualified as to materiality or Material Adverse Effect, in which case such representations and warranties are true and correct in all respects), except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct in all material respects (unless qualified as to materiality or Material Adverse Effect, in which case such representations and warranties are true and correct in all respects) on and as of such earlier date; and

(ii) no Event of Default or Default has occurred and is continuing.

SECTION 7. Conditions Precedent to Effectiveness. This Amendment shall become effective on and as of the first date (the “Restatement Effective Date”) on which each of the following conditions are satisfied or waived in accordance with Section 10.5 of the Existing Credit Agreement:

(a) Amendment. The Successor Administrative Agent (or its counsel) shall have received counterparts of this Amendment that, when taken together, bear the signatures of Holdings, U.S. Holdings, U.S. FinCo, the Borrower, the Successor Administrative Agent, the Predecessor Administrative Agent and each New Lender (constituting the Requisite Lenders under the Existing Credit Agreement).

(b) Documents. On or before the Restatement Effective Date, each Loan Party shall deliver or cause to be delivered to the Successor Administrative Agent the following, each, unless otherwise noted, dated the Restatement Effective Date:

(i) Certified copies of its Organizational Documents, together with a good standing certificate, certificate of status or certificate of compliance (as applicable) from the applicable Governmental Authority of its jurisdiction of incorporation, organization or formation, each dated prior to the Restatement Effective Date;

(ii) Copies of the resolutions adopted by its board of directors or equivalent governing body approving and authorizing the execution, delivery and performance of the Guaranty and the other Loan Documents to which it is a party that are to be delivered on the Restatement Effective Date, certified as of the Restatement Effective Date by an authorized officer as being in full force and effect without modification or amendment;

(iii) Incumbency certificate of its officers executing the Guaranty and the other Loan Documents to which it is a party; and

(iv) Counterparts to the Loan Documents (including the Guaranty) to which it is a party that are to be delivered on the Restatement Effective Date.

(c) Amounts, Fees and Expenses. On or prior to the Restatement Effective Date, the Borrower shall have paid to the Successor Administrative Agent, the Predecessor Administrative Agent, the Joint Lead Arrangers, the New Lenders or the Existing Lenders, as applicable, pertaining to their respective roles as such, any and all amounts, costs, fees and expenses to the extent then due and owing or accrued and not yet paid under or in

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connection with this Amendment, the Amended Credit Agreement, the Existing Credit Agreement, the other Loan Documents or any of the documents, instruments, agreements or letter agreements executed in connection herewith (and in the case of costs and expenses, to the extent a written invoice therefor is delivered to the Borrower no later than three Business Days prior to the Restatement Effective Date), including, without limitation, (x) with respect to the Predecessor Administrative Agent and the applicable Existing Lenders in their capacities as such, all amounts payable to the Predecessor Administrative Agent and the applicable Existing Lenders, respectively, pursuant to Section 3(c) hereof and (y) with respect to the Successor Administrative Agent only, any fees, costs and expenses pursuant to the Fee Letter dated December 15, 2025 (the “Fee Letter”), between the Borrower and the Successor Administrative Agent.

(d) Opinions of Loan Parties’ Counsel. The Successor Administrative Agent shall have received executed copies of favorable written opinions of Simpson, Thacher & Bartlett LLP, counsel for the Loan Parties, of the Chief Legal Officer of the Borrower and of Brier & Hubbard, P.L.C., Arizona counsel for the Loan Parties, in each case, in form and substance reasonably satisfactory to the Successor Administrative Agent, dated as of the Restatement Effective Date.

(e) Patriot Act and Other Requirements. On or before the date three Business Days prior to the Restatement Effective Date, Holdings shall have delivered or caused to be delivered to the Successor Administrative Agent and the New Lenders all documentation, information and certifications as have been reasonably requested by the Successor Administrative Agent or any New Lender on or before the date ten Business Days prior to the Restatement Effective Date, as being required, in their reasonable determination, by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act and the Beneficial Ownership Regulation.

(f) Representations and Warranties. The representations set forth in Section 6(b) of this Amendment shall be true and correct as set forth in Section 6(b) of this Amendment on and as of the Restatement Effective Date.

(g) Officer’s Certificate. Holdings shall have delivered to the Successor Administrative Agent a certificate on behalf of Holdings and the Borrower from a Responsible Officer of Holdings, in customary form and substance reasonably satisfactory to the Successor Administrative Agent, certifying that the condition in Section 6(f) is satisfied as of the Restatement Effective Date.

(h) Financial Statements. The Successor Administrative Agent shall have received the Historical Financial Statements and the Officer’s Certificate described in Section 6.1(iii) of the Existing Credit Agreement with respect to the Section 6.1 Financials for the Fiscal Quarter ended September 30, 2025.

SECTION 8. Successor Administrative Agent’s Fees. From and after the Restatement Effective Date, the Successor Administrative Agent shall be entitled to receive the agency fees separately agreed upon by the Borrower and the Successor Administrative Agent pursuant to the Fee Letter, and such fees shall constitute “Obligations” for all purposes of the Amended Credit Agreement and the other Loan Documents.

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SECTION 9. Predecessor Administrative Agent’s Fees; Post-Restatement Effective Date Payments. The Predecessor Administrative Agent hereby agrees that, from and after the Restatement Effective Date, it shall not be entitled to receive the annual administrative agent fee referred to in the Fee Letter dated February 11, 2022, between the Borrower and Citigroup Global Markets Inc.

SECTION 10. Further Assurances.

(a) The Predecessor Administrative Agent covenants and agrees that it will, in each case at its sole expense (in accordance with and pursuant to Sections 9 and 10.2 of the Existing Credit Agreement), execute such documents as may be reasonably requested by the Successor Administrative Agent to vest the rights and privileges of the “Administrative Agent” under the Amended Credit Agreement and the other Loan Documents, including the Guaranty, and take, or cause to be taken, all actions reasonably requested by the Successor Administrative Agent to facilitate the transfer of information in the Predecessor Administrative Agent’s possession relating to its rights or duties under the Loan Documents from the Predecessor Administrative Agent to the Successor Administrative Agent; provided that any assignment, conveyance or other document to be furnished or executed by, or other action to be taken by, the Predecessor Administrative Agent shall be reasonably satisfactory to it, and the Predecessor Administrative Agent shall be reasonably satisfied that the delivery of any information requested of it would not breach any confidentiality restrictions binding on it; provided, further, that nothing in this Section 10 shall require the Predecessor Administrative Agent to incur any expenses or liabilities for which it would not be entitled to reimbursement or indemnification under this Amendment or the Loan Documents.

(b) The Predecessor Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Predecessor Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. Without limiting the foregoing, it is understood and agreed that (i) the Predecessor Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any information with respect to any New Lender provided by such New Lender and (ii) any information heretofore or hereafter provided by the Predecessor Administrative Agent to the Successor Administrative Agent is being provided without any representation or warranty by the Predecessor Administrative Agent. The Predecessor Administrative Agent may at Holdings’ and the Borrower’s sole expense (in accordance with and pursuant to Sections 9 and 10.2 of the Existing Credit Agreement) consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

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SECTION 11. Effect of this Amendment.

(a) Except as expressly set forth herein, this Amendment (i) shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of each of the Predecessor Administrative Agent or the Existing Lenders under the Existing Credit Agreement or any other Loan Document and (ii) shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Existing Credit Agreement or any other Loan Document. This Amendment shall apply and be effective only with respect to the provisions of the Existing Credit Agreement specifically referred to herein. After the Restatement Effective Date, any reference to the Credit Agreement shall mean the Amended Credit Agreement.

(b) Notwithstanding this Amendment and the resignation of the Predecessor Administrative Agent effected pursuant hereto, the parties hereto hereby agree that the provisions of Sections 9 and 10.2 of the Existing Credit Agreement shall continue in effect for the benefit of the Predecessor Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent under the Existing Credit Agreement and the other Loan Documents, and any actions taken or omitted to be taken by it under or in connection with this Amendment, whether prior to or after the date hereof and notwithstanding the effectiveness of the resignation effected hereby. In furtherance of the foregoing, Holdings, U.S. Holdings, U.S. FinCo, the Borrower and the Successor Administrative Agent hereby acknowledge and agree that (i) any action taken or omitted to be taken by the Predecessor Administrative Agent, its sub-agents and its and their Related Parties under or in connection with this Amendment prior to the Restatement Effective Date or actions taken or omitted to be taken by the Predecessor Administrative Agent as the sub-agent of the Successor Administrative Agent in accordance with Section 10, including pursuant to any request or instruction made by or on behalf of the Successor Administrative Agent, and any costs and expenses incurred by the Predecessor Administrative Agent, its sub-agents and its and their Related Parties in connection therewith, shall be entitled to all the benefits of the exculpatory provisions of Sections 9 and 10.2 of the Existing Credit Agreement and (ii) the Predecessor Administrative Agent, its sub-agents and its and their Related Parties will continue to have the benefit of all indemnification provisions contained in the Existing Credit Agreement, including Section 10.2 of the Existing Credit Agreement. The agreements in this Section 11(b) shall survive the repayment of the Loans, termination of the Commitments or the termination of the Existing Credit Agreement or the Amended Credit Agreement. The Joint Lead Arrangers shall be entitled to the rights and benefits afforded to “Arrangers” under the Amended Credit Agreement as if set forth herein mutatis mutandis.

SECTION 12. No Novation. Except as set forth herein, this Amendment shall not extinguish the Obligations for the payment of money outstanding under the Existing Credit Agreement or discharge or release any guarantee thereof.

SECTION 13. Notices. All notices hereunder shall be given in accordance with the provisions of Section 10.7 of the Amended Credit Agreement.

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SECTION 14. Counterparts; Entire Agreement. This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Amendment and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Predecessor Administrative Agent, any Issuing Bank, the Swingline Lender and/or the Joint Lead Arrangers, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Amendment. The words “execute,” “execution,” “signed,” “signature,” “delivery” and words of like import in or related to this Amendment, any other Loan Document or any document, amendment, approval, consent, waiver, modification, information, notice, certificate, report, statement, disclosure, Communication or authorization to be signed or delivered in connection with this Amendment or any other Loan Document or the Transactions shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, and contract formations on electronic platforms approved by the Successor Administrative Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature. As used herein, “Electronic Record” and “Electronic Signature” each have the meaning assigned to such term in, and shall be interpreted in accordance with, 15 U.S.C. 7006”.

SECTION 15. Applicable Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. The provisions of Section 10.17 (Jurisdiction; Consent to Service of Process) and 10.18 (Waiver of Jury Trial) and of the Amended Credit Agreement shall apply to this Amendment to the same extent as if fully set forth herein.

SECTION 16. Headings. The Section headings used herein are for convenience of reference only, are not part of this Amendment and are not to affect the construction of, or to be taken into consideration in interpreting, this Amendment.

[Remainder of this page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the date and year first above written.

TAYLOR MORRISON COMMUNITIES, INC., as the Borrower

By:	/s/ S. Todd Merrill
Name: S. Todd Merrill
Title: Executive Vice President, Chief Legal Officer and Secretary

TAYLOR MORRISON HOME III CORPORATION, as Holdings

By:	/s/ S. Todd Merrill
Name: S. Todd Merrill
Title: Executive Vice President, Chief Legal Officer and Secretary

TAYLOR MORRISON HOLDINGS INC., as U.S. Holdings

By:	/s/ S. Todd Merrill
Name: S. Todd Merrill
Title: Executive Vice President, Chief Legal Officer and Secretary

TAYLOR MORRISON FINANCE, INC., as U.S. FinCo

By:	/s/ S. Todd Merrill
Name: S. Todd Merrill
Title: Executive Vice President, Chief Legal Officer and Secretary

[Signature Page to Taylor Morrison Amendment Agreement]

CITIBANK, N.A. (solely with respect to Sections 4, 5, 7, 9, 10(b), 11 and 12), as predecessor administrative agent

By:	/s/ Michael Vondriska
Name: Michael Vondriska
Title: Vice President

[Signature Page to Taylor Morrison Amendment Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, individually as a New Lender, an Issuing Bank, the Swingline Lender and successor administrative agent,

By:	/s/ Bret Sumner
Name: Bret Sumner
Title: Executive Director

[Signature Page to Taylor Morrison Amendment Agreement]

BANK OF AMERICA, N.A., as a New Lender and an Issuing Bank

By:	/s/ Thomas W. Nowak
Name: Thomas W. Nowak
Title: Senior Vice President

[Signature Page to Taylor Morrison Amendment Agreement]

Goldman Sachs Bank USA, as a New Lender and an Issuing Bank

By:	/s/ Dana Siconolfi
Name: Dana Siconolfi
Title: Authorized Signatory

[Signature Page to Taylor Morrison Amendment Agreement]

JPMorgan Chase Bank, N.A., as a New Lender and an Issuing Bank

By:	/s/ Ahmed Ali
Name: Ahmed Ali
Title: VP

[Signature Page to Taylor Morrison Amendment Agreement]

MIZUHO BANK, LTD., as a New Lender and an Issuing Bank

By:	/s/ Donna DeMagistris
Name: Donna DeMagistris
Title: Managing Director

[Signature Page to Taylor Morrison Amendment Agreement]

U.S. Bank National Association, as a New Lender and an Issuing Bank

By:	/s/ David Prowse
Name: David Prowse
Title: Senior Vice President

[Signature Page to Taylor Morrison Amendment Agreement]

PNC BANK, NATIONAL ASSOCIATION, as a New Lender

By:	/s/ Dante Intindola
Name: Dante Intindola
Title: Officer

[Signature Page to Taylor Morrison Amendment Agreement]

TRUIST BANK, as a New Lender

By:	/s/ Ryan Almond
Name: Ryan Almond
Title: Director

[Signature Page to Taylor Morrison Amendment Agreement]

Regions Bank, as a New Lender

By:	/s/ Laura McCreary
Name: Laura McCreary
Title: Vice President

[Signature Page to Taylor Morrison Amendment Agreement]

The Bank of Nova Scotia, as a New Lender

By:	/s/ David Dewar
Name: David Dewar
Title: Director

[Signature Page to Taylor Morrison Amendment Agreement]

Zions Bancorporation, N.A. dba California Bank & Trust, as a New Lender

By:	/s/ Stefan Junus
Name: Stefan Junus
Title: Executive Vice President

[Signature Page to Taylor Morrison Amendment Agreement]

EXHIBIT A

Amended Credit Agreement

[Attached]

EXHIBIT A

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

December 22, 2025

among

TAYLOR MORRISON COMMUNITIES, INC.,

as Borrower

TAYLOR MORRISON HOME III CORPORATION,

as Holdings

TAYLOR MORRISON HOLDINGS, INC.,

as U.S. Holdings

TAYLOR MORRISON FINANCE, INC.,

as U.S. FinCo

THE LENDERS PARTY HERETO,

as Lenders

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent

WELLS FARGO SECURITIES, LLC,

BOFA SECURITIES, INC.,

GOLDMAN SACHS BANK USA,

JPMORGAN CHASE BANK, N.A.,

MIZUHO BANK, LTD.

and

U.S. BANK NATIONAL ASSOCIATION,

as Joint Lead Arrangers and Joint Bookrunners,

BANK OF AMERICA, N.A.,

GOLDMAN SACHS BANK USA,

JPMORGAN CHASE BANK, N.A.,

MIZUHO BANK, LTD.

and

U.S. BANK NATIONAL ASSOCIATION,

as Co-Syndication Agents,

and

PNC BANK, NATIONAL ASSOCIATION

and

TRUIST BANK,

as Co-Documentation Agents

$1,000,000,000 REVOLVING CREDIT FACILITY

i	CREDIT AGREEMENT

SECTION 5.
REPRESENTATIONS AND WARRANTIES		91

5.1	Corporate Status; Corporate Power and Authority; Enforceability; Subsidiaries	91
5.2	No Violation; Governmental Approvals	91
5.3	Financial Statements	92
5.4	No Material Adverse Change	92
5.5	Title to Properties; Liens; Intellectual Property	92
5.6	Litigation; Compliance with Laws	93
5.7	Payment of Taxes	93
5.8	Governmental Regulation	93
5.9	Compliance with ERISA and Similar Applicable Law	93
5.10	Environmental Matters	94
5.11	Employee Matters	94
5.12	Solvency	94
5.13	True and Complete Disclosure	95
5.14	Anti-Corruption Laws; Sanctions	95
5.15	Insurance	96

SECTION 6.
AFFIRMATIVE COVENANTS		96

6.1	Financial Statements and Other Reports	96
6.2	Consolidated Corporate Franchises	101
6.3	Payment of Taxes	101
6.4	Maintenance of Properties; Insurance	101
6.5	Inspection; Books and Records	102
6.6	Compliance with Statutes	102
6.7	Execution of Guaranty by Future Guarantors	103
6.8	Transactions with Affiliates	103
6.9	End of Fiscal Years; Fiscal Quarters	104
6.10	Use of Proceeds	104
6.11	Changes in Business	104
6.12	Designation of Subsidiaries	105
6.13	Ratings	105
6.14	Anti-Money Laundering Legislation	105

SECTION 7.
NEGATIVE COVENANTS		105

7.1	Limitation on Liens, etc.	106
7.2	Investments; Joint Ventures	109
7.3	Restricted Payments	112
7.4	Financial Covenants	114
7.5	Restriction on Fundamental Changes; Asset Sales	115
7.6	Limitation on Debt Payments	117

ii	CREDIT AGREEMENT

SECTION 8.
EVENTS OF DEFAULT		117

8.1	Failure to Make Payments When Due	117
8.2	Default in Other Agreements	118
8.3	Breach of Certain Covenants	118
8.4	Breach of Warranty	118
8.5	Bankruptcy, etc.	118
8.6	Judgments and Attachments	119
8.7	Employee Benefit Plans	119
8.8	Change in Control	119
8.9	Invalidity of the Guaranty	120

SECTION 9.
AGENTS		120

9.1	Appointment	120
9.2	Rights as a Lender	121
9.3	Exculpatory Provisions	121
9.4	Reliance by the Administrative Agent	122
9.5	Delegation of Duties	123
9.6	Resignation of Administrative Agent	123
9.7	Release of Guarantors	124
9.8	Non-Reliance on Administrative Agent and Other Lenders	125
9.9	Certain ERISA Matters	126
9.10	Duties of Other Named Entities	127
9.11	Erroneous Payments	127

SECTION 10.
MISCELLANEOUS		129

10.1	Assignments and Participations in Loans	129
10.2	Expenses; Indemnity; Damage Waiver	134
10.3	Right of Set-Off	136
10.4	Sharing of Payments by Lenders	136
10.5	Amendments and Waivers	137
10.6	Independence of Covenants	139
10.7	Notices	139
10.8	Survival of Representations, Warranties and Agreements	141
10.9	Failure or Indulgence Not Waiver; Remedies Cumulative	141
10.10	Marshalling; Payments Set Aside	141
10.11	Severability	142
10.12	Obligations Several; Independent Nature of the Lenders’ Rights	142
10.13	Maximum Amount	142
10.14	Headings	143
10.15	Applicable Law	143
10.16	Successors and Assigns	143

iii	CREDIT AGREEMENT

10.17	Consent to Jurisdiction and Service of Process	143
10.18	Waiver of Jury Trial	144
10.19	Confidentiality	145
10.20	Integration; Effectiveness; Electronic Execution	146
10.21	USA Patriot Act Notification	148
10.22	Agency of the Borrower for each other Loan Party	148
10.23	No Fiduciary Duties	148
10.24	Judgment Currency	149
10.25	Additional Borrowing Subsidiaries	150
10.26	Effect of Certain Inaccuracies	151
10.27	Acknowledgment and Consent to Bail-In of Affected Financial Institutions	151
10.28	Acknowledgement Regarding Any Supported QFC	151

EXHIBITS

I	FORM OF NOTICE OF BORROWING
II	FORM OF NOTICE OF CONVERSION/CONTINUATION
III	FORM OF NOTICE OF ACCOUNT DESIGNATION
IV	FORM OF NOTICE OF PREPAYMENT
V-1	FORM OF REVOLVING CREDIT NOTE
V-2	FORM OF SWINGLINE NOTE
VI	FORM OF JOINDER AGREEMENT
VII	FORM OF OFFICER’S CERTIFICATE
VIII	FORM OF BORROWING BASE CERTIFICATE
IX	FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
X	FORM OF BORROWING SUBSIDIARY AGREEMENT
XI	FORM OF BORROWING SUBSIDIARY TERMINATION
XII-1	FORM OF U.S. TAX COMPLIANCE CERTIFICATE (NON-PARTNERSHIP FOREIGN LENDERS)
XII-2	FORM OF U.S. TAX COMPLIANCE CERTIFICATE (NON-PARTNERSHIP FOREIGN PARTICIPANTS)
XII-3	FORM OF U.S. TAX COMPLIANCE CERTIFICATE (FOREIGN PARTICIPANT PARTNERSHIPS)
XII-4	FORM OF U.S. TAX COMPLIANCE CERTIFICATE (FOREIGN LENDER PARTNERSHIPS)

SCHEDULES

1.1	EXISTING LETTERS OF CREDIT
2.1	REVOLVING CREDIT COMMITMENTS
3.1	LETTER OF CREDIT COMMITMENTS
5.1C	SUBSIDIARIES OF HOLDINGS
5.15	INSURANCE
6.8	TRANSACTIONS WITH AFFILIATES
7.1	CERTAIN EXISTING LIENS
7.2	CERTAIN EXISTING INVESTMENTS

iv	CREDIT AGREEMENT

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This SECOND AMENDED AND RESTATED CREDIT AGREEMENT is dated as of December 22, 2025, and entered into by and among TAYLOR MORRISON COMMUNITIES, INC., a Delaware corporation (the “Borrower”), TAYLOR MORRISON HOME III CORPORATION, a Delaware corporation (“Holdings”), TAYLOR MORRISON HOLDINGS, INC., a Delaware corporation (“U.S. Holdings”), TAYLOR MORRISON FINANCE, INC., a Delaware corporation (“U.S. FinCo”), EACH LENDER FROM TIME TO TIME PARTY HERETO and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

R E C I T A L S

A. WHEREAS, capitalized terms used and not defined in these recitals shall have the meanings assigned to such terms in Section 1.1;

B. WHEREAS, the Borrower, Holdings, U.S. Holdings, U.S. FinCo, the lenders party thereto and Citibank, N.A., as administrative agent (in such capacity, the “Predecessor Administrative Agent”), entered into that certain Amended and Restated Credit Agreement dated as of March 11, 2022 (as amended, amended and restated, modified or supplemented prior to the date hereof, the “Existing Credit Agreement”);

C. WHEREAS, the Borrower, Holdings, U.S. Holdings, U.S. FinCo, the Lenders, the Issuing Banks, the Predecessor Administrative Agent and the Administrative Agent, subject to the terms and conditions set forth herein, have agreed to amend and restate the Existing Credit Agreement as provided in this Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1.

DEFINITIONS

1.1	Certain Defined Terms.

The following terms used in this Agreement shall have the following meanings:

“Accepting Lenders” has the meaning assigned to that term in Section 2.9A.

“Additional Facilities Amount” means $400,000,000; provided that to the extent any additional Commitments with a maturity date later than the Commitment Termination Date are made pursuant to Section 2.1A(iii) concurrently with a permanent reduction pursuant to Section 2.4A(iii) in the Commitments existing immediately prior to such time, the Additional Facilities Amount shall be deemed increased by the lesser of (a) the amount of such additional Commitments and (b) the amount of such permanent reduction.

“Administrative Agent” has the meaning assigned to that term in the preamble to this Agreement.

5	CREDIT AGREEMENT

“Administrative Agent’s Office” means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 10.7A.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Class” has the meaning assigned to that term in Section 10.5A.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lender” has the meaning assigned to that term in Section 2.6B.

“Affected Loans” has the meaning assigned to that term in Section 2.6B.

“Affected Revolving Credit Class” has the meaning assigned to that term in Section 2.9A.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. The term “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Agent Parties” has the meaning assigned to that term in Section 10.7D(ii).

“Agreement” means this Amended and Restated Credit Agreement as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Amendment Agreement” shall means Amendment and Restatement Agreement, dated as of the Effective Date, among the Borrower, Holdings, U.S. Holdings, U.S. Finco, the Lenders, the Predecessor Administrative Agent (solely with respect to Sections 4, 5, 7, 9, 10(b), 11 and 12 thereof) and the Administrative Agent.

“Applicable Laws” means, as to any Person, any law (including common law), statute, regulation, ordinance, rule, order, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority (including the USA PATRIOT Act and ERISA), in each case applicable to or binding on such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Applicable Period” has the meaning assigned to that term in Section 10.26.

“Applicable Rate” means, for any day, with respect to any SOFR Loan, Base Rate Loan or Commitment Fees, (a) if and only if TMHC and/or the Borrower have an Investment Grade Rating from at least two of the three Rating Agencies on such day, then (x) 1.100% per annum in the case of SOFR Loans, (y) 0.100% per annum in the case of Base Rate Loans and (z) 0.125% per annum with respect to the Commitment Fees or (b) if clause (a) does not apply, then the corresponding percentages per annum as set forth below based on the Capitalization Ratio as of the last day of the most recent

6	CREDIT AGREEMENT

Fiscal Year or period, as the case may be, for which Section 6.1 Financials have been delivered; provided that until the Section 6.1 Financials for the Fiscal Year ending December 31, 2025, are delivered, Category 4 shall apply.

Category	Capitalization Ratio	SOFR Loans	Base Rate Loans	Commitment Fee
1	>0.55 to 1.00	1.625%	0.625%	0.300%
2	≤ 0.55 to 1.00 >0.40 to 1.00	1.500%	0.500%	0.250%
3	≤ 0.40 to 1.00 >0.30 to 1.00	1.375%	0.375%	0.200%
4	≤ 0.30 to 1.00	1.250%	0.250%	0.150%

Each change in the Applicable Rate resulting from a change in the Capitalization Ratio shall be effective with respect to all Loans and Commitment Fees on the date which is five Business Days after the date of delivery to the Administrative Agent of the Section 6.1 Financials indicating such change. At any time during which Holdings has failed to deliver Section 6.1 Financials, the Capitalization Ratio shall be deemed to be in Category 1 for purposes of determining the Applicable Rate until such date Holdings delivers the applicable Section 6.1 Financials.

For purposes of the foregoing, (i) if the public rating for TMHC or the Borrower established or deemed to have been established by a Rating Agency shall be changed (other than as a result of a change in the rating system of such Rating Agency), such change shall be effective as of the Business Day following the date on which notice of such change shall have been furnished by the Borrower to the Administrative Agent, irrespective of when such change is first announced by the applicable Rating Agency and (ii) if the rating system of a Rating Agency shall change, or if such Rating Agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such Rating Agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Approved Fund” means any Fund or similar investment vehicle that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Wells Fargo Securities, LLC, BofA Securities, Inc., Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A., Mizuho Bank, Ltd. and U.S. Bank National Association in their capacities as lead arrangers and bookrunners.

“Asset Sale” means any Disposition (other than operating leases entered into in the ordinary course of business) by Holdings or any of its Subsidiaries to any Person (other than the Loan Parties) of any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, Capital Stock (including, Capital Stock of any Subsidiary of Holdings), but excluding (a) sales (including bulk sales), leases, assignments, conveyances, transfers

7	CREDIT AGREEMENT

or other dispositions (including exchanges or swaps) of amenities, homes, Model Units, land, other real property, inventory or goods, in each case held for sale or otherwise disposed of in the ordinary course of a Real Estate Business; (b) Dispositions arising out of, or the granting of, any options or rights of first refusal to purchase real property granted to the master developer or the seller of real property that arise as a result of the non-use or non-development of such real property by a Loan Party; (c) sales, assignments, conveyances, transfers or other dispositions of obsolete or worn out assets (including Intellectual Property no longer material to the business of the Borrower and its Subsidiaries) in the ordinary course of business; (d) the creation of Permitted Encumbrances and dispositions in connection with, or pursuant to the exercise of remedies under, Permitted Encumbrances; (e) licenses of Intellectual Property entered into in the ordinary course of business; (f) sales of Cash Equivalents; (g) immaterial Dispositions (including lot line adjustments) of portions of any Real Estate for dedication to the public or otherwise in connection with the development of Real Estate; (h) immaterial Dispositions for the purpose of resolving any encroachment issues; (i) the dissolution, liquidation or other Disposition of any Dormant Subsidiary or Non-Profit Subsidiary; and (j) any Disposition for a purchase price not in excess of $10,000,000.

“Assignment Agreement” means an assignment and assumption agreement in substantially the form of Exhibit IX annexed hereto or in such other form as may be approved by the Administrative Agent.

“Assumed Purchase Money Loan” means, at any time, (a) any loan secured by Real Property Inventory purchased by any Loan Party and/or an Equity Pledge and incurred or assumed by such Loan Party simultaneously or within 180 days after the date of the purchase of such Real Property Inventory, provided that (i) the original aggregate principal amount of such loan shall not exceed the sum of (x) the purchase price of the Real Property Inventory securing such loan, plus (y) the aggregate amount of costs and expenses incurred in connection with the purchase of such Real Property Inventory and such loan, plus (z) the aggregate amount of all reserves required to be established pursuant to the terms and conditions of such loan and (ii) such loan may only be secured by a security interest on such Real Property Inventory and/or an Equity Pledge and (b) any amendment, modification, extension or refinancing of such loan, provided that, with respect to any amendment, modification, extension or refinancing of such loan, (i) the aggregate principal amount thereof shall not exceed the sum of (x) the greater of (A) the outstanding principal amount of, and accrued interest and prepayment premiums and similar amounts on, such loan at the time of such amendment, modification, extension or refinancing and (B) the purchase price of the Real Property Inventory securing such loan, plus (y) the aggregate amount of costs and expenses incurred in connection with such amendment, modification, extension or refinancing, plus (z) the aggregate amount of all reserves required to be established pursuant to the terms and conditions of such amendment, modification, extension or refinancing (less any reserves returned to such Loan Party in connection with such amendment, modification, extension or refinancing) and (ii) such loan (as amended, modified, extended or refinanced) shall not be secured by the assets of any Loan Party other than the Real Property Inventory initially purchased by the applicable Loan Party and improvements constructed thereon and/or an Equity Pledge. Notwithstanding anything to the contrary herein, (A) a loan that satisfies the foregoing requirements set forth in this definition shall be an “Assumed Purchase Money Loan” regardless of whether such loan otherwise constitutes Non-Recourse Indebtedness and (B) the obligations under such loan may be guaranteed by a Non-Recourse Indemnity Guaranty or Non-Recourse Payment Guaranty.

8	CREDIT AGREEMENT

“Availability Amount” means, at any time (a) if the Capitalization Ratio as of the last day of the most recent Test Period for which Section 6.1 Financials have been delivered exceeds 0.55 to 1.00 (a “Borrowing Base Trigger Event”), the lesser of (i) the Revolving Credit Commitments then in effect and (ii) the Borrowing Base Availability or (b) if clause (a) of this definition is not applicable, the Revolving Credit Commitments then in effect.

“Available Tenor” means, as of any date of determination and with respect to any then-current Benchmark, as applicable, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.6D(iv).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statutes, or any other applicable bankruptcy or insolvency law.

“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% and (c) Term SOFR for a one-month tenor in effect on such day plus 1%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or Term SOFR, as applicable (provided that clause (c) shall not be applicable during any period in which Term SOFR is unavailable or unascertainable). Notwithstanding the foregoing, in no event shall the Base Rate be less than the Floor.

“Base Rate Loan” means any loan bearing interest at a rate based upon the Base Rate as provided in Section 2.2A.

“Base Rate Term SOFR Determination Day” has the meaning assigned to that term in the definition of “Term SOFR”.

“Benchmark” means, initially, Daily Simple SOFR or Term SOFR, as applicable; provided that if a Benchmark Transition Event has occurred with respect to Daily Simple SOFR or Term SOFR, as applicable, or the applicable then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.6D(i).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event for any then-current Benchmark, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for such Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or

9	CREDIT AGREEMENT

then-prevailing market convention for determining a benchmark rate as a replacement to such then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to any then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor (if applicable) of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

10	CREDIT AGREEMENT

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, with respect to any then-current Benchmark, the period (if any) (a) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.6D and (b) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.6D.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

11	CREDIT AGREEMENT

“BHC Act Affiliate” means, with respect to any Person, an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. § 1841(k)) of such Person.

“Board of Directors” means (a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board, (b) with respect to a partnership, the board of directors of the general partner of the partnership, (c) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” has the meaning assigned to that term in the preamble to this Agreement, provided that if any additional Subsidiary of the Borrower becomes a Borrower under this Agreement pursuant to Section 10.25, the term Borrower shall also include such Subsidiary.

“Borrower Materials” has the meaning assigned to that term in Section 6.1.

“Borrowing” means Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Term SOFR Loans, as to which a single Interest Period is in effect.

“Borrowing Base” means, as of any date, an amount calculated as follows:

(a) 100% of Unrestricted Cash and Cash Equivalents in excess of $10,000,000, plus

(b) 100% of the amount of Escrow Proceeds Receivable, plus

(c) 90% of the book value of Units Under Contract, plus

(d) 85% of the book value of Units Under Construction, plus

(e) subject to the limitations set forth below, 85% of the book value of Speculative Units, plus

(f) subject to the limitation set forth below, 90% of the book value of Model Units, plus

(g) 70% of the book value of Finished Lots, plus

(h) 65% of the book value of Lots Under Development; plus

(i) subject to the limitations set forth below, 50% of the book value of Entitled Land that is not included in the Borrowing Base clauses (a) through (h).

Notwithstanding the foregoing:

(i) the advance rate for Speculative Units shall decrease to 65% for any Unit that has been a Speculative Unit for more than 360 days;

(ii) the advance rate for Model Units shall decrease to 65% for any Unit that has been a Model Unit for more than 360 days following the sale of the last production Unit in the applicable project relating to such Model Unit; and

12	CREDIT AGREEMENT

(iii) the Borrowing Base shall not include any amount under clause (i) under the Borrowing Base to the extent that such amount would exceed 40% of the total Borrowing Base (it being understood that only the amount of such excess shall be excluded from the Borrowing Base).

“Borrowing Base Assets” means Unrestricted Cash and Cash Equivalents, Escrow Proceeds Receivable, Units Under Contract, Units Under Construction, Speculative Units, Model Units, Finished Lots, Lots Under Development and Entitled Land.

“Borrowing Base Availability” means, on any date, the Borrowing Base, calculated in the most recent Borrowing Base Certificate delivered pursuant to Section 6.1(iv) or 2.4A(iii)(b) as of such date, minus the Borrowing Base Debt on such date; provided, that, in the case of any Borrowing Base Certificate delivered pursuant to Section 6.1(iv)(c), the Borrowing Base calculated therein shall become effective only upon the consummation of the applicable acquisition, regardless of whether such Borrowing Base Certificate shall have been delivered prior to the consummation of such acquisition; provided, further, that the Borrowing Base calculated therein (and any Borrowing Base Debt incurred or assumed in connection with the applicable acquisition) shall be used to determine the Borrowing Base Availability at the time of such acquisition if the Borrower intends to borrow Loans at the time of such acquisition and use the proceeds thereof to fund the consideration for such acquisition.

“Borrowing Base Certificate” means a certificate executed by a Responsible Officer in the form annexed hereto as Exhibit VIII or another form reasonably acceptable to the Administrative Agent and the Borrower.

“Borrowing Base Debt” means, as of any date, on a consolidated basis for the Loan Parties, Total Indebtedness, minus, to the extent included therein, (a) Subordinated Debt, (b) Non-Recourse Indebtedness (including, for the avoidance of doubt, Non-Recourse Indemnity Guaranties), (c) Non-Recourse Payment Guaranties and Guarantee Obligations in respect of any Indebtedness incurred by joint ventures or Subsidiaries in an aggregate amount not to exceed the greater of 3.0% of Consolidated Loan Party Adjusted Tangible Assets and $300,000,000, (d) to the extent not otherwise excluded from this definition under clause (b), Permitted Purchase Money Loans, Construction Loans or Combination Loans, in each case, in an amount equal to the lesser of (i) the aggregate principal amount of such Indebtedness and (ii) the sum of (x) the book value of the assets securing such Indebtedness, plus (y) the aggregate amount of costs and expenses incurred in connection with such Indebtedness, plus (z) the aggregate amount of all reserves required to be established pursuant to the terms and conditions of such Indebtedness, and (e) letters of credit or similar arrangements to the extent cash collateralized.

“Borrowing Base Trigger Event” has the meaning assigned to that term in the definition of “Availability Amount”.

“Borrowing Minimum” means $1,000,000 (or such lesser amount as shall represent all of the applicable Loans then outstanding).

“Borrowing Multiple” means $100,000 (or such lesser amount as shall represent all of the applicable Loans then outstanding).

“Business Day” means any day that (a) is not a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed and (b) is not a day on which commercial banks in Charlotte, North Carolina are closed.

13	CREDIT AGREEMENT

“Calculation Date” has the meaning assigned to that term in Section 7.4A.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital or finance lease on the balance sheet of that Person. Notwithstanding the foregoing, all leases of any Person that are or would be treated as operating leases in accordance with GAAP in effect as of December 30, 2018 (whether or not such operating leases are in effect on December 30, 2018) shall continue to be accounted for as operating leases (and not as Capital Leases) for purposes of this Agreement regardless of any change in GAAP following December 30, 2018, which would otherwise require such leases to be treated as Capital Leases.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, excluding from all of the foregoing any debt securities convertible into Capital Stock so long as such debt securities are not entitled to share in the payment or distribution of any Dividends (other than Dividends paid in the form of Capital Stock) at any time prior to their conversion into Capital Stock.

“Capitalization Ratio” has the meaning assigned to that term in Section 7.4A.

“Cash” means (a) money, (b) currency or (c) a credit balance in a Deposit Account with a Cash Equivalent Bank.

“Cash Equivalent Bank” means any Lender or any commercial bank organized under the laws of the United States of America, any state thereof, the District of Columbia or Canada, in each case having unimpaired capital and surplus of not less than $500,000,000.

“Cash Equivalents” means (a) marketable securities issued or directly and unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either S&P or Moody’s (or, at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent from another U.S. nationally recognized rating service); (c) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s (or, at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent from another U.S. nationally recognized rating service); (d) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, issued by any Cash Equivalent Bank; (e) Eurodollar time deposits having a maturity of less than one year purchased directly from any Cash Equivalent Bank (provided such deposit is with such bank or any other Cash Equivalent Bank); (f) repurchase agreements with a term of not more than 30 days for underlying securities of the type described in clauses (a), (b), (c) and (d) above entered into with any Cash Equivalent Bank or securities dealers of recognized national standing; (g) marketable short-term money market and similar securities having a rating of at least A-1 or P-1 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent

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rating from another U.S. nationally recognized rating service); (h) shares of investment companies that are registered under the Investment Company Act of 1940, as amended, and invest solely in one or more of the types of securities described in clauses (a) through (g) above; and (i) other short-term investments utilized by the Loan Parties or the Restricted Subsidiaries in jurisdictions other than the United States in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

“Cash Management Bank” means any Person that is the Administrative Agent, a Lender or an Affiliate of the Administrative Agent or a Lender at the time it provides any Cash Management Services or that is the Administrative Agent, a Lender or an Affiliate of the Administrative Agent or Lender at any time after it has provided any Cash Management Services.

“Cash Management Obligations” means obligations owed by Holdings, the Borrower, U.S. FinCo or any Restricted Subsidiary to any Cash Management Bank in connection with, or in respect of, any Cash Management Services.

“Cash Management Services” means treasury, depository and cash management services and any automated clearing house fund transfer services.

“Change in Control” has the meaning assigned to that term in Section 8.8.

“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, regulations or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines, regulations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued, in each case to the extent materially different from that in effect on the Effective Date.

“Claims” has the meaning assigned to that term in the definition of “Environmental Claim”.

“Class”, when used in reference to any Loans or Commitments, means each of the following classes of Loans or Commitments: (a) the Commitments and the Loans, (b) if any additional Commitments are made pursuant to Section 2.1A(iii) that are Other Credit Extensions, such additional Commitments and Other Credit Extensions (it being understood that any Other Credit Extensions (together with the Commitments in respect thereof) having different terms shall each be construed to be a different Class) or (c) if any Loan Modification Offers are made and accepted pursuant to Section 2.9, the Commitments of the Accepting Lenders and the Loans made thereunder (it being understood that the Loans of Accepting Lenders (together with the Commitments in respect thereof) having different terms shall each be construed to be a different Class); provided, however, that at no time shall there be more than six Classes of Loans or Commitments outstanding under this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended to the Effective Date and from time to time thereafter and any successor statute.

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“Combination Loan” means a single loan that is (a) used for both acquisition and construction purposes and (b) satisfies the requirements contained in the definition of “Assumed Purchase Money Loan” or “Seller Purchase Money Loan”, as the case may be, and the definition of “Construction Loan”. A Combination Loan (x) shall be considered an Assumed Purchase Money Loan or a Seller Purchase Money Loan, as the case may be, with respect to the portion of such Combination Loan used for acquisition purposes, and a Construction Loan with respect to the portion of such Combination Loan used for construction purposes, (y) shall be treated as a single loan for purposes of the definition of “Assumed Purchase Money Loan” or “Seller Purchase Money Loan”, as the case may be, and the definition of “Construction Loan”, in each case in connection with any amendment, modification, extension or refinancing of such Combination Loan and (z) may, for the avoidance of doubt, be secured by the Real Property Inventory relating to such Combination Loan and/or an Equity Pledge.

“Commitments” means, collectively, as to all Lenders, the Revolving Credit Commitments, the Letter of Credit Commitments and the Swingline Commitments.

“Commitment Fees” has the meaning assigned to that term in Section 2.3A.

“Commitment Termination Date” means, with respect to any Class, the earliest of (a) the date that is five years from the Effective Date, subject to extension as provided in Section 2.9, (b) the date on which the Commitments of such Class are permanently reduced to zero pursuant to Section 2.4A(ii) and (c) the date of termination of the Commitments of such Class pursuant to Section 8.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communication” means any Loan Document and any document, amendment, approval, consent, information, notice, certificate, report, statement, disclosure, certification or authorization related to any Loan Document.

“Completed Unit” means a Unit as to which all necessary construction has been completed in order to obtain a temporary or final certificate of occupancy (whether or not such certificate of occupancy has actually been obtained), or if a certificate of occupancy is not required to be provided to, or issued by, the applicable jurisdiction, respectively, the Unit is otherwise ready for occupancy in accordance with Applicable Law.

“Conforming Changes” means, with respect to either the use or administration of an initial Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, the definition of “Business Day”, the definition of “U.S. Government Securities Business Day”, the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.6D and other technical, administrative or operational matters) that the Administrative Agent, in consultation with the Borrower, decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent, in consultation with the Borrower, decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

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“Consolidated Adjusted Tangible Net Worth” means, as of any date of determination, the sum of (a)(i) consolidated stockholders’ equity of Holdings, U.S. Holdings, U.S. FinCo, the Borrower and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recently delivered Section 6.1 Financials and (ii) 50% of the aggregate principal amount of Indebtedness included in Consolidated Total Debt as of such date of determination that (x) by its terms is subordinated in right of payment to the Obligations and (y) has a final maturity date that is at least 90 days after the latest Commitment Termination Date hereunder at such time; provided that the amount of such Indebtedness included under this clause (a)(ii) shall not exceed an amount equal to 66 2⁄3% of the consolidated stockholders’ equity of Holdings, U.S. Holdings, U.S. FinCo, the Borrower and the Restricted Subsidiaries as determined pursuant to clause (a)(i) hereof, less (b) (without duplication) Intangible Assets of Holdings, U.S. Holdings, U.S. FinCo, the Borrower and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recently delivered Section 6.1 Financials, but excluding any non-cash gain or loss of Holdings, U.S. Holdings, U.S. FinCo, the Borrower and the Restricted Subsidiaries after December 31, 2012 recorded pursuant to Accounting Standards Codification Topic 815 or 820, which results in any adjustments to the net worth of Holdings, U.S. Holdings, U.S. FinCo the Borrower and the Restricted Subsidiaries on a consolidated basis.

“Consolidated Loan Party Adjusted Tangible Assets” means, as of any date of determination, the total amount of all assets of the Loan Parties, less Intangible Assets of the Loan Parties, in each case as determined on a consolidated basis in accordance with GAAP, as shown on the most recently delivered Section 6.1 Financials.

“Consolidated Net Income” means, for any period, the net income (or loss) of Holdings, U.S. Holdings, U.S. FinCo, the Borrower and the Restricted Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded therefrom (a) the income of any Person (other than U.S. Holdings, U.S. FinCo, the Borrower or any Restricted Subsidiary) in which Holdings, U.S. Holdings, U.S. FinCo, the Borrower or any of their Subsidiaries has an equity interest, to the extent that the declaration or payment of dividends or other distributions of that income by such Person is not at the time permitted by operation of the terms of its charter (or similar organization documents) or any agreement or instrument between or among the holders of the Capital Stock of such Person, or any judgment, decree, statute, rule or governmental regulation applicable to such Person (other than “waterfall” provisions in respect of third-party Indebtedness), (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or the Borrower or is merged into or consolidated with Holdings or any of its Subsidiaries or that Person’s assets are acquired by Holdings or any of its Subsidiaries, (c) the income of any Subsidiary of Holdings to the extent that both (i) the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary (unless such restriction with respect to the payment of dividends or similar distribution has been legally waived) and (ii) such restriction on the declaration or payment of dividends or similar distributions would reasonably be expected to materially impair the ability of the Borrower to perform the Obligations, (d) any after-tax gains or losses attributable to

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discontinued operations, (e) one-time Transaction Costs and any fees, costs and expenses payable by Holdings, U.S. Holdings, U.S. FinCo, the Borrower and their Subsidiaries in connection with any acquisitions, joint ventures or other Investments permitted or not otherwise prohibited hereunder (other than Investments made in the ordinary course of business and other than Investments in Subsidiaries) expensed or amortized in such period and including those fees, expenses or charges triggered by change in control provisions, (f) any net gain or loss resulting from currency remeasurements of Indebtedness (including any net loss or gain resulting from Hedge Agreements related to currency exchange risk) and any foreign currency translation gains or losses and (g) to the extent not included in clauses (a) through (f) above, any net extraordinary gains or net non-cash extraordinary losses.

“Consolidated Tangible Net Worth” means, as of any date of determination, the consolidated stockholders’ equity of Holdings, U.S. Holdings, U.S. FinCo, the Borrower and the Restricted Subsidiaries, less (without duplication) Intangible Assets of Holdings, U.S. Holdings, U.S. FinCo, the Borrower and the Restricted Subsidiaries, in each case as determined on a consolidated basis in accordance with GAAP, as shown on the most recently delivered Section 6.1 Financials; provided that “Consolidated Tangible Net Worth” shall exclude any non-cash gain or loss of Holdings, U.S. Holdings, U.S. FinCo, the Borrower and the Restricted Subsidiaries after December 31, 2012 recorded pursuant to Accounting Standards Codification Topic 815 or 820, which results in any adjustment to the net worth of Holdings, U.S. Holdings, U.S. FinCo, the Borrower and the Restricted Subsidiaries on a consolidated basis.

“Consolidated Total Assets” means, as of any date of determination, the total amount of all assets of Holdings, U.S. Holdings, U.S. FinCo, the Borrower and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recently delivered Section 6.1 Financials.

“Consolidated Total Capitalization” means, as of any date of determination, the sum of (a) Consolidated Adjusted Tangible Net Worth as of such date of determination and (b) Consolidated Total Debt as of such date of determination.

“Consolidated Total Debt” means, as at any date of determination, the aggregate amount of (a) all outstanding indebtedness of Holdings, U.S. Holdings, U.S. FinCo, the Borrower and the Restricted Subsidiaries for borrowed money outstanding on such date (excluding (i) outstanding Indebtedness incurred by a Mortgage Subsidiary, so long as neither Holdings nor any other Subsidiary of Holdings (other than such Mortgage Subsidiary) is directly or contingently liable for any such Indebtedness and (ii) Non-Recourse Indebtedness and Non-Recourse Indemnity Guaranties but including, for the avoidance of doubt, Non-Recourse Payment Guaranties), (b) all obligations under Capital Leases of Holdings, U.S. Holdings, U.S. FinCo, the Borrower and the Restricted Subsidiaries outstanding on such date and (c) all obligations owed for all or any part of the deferred purchase price of property (including earn-outs with respect to acquisitions) due and payable in the applicable period to the extent that any such obligation becomes a liability on the balance sheet of Holdings, U.S. Holdings, U.S. FinCo, the Borrower and the Restricted Subsidiaries, in accordance with GAAP, all calculated on a consolidated basis; provided that Consolidated Total Debt shall be determined net of the aggregate amount (to the extent in excess of $5,000,000) of Unrestricted Cash and Cash Equivalents as of such date required to be reflected on a consolidated balance sheet in accordance with GAAP.

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“Construction Bonds” means bonds issued by surety bond companies or other Persons or other security for the benefit of municipalities or other political subdivisions to secure the performance by the Borrower or any Subsidiary thereof of its obligations relating to Real Estate improvements and subdivision development and completion.

“Construction Loan” means, at any time, (a) any loan incurred by a Loan Party in order to finance the construction or installation of buildings or other improvements or the performance of site work or similar work (including construction or installation or site work or similar work performed as part of land development) constituting part of, or related to, the Real Property Inventory, provided that (i) the aggregate principal amount of such loan shall not exceed the sum of (x) the aggregate amount of costs and expenses incurred in connection with such construction, installation or site work or similar work (including both so-called “hard” and so-called “soft” costs (such as interest, real estate taxes, carrying costs and professional fees)), plus (y) the aggregate amount of costs and expenses incurred in connection with such loan, plus (z) the aggregate amount of all reserves required to be established pursuant to the terms and conditions of such loan, (ii) such loan may only be secured by a security interest on such Real Property Inventory and/or an Equity Pledge and (b) any amendment, modification, extension or refinancing of such loan, provided that, with respect to any amendment, modification, extension or refinancing of such loan, (i) the aggregate principal amount thereof shall not exceed the sum of (x) the outstanding principal amount of, and accrued interest and prepayment premiums and similar amounts on, such loan at the time of such amendment, modification, extension or refinancing, plus (y) the aggregate amount of costs and expenses incurred in connection with such amendment, modification, extension or refinancing, plus (z) the aggregate amount of all reserves required to be established pursuant to the terms and conditions of such amendment, modification, extension or refinancing (less any reserves returned to such Loan Party in connection with such amendment, modification, extension or refinancing) and (ii) such loan (as amended, modified, extended or refinanced) shall not be secured by the assets of any Loan Party other than such Real Property Inventory and improvements constructed thereon and/or an Equity Pledge. Notwithstanding anything to the contrary herein, (A) a loan that satisfies the foregoing requirements set forth in this definition shall be a “Construction Loan” regardless of whether such loan otherwise constitutes Non-Recourse Indebtedness and (B) the obligations under such loan may be guaranteed by a Non-Recourse Indemnity Guaranty or Non-Recourse Payment Guaranty.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person (a) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or (c) under Hedge Agreements. Contingent Obligations shall include (i) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (ii) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement and (iii) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (A) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (B) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclause (A) or (B) of this sentence, the primary purpose or intent thereof is as

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described in the preceding sentence; provided, however, that the term “Contingent Obligation” shall not include (x) obligations (including indemnity obligations but excluding Indebtedness for borrowed money) incurred in the ordinary course of business, including in respect of land acquisition contracts, (y) endorsements of instruments for deposit or collection in the ordinary course of business and (z) mortgage loan repurchase obligations of any Mortgage Subsidiary. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound other than the Obligations.

“Covered Entity” means any of the following:

(a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to that term in Section 10.28.

“Daily Simple SOFR” means, for any day (a “Simple SOFR Rate Day”), a rate per annum equal to the greater of (a) SOFR for the day (such day, a “SOFR Determination Day”) that is five U.S. Government Securities Business Days prior to (i) if such Simple SOFR Rate Day is a U.S. Government Securities Business Day, such Simple SOFR Rate Day or (ii) if such Simple SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such Simple SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website, and (b) the Floor. If by 5:00 p.m. on the second U.S. Government Securities Business Day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three consecutive Simple SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Daily Simple SOFR Loan” means any Loan bearing interest at a rate based on Daily Simple SOFR.

“Default” means a condition or event that, after notice or after any applicable grace period has lapsed, or both, would constitute an Event of Default.

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“Default Right” has the meaning assigned to such term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender with respect to which a Lender Default is in effect.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Development Agreement” means an agreement entered into with one or more Governmental Authorities (or one or more entities sponsored by Governmental Authorities), other developers, joint venture partners or other Persons, in each case in connection with the payment of the cost of, or the performance of obligations relating to, infrastructure, amenities, common areas and the like, including roads, schools, sidewalks, plazas and parks.

“Disposition” has the meaning assigned to that term in Section 7.5B(i).

“Disqualified Domestic Subsidiary” means any Domestic Subsidiary that (a) is a disregarded entity for U.S. Federal income tax purposes, and (b) owns a Foreign Subsidiary, either directly or indirectly, exclusively through other entities that are disregarded entities for U.S. Federal income tax purposes and the sole assets of such disregarded entities (other than equity interests in each other) consist of Capital Stock of any Foreign Subsidiary.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise (other than solely as a result of a change of control), is convertible or exchangeable for Indebtedness or Disqualified Stock or is redeemable at the option of the holder thereof (other than solely as a result of a change of control), in whole or in part, in each case prior to the date that is 120 days after the Commitment Termination Date; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of Holdings or any of its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because (a) it may be required to be repurchased by Holdings or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or (b) in the case of an option issued to any such employee, such option gives the employee the right, under certain circumstances, to require Holdings to withhold shares to pay the exercise price or the withholding taxes that are applicable upon exercise of such option.

“Dividends” has the meaning assigned to that term in Section 7.3.

“Domestic Subsidiary” means any Subsidiary of U.S. FinCo or the Borrower incorporated, formed or organized under the laws of any jurisdiction within the United States of America or any territory thereof.

“Dormant Subsidiary” means each of (a) Av Homes Legacy Developers, Inc., (b) Avatar Homes Of Arizona, Inc., (c) Avatar Retirement Communities, Inc., (d) Falconhead West, L.P., (e) Rio Rico Properties, Inc., (f) Solivita at Poinciana Golf Club, Inc., (g) Solivita at Poinciana Recreation, Inc., (h) Solivita at Poinciana, Inc., (i) Taylor Woodrow Communities at Herons Glen, L.L.C., (j) Taylor Woodrow Communities at Mirasol, Ltd., (k) Taylor Woodrow Communities at Portico, L.L.C.,

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(l) Taylor Woodrow Communities at St. Johns Forest, L.L.C., (m) Taylor Woodrow Homes – Central Florida Division, L.L.C., (n) Taylor Woodrow Homes – Southwest Florida Division, L.L.C., (o) TM Oyster Harbor, LLC, (p) TW Acquisitions, Inc., (q) TWC/Falconhead West, L.L.C., (r) TWC/Mirasol, Inc., (s) TWC/Seven Meadows, L.L.C., and (t) TWC/Steiner Ranch, L.L.C.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution defined in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means (a) any of the member states of the European Union, (b) Iceland, (c) Liechtenstein and (d) Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the “Restatement Effective Date” as defined in the Amendment Agreement, which date is December 22, 2025.

“Electronic Record” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Electronic Signature” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, (d) a commercial bank organized under the laws of the United States or Canada, or any State thereof, and having a combined capital and surplus of at least $250,000,000, (e) a savings and loan association or savings bank organized under the laws of the United States or Canada, or any State or Province thereof, and having a combined capital and surplus of at least $250,000,000, (f) a commercial bank organized under the laws of any other country that is a member of the OECD or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow or a political subdivision of any such country, and having a combined capital and surplus of at least $250,000,000, so long as such bank is acting through a branch or agency located in the United States, (g) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise holding commercial loans in the ordinary course and having a combined capital and surplus of at least $250,000,000 or an Approved Fund thereof and (h) any other Person (other than a natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed) and so long as no Event of Default under Section 8.1 or 8.5 has occurred and is continuing, approved by Holdings (such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include any Defaulting Lender, Holdings, the Borrower or any of their respective Subsidiaries or Affiliates.

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“Entitled Land” means Qualified Real Property Inventory comprised of land zoned for residential and related uses.

“Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by Holdings or any of its Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any Environmental Law (hereinafter, “Claims”), including (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation, medical monitoring or injunctive relief relating to or resulting from the Release or threatened Release of Hazardous Materials or arising in any manner from alleged injury or threat of injury to health, safety or the environment.

“Environmental Law” means any applicable Federal, state, foreign or local statute, law, rule, regulation, directive, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the protection of the environment or, to the extent relating to exposure to Hazardous Materials, of human health or safety.

“Environmental Liabilities” means all liabilities, obligations, responsibilities and all Environmental Claims, arising from (a) environmental or, to the extent arising out of exposure to Hazardous Materials, health or safety conditions, (b) the presence, Release or threatened Release of Hazardous Materials at any location, whether or not owned, leased or operated by any Loan Party or any of its Subsidiaries, or (c) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Equity Issuance” means any issuance or sale by Holdings of any of its Capital Stock or the receipt by Holdings of any capital contribution.

“Equity Pledge” means, with respect to any Permitted Purchase Money Loan, Construction Loan or Combination Loan, a pledge of the Capital Stock of the Loan Party that has incurred or assumed such Permitted Purchase Money Loan, Construction Loan or Combination Loan.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means each person (as defined in Section 3(9) of ERISA) that together with Holdings, the Borrower or any Subsidiary thereof would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“Erroneous Payment” has the meaning assigned to that term in Section 9.11A.

“Erroneous Payment Deficiency Assignment” has the meaning assigned to that term in Section 9.11D.

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“Erroneous Payment Impacted Class” has the meaning assigned to that term in Section 9.11D.

“Erroneous Payment Return Deficiency” has the meaning assigned to that term in Section 9.11D.

“Escrow Proceeds Receivable” means funds due to any Loan Party held in escrow in connection with the sale and conveyance of title of a Unit to a buyer.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” means each of the events set forth in Section 8.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder from time to time, and any successor statute.

“Excluded Subsidiary” means (a) any Subsidiary that is not a wholly owned Subsidiary, (b) any wholly-owned Domestic Subsidiary that is restricted by Applicable Law from guaranteeing the Obligations, (c) any Immaterial Subsidiary (provided that Holdings shall not be permitted to exclude Immaterial Subsidiaries from guaranteeing the Obligations to the extent that (i) the aggregate amount of gross revenue for all Immaterial Subsidiaries (other than Unrestricted Subsidiaries) excluded by this clause (c) exceeds 5% of the consolidated gross revenues of Holdings, U.S. Holdings, U.S. FinCo, the Borrower and the Restricted Subsidiaries for the most recent Test Period ended prior to the date of determination or (ii) the aggregate amount of total assets for all Immaterial Subsidiaries (other than Unrestricted Subsidiaries) excluded by this clause (c) exceeds 5% of the Consolidated Total Assets of Holdings, U.S. Holdings, U.S. FinCo, the Borrower and the Restricted Subsidiaries as at the end of the most recent Test Period ended prior to the date of determination), (d) any Mortgage Subsidiary, (e) any Insurance Subsidiary, (f) any Disqualified Domestic Subsidiary or any Domestic Subsidiary of a Foreign Subsidiary, (g) any Subsidiary that is an SPE, (h) any Dormant Subsidiary or Non-Profit Subsidiary, (i) each Subsidiary with respect to which providing such a guarantee would result in more than de minimis adverse tax consequences to the Borrower or any Subsidiary as reasonably determined in good faith by the Borrower in consultation with the Administrative Agent, and (j) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower (confirmed in writing), the cost or other consequences of providing a guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor pursuant to the Guaranty of such Swap Obligation (or any guarantee thereof pursuant to the Guaranty) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor pursuant to the Guaranty becomes effective with respect to such Swap Obligation unless otherwise agreed in writing between the Administrative Agent and the Borrower. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee is or becomes illegal.

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“Excluded Taxes” means, with respect to any payment made by a Loan Party under any Loan Document, any of the following Taxes imposed on or with respect to the Administrative Agent, any Lender, any Issuing Bank, or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, (a) Taxes imposed on or measured by its overall net income (however denominated), franchise taxes imposed on it (in lieu of net income taxes) and backup withholding taxes, in each case (1) that are Other Connection Taxes or (2) imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lender Office is located, (b) any branch profits taxes imposed by the United States of America, (c) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 2.8B), any U.S. federal withholding Tax that is imposed on amounts payable to such Lender and is the result of any law in effect on the date on which such Lender becomes a party hereto (or designates a new Lender Office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new Lender Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.7E(i), (d) any withholding Tax that is imposed on amounts payable to the Administrative Agent or a Lender that is attributable to the failure of the Administrative Agent or such Lender to comply with Section 2.7E(vi)(b) and (e) any U.S. Federal withholding Tax imposed by FATCA.

“Existing Credit Agreement” has the meaning set forth in the Recitals hereto.

“Existing Letters of Credit” means the collective reference to letters of credit issued and outstanding under the Existing Credit Agreement immediately prior to the Effective Date, as set forth on Schedule 1.1.

“Fair Market Value” with respect to any asset means the sale value that would be obtained in an arm’s length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair Market Value shall be determined by Holdings acting in good faith.

“FASB” means the Financial Accounting Standards Board.

“FASB ASC” means the Accounting Standards Codification of the FASB.

“FATCA” means Sections 1471 through 1474 of the Code as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), or any Treasury Regulations promulgated thereunder or official administrative interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“FCPA” has the meaning assigned to that term in Section 5.14A.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the Federal Funds Rate for such day shall be the average of the quotation for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent. Notwithstanding the foregoing, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

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“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Financial Performance Covenants” means the covenants of Holdings set forth in Section 7.4.

“Finished Lots” means Entitled Land with respect to which (a) development has been completed to such an extent to allow use and construction of a Unit on such Entitled Land and, to the extent required, permits for the same are entitled to be obtained and (b) start of construction has not occurred.

“Fiscal Quarter” means a fiscal quarter of a Fiscal Year.

“Fiscal Year” means the fiscal year of Holdings and its Subsidiaries ending on December 31 of each calendar year.

“Fitch” means Fitch Ratings Inc. or any successor thereto.

“Floor” means a rate of interest equal to 0.00%.

“Foreign Lender” means any Lender or Issuing Bank that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary of U.S. FinCo or the Borrower that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s Pro Rata Share of the outstanding LC Exposure with respect to Letters of Credit issued by such Issuing Bank other than LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof and (b) with respect to the Swingline Lender, such Defaulting Lender’s Pro Rata Share of the outstanding Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans or similar extensions of credit in the ordinary course.

“Funding Date” means the date of the funding of a Loan, which shall be a Business Day.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, generally accepted accounting principles, as in effect in the United States of America on the date of determination.

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“Governmental Authority” means the government of the United States, any other country or any multinational authority, or any state, province or political subdivision thereof, and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the PBGC and other quasi-governmental entities established to perform such functions.

“Guarantee Obligations” means, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof (including endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement). The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guaranteed Hedge Agreement” means any Hedge Agreement that is entered into by and between any Loan Party or any Restricted Subsidiary and any Hedge Bank.

“Guaranteed Hedge Obligations” means the due and punctual payment and performance of all obligations of any Loan Party or Restricted Subsidiary under any Guaranteed Hedge Agreement (other than Excluded Swap Obligations).

“Guaranteed Parties” means, collectively, (a) the Lenders, (b) each Issuing Bank, (c) the Swingline Lender, (d) the Administrative Agent, (e) each Hedge Bank, (f) each Cash Management Bank, (g) the beneficiaries of each indemnification obligation undertaken by any Loan Party under the Loan Documents and (h) any successors, indorsees, transferees and assigns of any of the foregoing.

“Guarantor” means, individually, Holdings, U.S. Holdings, U.S. FinCo, each of the Subsidiary Guarantors or any other wholly-owned Domestic Subsidiary of U.S. FinCo or the Borrower that at any time has executed and delivered a Guaranty pursuant to Section 6.7 and that has not been released from the Obligations in accordance with the provisions of Section 9.7.

“Guaranty” means the Amended and Restated Guaranty dated as of December 22, 2025, by and among Holdings, U.S. Holdings, U.S. FinCo and the Subsidiary Guarantors, or executed and delivered by any additional Subsidiary Guarantor from time to time thereafter pursuant to Section 6.7.

“Hazardous Materials” means (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, that is prohibited, limited or regulated by any Environmental Law.

27	CREDIT AGREEMENT

“Hedge Agreements” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedge Bank” means any Person that is a Lender, the Administrative Agent or an Affiliate of a Lender or the Administrative Agent at the time it enters into a Hedge Agreement or that is a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent at any time after it has entered into a Hedge Agreement, in its capacity as a party thereto.

“Historical Financial Statements” means Year-End Financials for the Fiscal Year ended December 31, 2024 and the Quarterly Financials for the Fiscal Quarter ended September 30, 2025.

“Holdings” has the meaning assigned to that term in the preamble to this Agreement.

“Holdings Direct Owner” means Parent or any Parent Intermediate Holding Company, in each case, that directly owns Capital Stock of Holdings.

“Housing Unit” means a detached or attached (including townhouse condominium or condominium) single-family house (but excluding mobile homes) owned by the Borrower or a Subsidiary of the Borrower (a) which is completed or for which there has been a start of construction and (b) which has been or is being constructed on any Real Estate which immediately prior to the start of construction constituted a Real Property Inventory hereunder.

“Immaterial Subsidiary” means, at any date of determination, any Restricted Subsidiary (a) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 6.1 Financials have been delivered were less than 5% of the Consolidated Total Assets of Holdings, U.S. Holdings, U.S. FinCo, the Borrower and the Restricted Subsidiaries at such date, and (b) whose gross revenues for such Test Period were less than 5% of the consolidated gross revenues of Holdings, U.S. Holdings, U.S. FinCo, the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP.

28	CREDIT AGREEMENT

“Indebtedness” means, as applied to any Person, without duplication, (a) all indebtedness for borrowed money, (b) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money (other than current accounts payable and trade payables (including amounts payable under construction contracts) incurred in the ordinary course of business and accrued expenses incurred in the ordinary course of business), (d) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA, current trade payables incurred in the ordinary course of business and obligations with respect to options or contracts to purchase real property, but including earn-outs with respect to any acquisition), (e) all obligations evidenced by notes, bonds (other than bid or performance bonds), debentures or other similar instruments, (f) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to any property or assets acquired by such Person (even though the rights and remedies of the seller or the lender under such agreement in the event of default are limited to repossession or sale of such property or assets), (g) all obligations, contingent or otherwise, as an account party under any letter of credit or under acceptance, letter of credit or similar facilities to the extent not reflected as trade liabilities on the balance sheet of such Person in accordance with GAAP (excluding any portion of the actual or potential reimbursement obligations that are secured by cash collateral), (h) all obligations, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Disqualified Stock, (i) all obligations under Hedge Agreements, including, as of any date of determination, the net amounts, if any, that would be required to be paid by such Person if such Hedge Agreements were terminated on such date, (j) all Contingent Obligations in respect of obligations of the kind referred to in clauses (a) through (i) above and (k) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; provided, that if such Person has not assumed such secured indebtedness that is nonrecourse to its credit, then the amount of indebtedness of such Person pursuant to this clause (k) shall be equal to the lesser of the amount of the secured indebtedness or the Fair Market Value of the assets of such Person which secure such indebtedness; provided, further, that obligations secured by liens on Cash or Cash Equivalent shall not constitute Indebtedness unless such obligations would appear as Indebtedness (or a loan or note or other equivalent term) on the consolidated balance sheet of such Person. For all purposes of this Agreement, the term “Indebtedness” shall not include (x) any reimbursement obligations in respect of Performance Letters of Credit, Construction Bonds or guaranties of performance obligations (such as bid or performance bonds), Non-Recourse Indemnity Guaranties or guaranties of non-financial obligations or (y) Indebtedness owed by one Loan Party to another Loan Party.

“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by any Loan Party under any Loan Document.

“Indemnitee” has the meaning assigned to that term in Section 10.2B.

“Information” has the meaning assigned to that term in Section 10.19.

“Initial Yield” means with respect to additional Commitments extended pursuant to Section 2.1A(iii), the amount (as reasonably determined by the Administrative Agent) equal to the sum of (a) the margin above Term SOFR on the Loans to be made under such Commitments (increased by the amount that any “SOFR floor” applicable to such Loans on the date of the calculation exceeds Term SOFR for a one-month Interest Period on such date), (b) the greatest amount of any “Term SOFR adjustment” applicable to such Loans and (c) the quotient obtained by dividing (i) the amount of any Up-Front Fees on such Commitments (including any fee or discount received by Lenders in connection with the initial extension thereof) by (ii) the lesser of (x) the Weighted Average Life to Maturity of such Commitments and (y) four.

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“Insurance Subsidiaries” means (a) Beneva Indemnity Company, (b) ClosingMark Holdings, LLC, (c) Inspired California Escrow Services, Inc., (d) Inspired Title Services, LLC, (e) Taylor Morrison Insurance Services, Inc., and (f) any other corporation, limited partnership, limited liability company or business trust that is (i) organized after the Effective Date or designated by Holdings as an Insurance Subsidiary on or after the Effective Date, (ii) a Subsidiary of Holdings and (iii) engaged in the business of providing title insurance, captive insurance (whether for Holdings and its Subsidiaries or otherwise) or insurance agency or other ancillary or complementary services that in each case is subject to state regulation and/or licensing requirements.

“Insured Liens” has the meaning assigned to that term in clause (f) of the definition of “Permitted Encumbrances”.

“Intangible Assets” of any Person means all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, write-ups of assets over their prior carrying value (other than write-ups which occurred prior to the Effective Date and other than, in connection with the acquisition of an asset, the write-up of the value of such asset (within one year of its acquisition) to its fair market value in accordance with GAAP) and all other items which would be treated as intangible on the consolidated balance sheet of such Person prepared in accordance with GAAP.

“Intellectual Property” has the meaning assigned to that term in Section 5.5B.

“Interest Payment Date” means:

(a) with respect to any Base Rate Loan or Daily Simple SOFR Loan, the last Business Day in each of March, June, September and December of each year, commencing on the first such date to occur after the Effective Date, and the Commitment Termination Date; and

(b) with respect to any Term SOFR Loan, the last day of each Interest Period therefor and, in the case of any Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at three-month intervals after the first day of such Interest Period; provided, that each such three-month interval payment day shall be the immediately succeeding Business Day if such day is not a Business Day, unless such day is not a Business Day but is a day of the relevant month after which no further Business Day occurs in such month, in which case such day shall be the immediately preceding Business Day and the Commitment Termination Date.

“Interest Period” has the meaning assigned to that term in Section 2.2B.

“Investment” means (a) any direct or indirect purchase or other acquisition by Holdings or any of its Subsidiaries of, or of a beneficial interest in, stock or other Securities of any other Person, or (b) any direct or indirect loan, advance (other than loans or advances to employees for moving, education, computer, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Holdings or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable acquired from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business; provided, however, that the term “Investment” shall not include (i) current trade and customer accounts

30	CREDIT AGREEMENT

receivable for goods furnished or services rendered in the ordinary course of business and payable in accordance with customary trade terms, (ii) advances and prepayments to suppliers for goods and services in the ordinary course of business, (iii) Capital Stock or other Securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to Holdings or any of its Subsidiaries or as security for any such Indebtedness or claims, (iv) Cash, (v) Cash Equivalents or (vi) the licensing, acquisition or contribution of Intellectual Property in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Investment Grade Rating” means, as applicable, (a) in the case of Moody’s, a public corporate family rating as determined by Moody’s of at least Baa3, (b) in the case of S&P, a public corporate rating as determined by S&P of at least BBB- and (c) in the case of Fitch, a public corporate rating as determined by Fitch of at least BBB-.

“IPO” means the initial underwritten public offering of Class A common stock, par value $0.00001 per share, of TMHC pursuant to the Registration Statement.

“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).

“Issuing Bank” means (a) as the term is used generally in this Agreement, each Lender with a Letter of Credit Commitment, (b) as the term is used with respect to specific Letters of Credit, the Person that shall have issued (or arranged for the issuance of) such Letter of Credit pursuant to its Letter of Credit Commitment or the Existing Credit Agreement, in its capacity as the issuer of such Letter of Credit, and (c) any other Lender reasonably acceptable to Holdings and the Administrative Agent that shall become an Issuing Bank hereunder, with respect to Letters of Credit issued by it. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Judgment Currency” has the meaning assigned to that term in Section 10.24.

“Judgment Currency Conversion Date” has the meaning assigned to that term in Section 10.24.

“Knowledge” means the actual knowledge, after due inquiry, of any Responsible Officer of Holdings or the Borrower.

“LC Disbursement” has the meaning assigned to that term in Section 3.1C.

“LC Exposure” means, at any time, the sum of (a) the Stated Amount of all Letters of Credit that remains available for drawing at such time and (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed at such time. The LC Exposure of any Lender at any time shall be its Pro Rata Share of the total LC Exposure at such time.

“Lender” and “Lenders” means the Persons identified as “Lenders” and listed on Schedule 2.1 of this Agreement, together with their successors and permitted assigns pursuant to Section 10.1 and the term “Lenders” shall include any Lender providing an additional Commitment pursuant to Section 2.1A(iii); provided that the term “Lenders”, when used in the context of a particular Commitment, means the Lenders having that Commitment. Unless the context otherwise requires, the term “Lender” includes the Swingline Lender.

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“Lender Default” means, subject to Section 3.6D, (a) the failure or refusal (which has not been retracted within three Business Days) of a Lender to make available its portion of any Loans (including any Loans made in respect of participations in Letters of Credit or Swingline Loans) in accordance with Section 2.1 or 3.1C or its portion of Unpaid Drawing in accordance with Section 3.3C unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure or refusal is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) a Lender having notified the Borrower and/or the Administrative Agent that it does not intend to comply with its obligations under Section 2.1, 3.1C or 3.3C, or has made a public statement to the effect that it does not intend to comply with such obligations hereunder or its funding obligations under other agreements generally in which it commits to extend credit (unless such writing or public statement states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) the failure, within three Business Days after written request by the Administrative Agent or the Borrower, of a Lender to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective obligations under Section 2.1, 3.1C or 3.3C (provided that a Lender Default with respect to such Lender shall cease pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) a Lender or any Person that directly or indirectly controls such Lender becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment or becomes the subject of a Bail-In Action; provided that a Lender Default shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Lender or any Person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof, so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Lender Office” means, as to any Lender, the office or offices of such Lender specified in the Administrative Questionnaire completed by such Lender and delivered to the Administrative Agent, and the office or offices of such Lender that the Administrative Agent notifies Holdings promptly but not later than two days after the Effective Date, or such other office or offices as such Lender may from time to time designate to Holdings and the Administrative Agent.

“Letter of Credit Application” means an application delivered by the Borrower to the Administrative Agent pursuant to Section 3.1B(i) with respect to the proposed issuance of a Letter of Credit in form and substance satisfactory to the applicable Issuing Bank.

“Letter of Credit Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit hereunder as set forth on Schedule 3.1. The aggregate Letter of Credit Commitments of all Issuing Banks on the Effective Date is $200,000,000.

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“Letter of Credit Issuing Office” means, as to any Issuing Bank, the address from time to time specified in writing by such Issuing Bank to the Borrower and the Administrative Agent as its letter of credit issuing office.

“Letters of Credit” means (a) the Existing Letters of Credit and (b) the commercial Letters of Credit and standby Letters of Credit issued or to be issued by an Issuing Bank for the account of the Borrower pursuant to Section 3.1 for general corporate purposes; provided, however, that no Issuing Bank shall be obligated to issue commercial (as opposed to standby) Letters of Credit hereunder.

“Lien” means any mortgage, pledge, security interest, hypothecation, assignment, lien (statutory or other) or similar encumbrance, and any easement, right-of-way, license, restriction (including zoning restrictions), defect, exception or irregularity in title or similar charge or encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof); provided that in no event shall an operating lease be deemed to be a Lien.

“Loan Documents” means this Agreement, the Amendment Agreement, the Notes and the Guaranty.

“Loan Modification Agreement” has the meaning assigned to that term in Section 2.9B.

“Loan Modification Offer” has the meaning assigned to that term in Section 2.9A.

“Loan Parties” means Holdings, U.S. Holdings, U.S. FinCo, the Borrower and each Subsidiary Guarantor.

“Loans” means the loans made by the Lenders to the Borrower pursuant to Section 2.1A(i), 2.1A(ii) or 2.1A(iii), if applicable.

“Lots Under Development” means Entitled Land where physical site improvement has commenced but which is not a Finished Lot, Unit Under Construction, Completed Unit, Speculative Unit, Model Unit or Unit Under Contract.

“Margin Stock” means “margin stock” as defined in Regulation U of the Board.

“Master Agreement” has the meaning assigned to that term in the definition of “Hedge Agreements”.

“Material Adverse Effect” means a circumstance or condition affecting the business, assets, operations, properties or financial condition of Holdings and its Subsidiaries, taken as a whole, that would materially adversely affect (a) the ability of the Borrower and the other Loan Parties, taken as a whole, to perform their payment obligations under this Agreement or any of the other Loan Documents or (b) the rights and remedies of the Administrative Agent and the Lenders under this Agreement or any of the other Loan Documents.

“Maximum Amount” has the meaning assigned to that term in Section 10.13A.

“Measurement Quarter” has the meaning assigned to that term in Section 7.4.

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“Minority Investment” means any Person (other than a Subsidiary of Holdings) in which a Loan Party or any Restricted Subsidiary owns Capital Stock.

“Model Unit” means a Completed Unit to be used as a model home in connection with the sale of Units in a residential housing project.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Mortgage Subsidiary” means (a) California Equity Funding, Inc., (b) ClosingMark Financial Group LLC, (c) ClosingMark Financial Services LLC, (d) Duxford Financial, Inc., (e) Mattamy Home Funding, LLC, (f) Mortgage Funding Direct Ventures, LLC, (g) Neal Communities Funding, LLC, (h) Polygon Mortgage LLC, (i) Taylor Morrison Home Funding, Inc., (j) Taylor Morrison Realty Of Florida, Inc., (k) Taylor Morrison Realty Of Georgia, Inc. and (l) any corporation, limited partnership, limited liability company or business trust that is (i) organized or acquired after the Effective Date or designated by Holdings as a Mortgage Subsidiary on or after the Effective Date, (ii) a Subsidiary of Holdings and (iii) engaged in the business of issuing mortgage loans on residential properties (whether for purchase of homes or refinancing of existing mortgages), purchasing and selling mortgage loans, issuing securities backed by mortgage loans, acting as a broker of mortgage loans and other activities customarily associated with mortgage banking and related businesses.

“Multiemployer Plan” means a “multiemployer plan”, as defined in Section 4001(a)(3) of ERISA, that is subject to ERISA and is or was within the last six years maintained by Holdings, the Borrower or any ERISA Affiliate, to which Holdings, the Borrower or any ERISA Affiliate is contributing or to which Holdings, the Borrower or any ERISA Affiliate had an obligation to contribute within the last six years or with respect to which Holdings, the Borrower or any ERISA Affiliate has any liability (whether actual or contingent).

“Non-Consenting Lender” has the meaning assigned to that term in Section 10.5B.

“Non-Profit Subsidiary” means each of (a) Nobar Water Company and (b) Silver Creek Preserve.

“Non-Recourse Indebtedness” with respect to any Person means (a) Indebtedness of such Person for which (i) the sole legal recourse for collection of principal and interest on such Indebtedness is (A) against the specific property (and improvements constructed thereon) identified in the instruments evidencing or securing such Indebtedness and such property was acquired (directly or indirectly, including through the purchase of Capital Stock of the Person owning such property) with the proceeds of such Indebtedness or such Indebtedness was incurred within 180 days after the acquisition (directly or indirectly, including through the purchase of Capital Stock of the Person owning such property) of such property, (B) so long as such Person does not (y) own or acquire any assets other than the property being acquired, constructed, installed or improved with the proceeds of such Indebtedness, any buildings or other improvements then or thereafter erected on such property and any other property or assets (including any Intangible Assets) incidental or related thereto or (z) incur any liabilities other than such Indebtedness and any other liabilities incidental thereto or related to the ownership, operation and development of such property in the ordinary course of business, against any other assets of such Person, and (C) the enforcement of any applicable Non-Recourse Payment Guaranties in respect of such Indebtedness and (ii) no other assets of such Person may (except as provided in clause (a)(i) above) be realized upon in collection of principal or interest

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on such Indebtedness and (b) any amendment, modification, extension or refinancing of any Indebtedness described in clause (a) above, provided that such Indebtedness (as amended, modified, extended or refinanced) satisfies the requirement set forth in clause (a) above (other than the requirement that such Indebtedness shall have been incurred within 180 days after the acquisition of the specific property described in clause (a)(i)(A) above). Indebtedness which otherwise constitutes Non-Recourse Indebtedness will not lose its character as Non-Recourse Indebtedness because there is recourse to any borrower, any guarantor or any other Person with respect to such Indebtedness for or in respect of (1) environmental warranties and indemnities, (2) indemnities for and losses arising from fraud, misrepresentation, misapplication or non payment of rents, profits, insurance and condemnation proceeds and other sums actually received by the borrower from secured assets to be paid to the lender, waste and mechanics’ liens, (3) a voluntary bankruptcy filing (or similar filing or action) or collusive involuntary bankruptcy filings by such Person, and other events, actions and circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate indemnification agreements or guaranties in non-recourse financings of real estate or (4) performance and completion guaranties (clauses (1) through (4) collectively being referred to hereinafter as “Non-Recourse Indemnity Guaranties”).

“Non-Recourse Indemnity Guaranties” has the meaning assigned to that term in the definition of “Non-Recourse Indebtedness”.

“Non-Recourse Payment Guaranties” means Guarantee Obligations (whether secured or unsecured) incurred by U.S. FinCo, the Borrower or any Subsidiary Guarantor in respect of Non-Recourse Indebtedness of any Restricted Subsidiary of U.S. FinCo or the Borrower.

“Notes” means the Revolving Credit Notes and Swingline Notes.

“Notice of Account Designation” means a notice in the form of Exhibit III annexed hereto delivered by the Borrower to the Administrative Agent pursuant to Section 2.1C with respect to designating an account for disbursement of funds.

“Notice of Borrowing” means a notice in the form of Exhibit I annexed hereto delivered by the Borrower to the Administrative Agent pursuant to Section 2.1B with respect to a proposed borrowing.

“Notice of Conversion/Continuation” means a notice substantially in the form of Exhibit II annexed hereto delivered by the Borrower to the Administrative Agent pursuant to Section 2.2D with respect to a proposed conversion or continuation of the applicable basis for determining the interest rate with respect to the Loans specified therein.

“Notice of Prepayment” means a notice in the form of Exhibit IV annexed hereto delivered by the Borrower to the Administrative Agent pursuant to Section 2.4A(i) with respect to a proposed prepayment of Loans.

“Obligations” means the collective reference to (a) the due and punctual payment of (i) the principal of and premium, if any, and interest at the applicable rate provided in this Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower under this Agreement in respect of

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any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower or any other Loan Party to any of the Guaranteed Parties under this Agreement and the other Loan Documents, (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrower under or pursuant to this Agreement and the other Loan Documents, (c) the due and punctual payment and performance of all the covenants, agreements, and liabilities of each other Loan Party under or pursuant to this Agreement or the other Loan Documents, (d) the due and punctual payment and performance of all Guaranteed Hedge Obligations and (e) the due and punctual payment and performance of all Cash Management Obligations. Notwithstanding the foregoing, (i) the Guaranteed Hedge Obligations and the Cash Management Obligations shall be guaranteed pursuant to the Guaranty only to the extent that, and for so long as, the other Obligations are so guaranteed and (ii) any release of Guarantors effected in the manner permitted by this Agreement and the other Loan Documents, shall not require the consent of the holders of the Guaranteed Hedge Obligations or the holders of the Cash Management Obligations.

“OFAC” has the meaning assigned to that term in Section 5.14.

“Officer’s Certificate” means, with respect to any Person, a certificate executed on behalf of such Person (a) if such Person is a partnership or limited liability company, by its chairman of the board (if an officer) or chief executive officer or by the chief financial officer of its general partner or managing member or other Person authorized to do so by its Organizational Documents, (b) if such Person is a corporation, on behalf of such corporation by its chairman of the board (if an officer) or chief executive officer or its chief financial officer or any vice president, and (c) if such Person is Holdings or any of its Subsidiaries, a Responsible Officer.

“Organizational Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and, if applicable, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Lender or Issuing Bank, Taxes imposed as a result of a present or former connection between such Lender or Issuing Bank, as applicable, and the jurisdiction imposing such Taxes (other than a connection arising from such Lender or Issuing Bank having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, any Loan Document).

“Other Credit Extensions” has the meaning assigned to that term in Section 2.1A(iii).

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“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Overnight Rate” means, for any day, the greater of (a) the Federal Funds Rate and (b) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“PAPA” means an arrangement, other than with an Affiliate of any Loan Party, which may be unsecured or secured by a Lien granted in conjunction with purchase contracts for the purchase of Real Estate and which provides for future payments due to the sellers of such Real Estate, which future payments may be made at the time of the sale of homes constructed on such Real Estate (or on a date related to the sale or failure to sell such homes) and which payments may be contingent on the sale price of such homes, which arrangement may include (a) adjustments to the land purchase price, (b) profit participations, (c) community marketing fees and community enhancement fees and (d) reimbursable costs paid by the land developer.

“Parent” means TMHC or any other Person who becomes the ultimate holding company of Holdings and whose ownership of Holdings does not result in a Change in Control.

“Parent Intermediate Holding Company” means any Subsidiary of Parent that is a direct or indirect owner of any Capital Stock of Holdings.

“Participant” has the meaning assigned to that term in Section 10.1D.

“Participant Register” has the meaning assigned to that term in Section 10.1D.

“Payment Recipient” has the meaning assigned to that term in Section 9.11A.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA (or any successor thereto).

“Pension Act” means the Pension Protection Act of 2006, as amended.

“Performance Letter of Credit” means any letter of credit of the Borrower or any Subsidiary of the Borrower that is issued for the benefit of a municipality, other Governmental Authority, utility, water or sewer authority, or other similar entity for the purpose of assuring such beneficiary of the letter of credit of the proper and timely completion of construction work.

“Periodic Term SOFR Determination Day” has the meaning assigned to that term in the definition of “Term SOFR”.

“Permitted Amendments” means an amendment to this Agreement, effected in connection with a Loan Modification Offer pursuant to Section 2.9, providing for an extension of the Commitment Termination Date applicable to all or a portion of the Loans and/or the Commitments of the Accepting Lenders and, in connection therewith, (a) a change in the interest rates with respect to the Loans and/or Commitments of the Accepting Lenders, (b) a change in the fees payable to, or the inclusion of new fees to be payable to, the Accepting Lenders and/or (c) such other modifications to this Agreements and the other Loan Documents to take effect after the Commitment Termination Date then in effect as may be specified therein.

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“Permitted Encumbrances” means the following types of Liens:

(a) Liens for taxes, assessments or other governmental or quasi-governmental charges or claims that (i) are not yet overdue for a period of more than 30 days, (ii) are being contested in good faith by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP, if required, or (iii) solely encumber property abandoned or in the process of being abandoned;

(b) Liens imposed by law, such as landlord’s, carriers’, warehousemen’s, repairmen’s, construction contractors’ and mechanics’ Liens and other similar Liens, in each case so long as such Liens arise in the ordinary course of business and (i) do not individually or in the aggregate have a Material Adverse Effect or (ii) are with respect to amounts that are (x) not yet overdue for a period of more than 30 days or (y) are being contested in good faith by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP, if required;

(c) Liens arising from judgments or decrees for the payment of money in circumstances not constituting an Event of Default under Section 8.6;

(d) Liens incurred or pledges or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security or similar legislation, or to secure (or secure the bonds or other comparable instrument securing) the performance of tenders, statutory obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds, utility services, developer’s or others’ obligations to make on-site or off-site improvements, obligations to title insurance companies and other similar obligations (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business but not including any Liens imposed under the Pension Benefits Act (Ontario) or any pension standards legislation of any other applicable jurisdiction;

(e) ground leases or other leases, subleases, licenses or sublicenses in respect of real property on which properties owned or leased by U.S. FinCo, the Borrower or any Subsidiary of U.S. FinCo or the Borrower are located;

(f) easements, rights-of-way, licenses, dedications, covenants, conditions, assessment district or similar Liens in connection with municipal or special district financing, agreements with adjoining landowners or state or local Government Authorities, restrictions (including zoning restrictions, ordinances and similar restrictions), reservations, recorded plats, subdivision maps, Development Agreements, recorded condominium or home owner association documents, defects, exceptions or irregularities in title, encroachments, protrusions, water course rights, rights of water and rights in the nature of easements for walkways, sidewalk, public ways, sewers, drains, gas, soil, steam and water mains or pipelines, electrical lights and power, telephone, television and cable conduits, poles, wires or cables granted to reserved or vested in any Governmental Authority or public or private utility and other similar charges or encumbrances, all of which in the aggregate do not interfere in any material respect with the business of U.S. FinCo, the Borrower and their Subsidiaries, and that were not incurred in connection with and do not secure any Indebtedness (other than in connection with municipal or special district financing) and Liens insured over by title policies obtained by any Loan Party with respect to Real Property Inventory (such Liens being “Insured Liens”);

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(g) any interest or title of a lessor, sublessor, licensor, sublicensor or holder of land subject to an easement or similar encumbrance in favor of a Loan Party, or any Lien secured by the interest of a lessor, sublessor, licensor, sublicensor, or landowner under any lease, sublease, license, sublicense or easement or similar encumbrance or in the property subject thereto;

(h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(i) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or bankers’ acceptance issued or created for the account of U.S. FinCo or the Borrower or any Subsidiary of U.S. FinCo or the Borrower; provided that such Lien secures only the obligations of U.S. FinCo, the Borrower or such Subsidiaries in respect of such letter of credit;

(j) leases or subleases, licenses or sublicenses (including with respect to Intellectual Property) granted to others in the ordinary course of business;

(k) Liens created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any bank accounts of U.S. FinCo, the Borrower and the Restricted Subsidiaries held at such banks or financial institutions, as the case may be, to facilitate the operation of cash pooling and/or interest set-off arrangements in respect of such bank accounts in the ordinary course of business;

(l) Liens arising from precautionary UCC financing statement or similar filings made in respect of operating leases entered into by U.S. FinCo, the Borrower or any Subsidiary of U.S. FinCo or the Borrower;

(m) Liens for homeowner, condominium and similar association fees, assessments and other payments;

(n) rights of purchasers and borrowers with respect to security deposits, escrow funds and other amounts held by U.S. FinCo, the Borrower or any Subsidiary of U.S. FinCo or the Borrower;

(o) pledges, deposits and other Liens existing under, or required to be made in connection with, (i) earnest money obligations, escrows or similar purpose undertakings or indemnifications in connection with any purchase and sale agreement, (ii) Development Agreements or other contracts entered into with Governmental Authorities (or an entity sponsored by a Governmental Authority) in connection with the entitlement of real property or (iii) agreements for the funding of infrastructure, including in respect of the issuance of community facility district bonds, metro district bonds, subdivision improvement bonds and similar bonding requirements arising the ordinary course of a Real Estate Business;

(p) Liens on or leases of Model Units and additions, accessions, improvements and replacements and customary deposits in connection therewith and proceeds and products therefrom;

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(q) assignments of insurance or condemnation proceeds provided to landlords (or their mortgagees) pursuant to the terms of any lease of property leased by U.S. FinCo, the Borrower or any Subsidiary of U.S. FinCo or the Borrower, in each case with respect to the property so leased, and customary Liens and rights reserved in any lease for rent or for compliance with the terms of such lease;

(r) without limiting the scope of clause (f) above, minor encroachments by improvements located on property over adjacent lands and minor encroachments over the property by improvements of adjacent landowners, if existing on the date of the title searches conducted for purposes of Schedule 7.1;

(s) in connection with any specific Liens listed on Schedule 7.1, any postponement of the same to another Permitted Encumbrance which is registered on title;

(t) Liens (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right to set off) and which are within the general parameters customary in the banking industry;

(u) Liens arising pursuant to vexatious, frivolous or meritless claims, suits, actions or filings initiated, or other similar bad faith actions taken, by a Person that is not an Affiliate of Holdings; provided that a Loan Party is disputing such Lien in good faith and by appropriate proceedings; and

(v) Liens securing reimbursement obligations in respect of Performance Letters of Credit, Construction Bonds or guaranties of performance obligations (such as bid or performance bonds), in each case, incurred in the ordinary course of business.

“Permitted Purchase Money Loans” means, collectively, Seller Purchase Money Loans and Assumed Purchase Money Loans.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, limited partnership, governmental authority or other entity.

“Plan” means (a) any Multiemployer Plan or (b) any single employer plan, as defined in Section 4001(a)(15) of ERISA that is subject to ERISA and (i) is maintained for employees of Holdings, the Borrower or any Subsidiary of Holdings or ERISA Affiliate or (ii) was so maintained and in respect of which Holdings, the Borrower or any Subsidiary of Holdings or ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Platform” means Debt Domain, Intralinks, SyndTrak or a substantially similar electronic transmission system.

“Predecessor Administrative Agent” has the meaning set forth in the Recitals hereto.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

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“Pro Forma Basis” means, with respect to compliance with any test or covenant hereunder, compliance with such covenant or test after giving effect to the Transactions or any proposed acquisition, investment, distribution or other action which requires compliance on a pro forma basis, using, for purposes of determining such compliance, the historical financial statements of all entities or assets so acquired or to be acquired and the consolidated financial statements of Holdings and its Subsidiaries which shall be reformulated as if the Transactions or such acquisition, investment, distribution or other action, and any acquisitions which have been consummated during the period, and any Indebtedness or other liabilities incurred in connection with any such acquisition, investment, distribution or other action had been consummated at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans during such period).

“Pro Rata Share” means with respect to all payments, computations and other matters relating to the Commitments or the Loans (or any Class of Commitments or Loans, in the case of the allocation of borrowings of Loans pursuant to Section 2.1A or 2.9 (except as otherwise expressly provided in any such Section), payments of principal in respect of Commitments and Loans on any Commitment Termination Date pursuant to Section 2.1A or 2.9, any payment of interest in respect of Loans pursuant to Section 2.2, any payment of Commitment Fees pursuant to Section 2.3A and any payment of Letter of Credit fees pursuant to Section 3.2) of any Lender, or any Letter of Credit issued by any Issuing Bank or any participations of Letters of Credit or Swingline Loans purchased by any Lender, the percentage obtained by dividing (a) the Revolving Credit Commitments (or the Revolving Credit Commitments with respect to such Class of Commitments or Loans, as applicable) of that Lender by (b) the aggregate Revolving Credit Commitments (or the aggregate Revolving Credit Commitments with respect to such Class of Commitments or Loans, as applicable) of all the Lenders of such Class. The Pro Rata Share of each Lender on the Effective Date shall be set forth in the Register. If all of the Revolving Credit Commitments (or all of the Revolving Credit Commitments with respect to any Class of Commitments or Loans) have been terminated, then Pro Rata Share shall be determined based on the Revolving Credit Commitments in effect immediately prior to such termination.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning assigned to that term in Section 6.1.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to that term in Section 10.28.

“Qualified Additional Lender” means any Lender and/or any other financial institution that would qualify as an Eligible Assignee, and, if providing an additional Commitment pursuant to Section 2.1A(iii) has been approved by the Administrative Agent and Issuing Banks holding a majority of the Letter of Credit Commitments if not already a Lender or an Affiliate of a Lender hereunder at such time (such approval not to be unreasonably withheld or delayed); provided that, with respect to such approval by the Issuing Banks, the approval of any Issuing Bank shall be deemed to have been given if such Issuing Bank shall not have responded within five Business Days of its receipt of a request for such approval.

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“Qualified Real Property Inventory” means, as of any date, Real Property Inventory that is not subject to or encumbered by any Lien, other than (a) Liens described in clauses (a), (b), (c), (d), (e), (f), (g), (j), (m), (o), (q) or (r) of the definition of “Permitted Encumbrances” and in Section 7.1(i), and (xx), (b) any Lien that has been bonded around so as to remove such Lien as an encumbrance against such Real Property Inventory and (c) any Insured Lien.

“Quarterly Financials” has the meaning assigned to that term in Section 6.1(i).

“Rating Agencies” means, collectively, Moody’s, S&P and Fitch.

“Real Estate” has the meaning assigned to that term in Section 6.1(viii).

“Real Estate Business” means homebuilding, housing construction, real estate (including masterplan) development or construction and the sale and rental of homes, land and related real estate activities, including the provision of mortgage financing, realty brokerage, title insurance or any other business substantially related or reasonably incidental thereto.

“Real Property Inventory” means, as of any date, land that is owned by any Loan Party, which land is developed, is being developed or held for future development or sale, together with the right, title and interest of such Loan Party in and to the streets, the land lying in the bed of any streets, roads or avenues, open or proposed, in or of, the air space and development rights pertaining thereto and the right to use such air space and development rights, all rights of way, privileges, liberties, tenements, hereditaments and appurtenances belonging in or in any way appertaining thereto, all fixtures, all easements now or hereafter benefiting such land and all royalties and rights appertaining to the use and enjoyment of such land, together with all of the buildings and other improvements now or hereafter erected on such land, and any fixtures appurtenant thereto and all related property and assets (including any Intangible Assets) whether constructed, installed, acquired or otherwise existing at the time of or after the acquisition of, or initial construction on, such land.

“refinance” means to modify, refinance, replace, renew, refund, repay, restate, defer, substitute, supplement, reissue or extend (including pursuant to any defeasance or discharge mechanisms); and the term “refinances,” “refinanced” and “refinancing” as used for any purpose in this Agreement shall have correlative meanings.

“Refinancing Indebtedness” means, in respect of any Indebtedness (the “Original Indebtedness”), any Indebtedness that refinances such Original Indebtedness (or any Refinancing Indebtedness in respect thereof); provided that (a) the principal amount (or accreted value, if applicable) of such Refinancing Indebtedness shall not exceed the principal amount (or accreted value, if applicable) of the Original Indebtedness outstanding immediately prior to such refinancing except by an amount equal to the unpaid accrued interest and premiums (including tender premiums) thereon and underwriting discounts, defeasance costs and commissions, plus other reasonable amounts paid and fees and expenses incurred in connection with such refinancing, plus an amount equal to any existing unutilized commitment and letters of credit undrawn thereunder, (b) no Refinancing Indebtedness shall have any direct or contingent obligors that are not (or would not have been) obligated with respect to the Original Indebtedness being refinanced (except that a Loan Party may be added as an additional obligor) and (c) such Refinancing Indebtedness shall have a final maturity date equal to or later than the final maturity date of, and have a Weighted Average Life to Maturity equal to or greater than the then remaining Weighted Average Life to Maturity of, the Original Indebtedness.

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“Register” has the meaning assigned to that term in Section 10.1C.

“Registration Statement” means the registration statement on Form S-1 (No. 333-185269), including the prospectus forming a part thereof, filed by TMHC with the SEC and declared effective under the Securities Act.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees, partners and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), or into or out of any property, including the movement of any Hazardous Material through the air, soil, surface water, groundwater or property.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Removal Effective Date” has the meaning assigned to that term in Section 9.6.

“Reportable Event” means an event described in Section 4043 of ERISA and the regulations thereunder.

“Requisite Class Lenders” means, at any time of determination for any Class of Loans or Commitments, Lenders having or holding more than 50% of the aggregate Revolving Credit Commitments with respect to such Class; provided that the Revolving Credit Commitments of any Defaulting Lender shall be disregarded in the determination of the Requisite Class Lenders at any time. If all of the Revolving Credit Commitments with respect to such Class have been terminated, then Requisite Class Lenders shall be determined based on the Revolving Credit Commitments with respect to such Class in effect immediately prior to such termination.

“Requisite Lenders” means Lenders having or holding more than 50% of the aggregate Revolving Credit Commitments of all Lenders; provided that the Revolving Credit Commitments of any Defaulting Lender shall be disregarded in the determination of the Requisite Lenders at any time. If all of the Revolving Credit Commitments have been terminated, then Requisite Lenders shall be determined based on the Revolving Credit Commitments in effect immediately prior to such termination.

“Resignation Effective Date” has the meaning assigned to that term in Section 9.6.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

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“Responsible Officer” means the President, the Vice President, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the Treasurer, the Assistant Treasurer, with respect to certain limited liability companies that do not have officers, any manager thereof, any other senior officer of Holdings or any other Loan Party designated as such in writing to the Administrative Agent by Holdings or such other Loan Party, as applicable, and, with respect to any document delivered on the Effective Date, the Secretary or the Assistant Secretary of any Loan Party. Any document delivered hereunder that is signed by an Responsible Officer shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of Holdings or any other Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“Restricted Subsidiary” means, unless otherwise specified herein, any Subsidiary of the Borrower or U.S. FinCo, in each case other than an Unrestricted Subsidiary.

“Revolving Credit Commitment” means, with respect to each Revolving Credit Lender, the commitment of such Lender to make Revolving Credit Loans hereunder (and to acquire participations in Letters of Credit and Swingline Loans as provided for herein) as set forth on Schedule 2.1 or in any agreement entered into by such Lender pursuant to Section 2.1A(iii) or in the Assignment Agreement pursuant to which such Lender assumed its Revolving Credit Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.4A(ii) and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.1.

“Revolving Credit Lenders” means, collectively, all of the Lenders with a Revolving Credit Commitment or if all of the Revolving Credit Commitments have been terminated, all Lenders having Revolving Loan Exposure.

“Revolving Credit Loan” means any revolving loan made to the Borrower pursuant to Section 2.1A(i), and all such revolving loans collectively as the context requires.

“Revolving Credit Note” means a promissory note made by the Borrower in favor of a Revolving Credit Lender evidencing the Revolving Credit Loans made by such Revolving Credit Lender, substantially in the form attached as Exhibit V-1, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Revolving Exposure” means, with respect to the Lenders, at any time, the sum of (a) the aggregate principal amount of the Lenders’ Revolving Credit Loans at such time, (b) the Lenders’ LC Exposure at such time and (c) the Lenders’ Swingline Exposure at such time.

“Revolving Loan Exposure” means, with respect to any Lender as of any date of determination (a) prior to the termination of the Revolving Credit Commitments, that Lender’s Revolving Credit Commitment and (b) after the termination of the Revolving Credit Commitments, the sum of (i) the aggregate outstanding principal amount of the Revolving Credit Loans (or the relevant Class of Revolving Credit Loans in connection with a calculation by Class under the definition of “Pro Rata Share”) of that Lender, plus (ii) in the event that Lender is an Issuing Bank, the aggregate LC Exposure in respect of all Letters of Credit issued by that Lender (net of any participations purchased by other Lenders in such Letters of Credit), plus (iii) the aggregate amount of all participations purchased by that Lender in any issued Letters of Credit or any Unpaid Drawings, plus (iv) the Swingline Exposure of that Lender.

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“Revolving Loan Yield” means, at the time of the establishment of any additional Commitments pursuant to Section 2.1A(iii), the sum of (a) the Applicable Rate then in effect for SOFR Loans under the Commitments (other than such additional Commitments), (b) the amount that any “SOFR floor” applicable to such SOFR Loans on such date exceeds Term SOFR for a one-month Interest Period on such date and (c) one fourth of the Up-Front Fees paid in respect of the Revolving Credit Commitments (other than such additional Commitments). If immediately prior to the establishment of any additional Commitments pursuant to Section 2.1A(iii) there shall exist more than one Class of Commitments hereunder, the Revolving Loan Yield shall be determined separately for each such Class.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., a New York corporation, or any successor thereto.

“Sanctions” has the meaning assigned to that term in Section 5.14A.

“SEC” means the U.S. Securities and Exchange Commission or any successor thereto.

“Section 6.1 Financials” means the financial statements delivered, or required to be delivered, pursuant to Section 6.1(i) or (ii) together with the accompanying officer’s certificate delivered, or required to be delivered, pursuant to Section 6.1(iii); provided that until the first date after the Effective Date on which such financial statements and certificate are required to be delivered pursuant to Section 6.1, “Section 6.1 Financials” shall mean the Historical Financial Statements and related certificate delivered under the Existing Credit Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, the rules and regulations promulgated thereunder, and any successor statute.

“Seller Purchase Money Loan” means, at any time, (a) any loan made to a Loan Party by the seller of Real Property Inventory in a single transaction or separate transactions for the exclusive purpose of purchasing such Real Property Inventory, provided that (i) the original aggregate principal amount of such loan shall not exceed the sum of (x) the purchase price of the Real Property Inventory securing such loan, plus (y) the aggregate amount of costs and expenses incurred in connection with the purchase of such Real Property Inventory and such loan, plus (z) the aggregate amount of all reserves required to be established pursuant to the terms and conditions of such loan and (ii) such loan may only be secured by a security interest on such Real Property Inventory and/or an Equity Pledge and (b) any amendment, modification, extension or refinancing of such loan, provided that with respect to any amendment, modification, extension or refinancing of such loan, (i) the aggregate principal amount thereof shall not exceed the sum of (x) the greater of (A) the outstanding principal amount of, and accrued interest and prepayment premiums and similar amounts on, such loan at the time of such amendment, modification, extension or refinancing and (B) the purchase price of the Real Property Inventory securing such loan, plus (y) the aggregate amount of costs and expenses incurred in

45	CREDIT AGREEMENT

connection with such amendment, modification, extension or refinancing, plus (z) the aggregate amount of all reserves required to be established pursuant to the terms and conditions of such amendment, modification, extension or refinancing (less any reserves returned to such Loan Party in connection with such amendment, modification, extension or refinancing) and (ii) such loan (as amended, modified, extended or refinanced) shall not be secured by the assets of any Loan Party other than the Real Property Inventory initially purchased by the applicable Loan Party and improvements constructed thereon and/or an Equity Pledge. Notwithstanding anything to the contrary herein, (A) a loan that satisfies the foregoing requirements set forth in this definition shall be a “Seller Purchase Money Loan” regardless of whether such loan otherwise constitutes Non-Recourse Indebtedness and (B) the obligations under such loan may be guaranteed by a Non-Recourse Indemnity Guaranty or Non-Recourse Payment Guaranty.

“Senior Unsecured Notes” means the 5.750% senior notes due 2028 in an aggregate principal amount of $450,000,000, the 5.125% senior notes due 2030 in an aggregate principal amount of $500,000,000 and the 5.750% senior notes due 2032 in an aggregate principal amount of $525,000,000.

“Simple SOFR Rate Day” has the meaning assigned to that term in the definition of “Daily Simple SOFR”.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Day” has the meaning assigned to that term in the definition of “Daily Simple SOFR”.

“SOFR Loan” means a Daily Simple SOFR Loan or a Term SOFR Loan.

“Solvent” means, with respect to any Person, that as of the date of determination both (a)(i) the then fair saleable value of the property of such Person, sold as a going concern, is (A) greater than the total amount of liabilities (including contingent liabilities but excluding amounts payable under intercompany promissory notes) of such Person and (B) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person, (ii) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction and (iii) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (b) such Person is “solvent” within the meaning given that term and similar terms under Applicable Laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

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“SPE” means (a) an entity formed for the purposes of holding, acquiring, constructing, developing or improving assets whose acquisition, construction, development or improvement will be financed by Non-Recourse Indebtedness or equity Investments in such entity or (b) an entity acquired by Holdings and its Restricted Subsidiaries whose outstanding Indebtedness is all Non-Recourse Indebtedness.

“Specified Subsidiary” means, at any date of determination, (a) any Restricted Subsidiary whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 6.1 Financials have been delivered were equal to or greater than 10% of the Consolidated Total Assets of Holdings, U.S. Holdings, U.S. FinCo, the Borrower and the Restricted Subsidiaries at such date, (b) any Restricted Subsidiary whose gross revenues for such Test Period were equal to or greater than 10% of the consolidated gross revenues of Holdings, U.S. Holdings, U.S. FinCo, the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP, or (c) each other Restricted Subsidiary that, when such Restricted Subsidiary’s total assets and gross revenues are aggregated with each other Restricted Subsidiary that is not a Specified Subsidiary, would have (i) total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 6.1 Financials have been delivered that are equal to or greater than 15% of the Consolidated Total Assets of Holdings, U.S. Holdings, U.S. FinCo, the Borrower and the Restricted Subsidiaries at such date or (ii) gross revenues for such Test Period that are equal to or greater than 15% of the consolidated gross revenues of Holdings, U.S. Holdings, U.S. FinCo, the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP.

“Speculative Unit” means any Completed Unit that is neither a Unit Under Contract nor a Model Unit.

“Stated Amount” means, with respect to any Letter of Credit, the maximum amount from time to time available to be drawn thereunder, determined without regard to whether any conditions to drawing could then be met.

“Subordinated Debt” means any Indebtedness of a Loan Party that is subordinated in right of payment to the Obligations pursuant to terms reasonably satisfactory to the Administrative Agent.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Subsidiary Guarantor” means each wholly-owned Domestic Subsidiary of U.S. FinCo or the Borrower (other than an Unrestricted Subsidiary or an Excluded Subsidiary) party to the Guaranty as of the Effective Date, and each wholly-owned Domestic Subsidiary of U.S. FinCo or the Borrower (other than an Unrestricted Subsidiary or an Excluded Subsidiary) that becomes a party to the Guaranty at any time after the Effective Date pursuant to Section 6.7.

“Successor Borrower” has the meaning assigned to that term in Section 7.5A(i).

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“Supported QFC” has the meaning assigned to that term in Section 10.28.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swingline Commitment” means the lesser of (a) $50,000,000 and (b) the aggregate amount of the Revolving Credit Commitments.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans (or the relevant Class of Swingline Loans in connection with a calculation by Class under the definition of “Pro Rata Share”) outstanding at any time. The Swingline Exposure of any Lender (other than the Swingline Lender) at any time shall be its Pro Rata Share of the total Swingline Exposure at such time. The Swingline Exposure of the Swingline Lender at any time shall be the aggregate principal amount of all Swingline Loans made by the Swingline Lender outstanding at such time, less the amount of participation funded by other Lenders in such Swingline Loans.

“Swingline Lender” means Wells Fargo in its capacity as swingline lender hereunder or any successor thereto.

“Swingline Loan” means any swingline loan made by the Swingline Lender to the Borrower pursuant to Section 2.1A(ii), and all such swingline loans collectively as the context requires.

“Swingline Note” means a promissory note made by the Borrower in favor of the Swingline Lender evidencing the Swingline Loans made by the Swingline Lender, substantially in the form attached as Exhibit V-2, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Swingline Participation Amount” has the meaning assigned thereto in Section 2.1A(ii)(b)(iii).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto and whether disputed or not.

“Term SOFR” means,

(a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

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(b) for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day;

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR, other than pursuant to clause (c) of the definition of “Base Rate”.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Test Period” means, for any determination under this Agreement, the four consecutive Fiscal Quarters of Holdings then last ended.

“TMHC” means Taylor Morrison Home Corporation, a Delaware corporation.

“Total Indebtedness” means at any time all Indebtedness of the Loan Parties on a consolidated basis.

“Transaction Costs” means the fees, costs and expenses payable by Holdings and its Subsidiaries in connection with the Transactions, including amounts payable to the Administrative Agent and the Lenders.

“Transactions” means (a) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and (b) the payment of the Transaction Costs.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code, as amended from time to time and any successor regulations.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a SOFR Loan.

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“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“UCP” means the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfunded Current Liability” of any Plan means the amount, if any, by which the present value of the accrued benefits under the plan as of the close of its most recent plan year, determined in accordance with FASB ASC 715 as in effect on the Effective Date, based upon the actuarial assumptions that would be used by the plan’s actuary in a termination of the plan, exceeds the Fair Market Value of the assets allocable thereto.

“Unit” means Qualified Real Property Inventory that is, or is planned to be, comprised of a single-family residential housing unit or a multi-family residential housing unit.

“Unit Under Contract” means, as of any date, a Unit, whether or not construction has commenced, is completed or is in process, as to which the Loan Party owning such Unit has entered into a bona fide contract of sale (a) substantially in a form customarily employed by such Loan Party, (b) with a Person that is not a Subsidiary or Affiliate of such Loan Party and (c) under which no material defaults giving rise to a termination right by such Loan Party then exist.

“Units Under Construction” means Units where on-site construction has commenced as evidenced by the trenching of foundations for such Units, other than Units Under Contract.

“Unpaid Drawings” means, as of any date of determination, the amount set forth in clause (b) of the definition of “LC Exposure”.

“Unrestricted Cash and Cash Equivalents” means Cash and Cash Equivalents of the Loan Parties that are free and clear of all Liens (other than Liens described in clauses (a), (b), (c), (k), (t), (u) or (v) (to the extent such Lien does not solely consist of deposit of cash) of the definition of the term “Permitted Encumbrances” or in Section 7.1(i), (xi)(a) or (xi)(b)); provided, that solely for purposes of the proviso to the definition of “Consolidated Total Debt”, the term “Unrestricted Cash and Cash Equivalents” shall mean Unrestricted Cash and Cash Equivalents of the Loan Parties and the Restricted Subsidiaries.

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“Unrestricted Subsidiary” means any Subsidiary of Holdings (other than the Borrower, U.S. Holdings and U.S. FinCo) that it, U.S. FinCo or the Borrower, designates as an Unrestricted Subsidiary pursuant to Section 6.12 subsequent to the Effective Date.

“Unused Commitments” means, as of any date of determination, the amount by which the Revolving Credit Commitments exceed the Revolving Exposure.

“Up-Front Fees” means the amount of any fees or discounts received by Lenders in connection with the making of loans or extensions of credit, expressed as a percentage of such loan or extension of credit.

“USA PATRIOT Act” means the USA PATRIOT Improvement and Reauthorization Act, Title III of Pub. L. 109-177 (signed into law March 9, 2006, as amended from time to time).

“U.S. Dollars”, “Dollars”, “dollars” or “$” refers to lawful money of the United States of America.

“U.S. FinCo” has the meaning assigned to that term in the preamble to this Agreement.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Holdings” has the meaning assigned to that term in the preamble to this Agreement.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code or any Person that is disregarded as an entity separate from any such United States person for U.S. federal income tax purposes.

“U.S. Special Resolution Regimes” has the meaning assigned to that term in Section 10.28.

“U.S. Tax Compliance Certificate” has the meaning assigned to that term in Section 2.7E(vi)(b)(ii).

“Voting Stock” means, with respect to any Person, shares of such Person’s Capital Stock having the right to vote for the election of directors of such Person under ordinary circumstances.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“Withholding Agent” means the Borrower and the Administrative Agent.

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“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Year-End Financials” has the meaning assigned to that term in Section 6.1(ii).

“Yield Differential” has the meaning assigned to that term in Section 2.1A(iii).

1.2	Defined Terms; Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement.

A. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement (unless expressly referring to another agreement), (e) the words “asset” and “property” shall be construed to have the same meaning and effect and (f) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”.

B. Except as otherwise expressly provided in this Agreement, (a) all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP, as in effect from time to time and (b) financial statements and other information required to be delivered by Holdings to the Lenders pursuant to Section 6.1(i), (ii), (iv) and (vii) shall be prepared in accordance with GAAP, (except, with respect to interim financial statements, for the absence of normal year-end audit adjustments and explanatory footnotes), applied on a consistent basis, as in effect at the time of such preparation. Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements; provided that, should such accounting principles and policies change and either Holdings or the Requisite Lenders shall so request, the Administrative Agent and Holdings shall negotiate in good faith to amend such provision to preserve the original intent thereof

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in light of such change in GAAP (subject to the approval of the Requisite Lenders); provided, further, that, until so amended, such provision shall continue to be interpreted in accordance with GAAP prior to such change therein regardless of whether any such request is given before or after such change in GAAP or in the application thereof .

1.3	Rates.

The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, the Term SOFR Reference Rate, Term SOFR, SOFR or Daily Simple SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 2.6 will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Base Rate, the Term SOFR Reference Rate, Term SOFR, SOFR, Daily Simple SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, the Term SOFR Reference Rate, Term SOFR, SOFR, Daily Simple SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, the Term SOFR Reference Rate, Term SOFR, SOFR, Daily Simple SOFR or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.4	Divisions.

For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

1.5	Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

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SECTION 2.

AMOUNTS AND TERMS OF COMMITMENTS AND LOANS

2.1	Commitments; Loans.

A. Revolving Credit Loans. Each Lender severally agrees, subject to the terms and conditions of this Agreement and the other Loan Documents, including the limitations set forth below with respect to the maximum amount of Loans permitted to be outstanding from time to time, to lend to the Borrower from time to time in U.S. Dollars during the period on and from the Effective Date to but excluding the Commitment Termination Date an aggregate amount not exceeding its Pro Rata Share of the aggregate amount of the Revolving Credit Commitments, to be used for the purposes identified in Section 2.5A; provided that, after giving effect to any amount requested, (x) the Revolving Exposure shall not exceed the Availability Amount then in effect and (y) the Revolving Loan Exposure of each Lender shall not exceed the Revolving Credit Commitments of such Lender. The aggregate amount of the Revolving Credit Commitments as of the Effective Date is $1,000,000,000. Subject to Section 2.9, each Lender’s Commitment (other than Other Credit Extensions or any Commitments amended by Permitted Amendments pursuant to a Loan Modification Offer) shall expire on the Commitment Termination Date and all Loans (other than Other Credit Extensions or any Loans amended by Permitted Amendments pursuant to a Loan Modification Offer) and all other amounts owed hereunder with respect to the Loans and the Commitments (other than Other Credit Extensions or any Commitments or Loans amended by Permitted Amendments pursuant to a Loan Modification Offer) shall be paid in full not later than that date. Amounts borrowed under this Section 2.1A(i) may be repaid and reborrowed, subject to the limitations and conditions set forth herein, up to but excluding the Commitment Termination Date.

(i) Swingline Loans.

(a) Availability. The Swingline Lender agrees, subject to the terms and conditions of this Agreement and the other Loan Documents, including the limitations set forth below with respect to the maximum amount of Loans permitted to be outstanding from time to time, to make Swingline Loans to the Borrower in U.S. Dollars during the period on and from the Effective Date to but excluding the Commitment Termination Date in an aggregate amount not exceeding the Swingline Commitment; provided, that, after giving effect to any amount requested, (x) the Revolving Exposure shall not exceed the Availability Amount then in effect and (y) the Revolving Loan Exposure of the Swingline Lender shall not exceed the Revolving Credit Commitments of the Swingline Lender.

(b) Refunding.

(i) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), by written notice given no later than 11:00 a.m. on any Business Day request each Revolving Credit Lender to make, and each Revolving Credit Lender hereby severally agrees to make, a Revolving Credit Loan as a Base Rate Loan in an

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amount equal to such Revolving Credit Lender’s Pro Rata Share of the aggregate amount of the Swingline Loans outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Credit Lender shall make the amount of such Revolving Credit Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such notice. The proceeds of such Revolving Credit Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Swingline Loans. No Revolving Credit Lender’s obligation to fund its respective Pro Rata Share of a Swingline Loan shall be affected by any other Revolving Credit Lender’s failure to fund its Pro Rata Share of a Swingline Loan, nor shall any Revolving Credit Lender’s Pro Rata Share be increased as a result of any such failure of any other Revolving Credit Lender to fund its Pro Rata Share of a Swingline Loan.

(ii) To the extent amounts received from the Revolving Credit Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded, the Borrower shall pay to the Swingline Lender promptly upon request, and in any event on the earlier of (x) the date that is five Business Days after the date such Swingline Loan was made and (y) the Commitment Termination Date, in immediately available funds the amount of such Swingline Loans. If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Revolving Credit Lenders in accordance with their respective Pro Rata Shares.

(iii) If for any reason any Swingline Loan cannot be refinanced with a Revolving Credit Loan pursuant to Section 2.1A(ii)(b)(i), each Revolving Credit Lender shall, on the date such Revolving Credit Loan was to have been made pursuant to the notice referred to in Section 2.1A(ii)(b)(i), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to such Revolving Credit Lender’s Pro Rata Share of the aggregate principal amount of Swingline Loans then outstanding. Each Revolving Credit Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its Swingline Participation Amount. Whenever, at any time after the Swingline Lender has received from any Revolving Credit Lender such Revolving Credit Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Revolving Credit Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Revolving Credit Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Credit Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

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(iv) Each Revolving Credit Lender’s obligation to make the Revolving Credit Loans referred to in Section 2.1A(ii)(b)(i) and to purchase participating interests pursuant to Section 2.1A(ii)(b)(iii) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Revolving Credit Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 4, (C) any adverse change in the condition (financial or otherwise) of the Borrower, (D) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Credit Lender or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(v) If any Revolving Credit Lender fails to make available to the Administrative Agent, for the account of the Swingline Lender, any amount required to be paid by such Revolving Credit Lender pursuant to the foregoing provisions of this Section 2.1A(ii)(b) by the time specified in Section 2.1A(ii)(b)(i) or 2.1A(ii)(b)(iii), as applicable, the Swingline Lender shall be entitled to recover from such Revolving Credit Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing. If such Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Credit Lender’s Revolving Credit Loan or Swingline Participation Amount, as the case may be. A certificate of the Swingline Lender submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.1A(ii)(b)(v) shall be conclusive absent manifest error.

(ii) Additional Commitments. The Borrower may from time to time after the Effective Date, by notice to the Administrative Agent, request that, on the terms and subject to the conditions contained in this Agreement, Qualified Additional Lenders provide up to the Additional Facilities Amount in the aggregate in additional Commitments; provided that (a) no Default or Event of Default shall have occurred and be continuing or would occur after giving effect to such additional Commitments, (b) the loans under such additional Commitments shall rank pari passu with the Loans to be made pursuant to Section 2.1A(i), (c) the representations and warranties in Section 5 shall be true and correct in all material respects prior to and after giving effect to such additional Commitments, or if such representation speaks as of an earlier

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date, such earlier date, (d) the maturity date of any additional Commitments shall be no earlier than, and no scheduled mandatory commitment reduction shall be required prior to, the maturity date of the existing Commitments (or any Other Credit Extensions constituting Commitments), (e) the terms (other than with respect to pricing or maturity) of any additional Commitments and the Loans to be made thereunder, to the extent not consistent with the Commitments and the Loans extended under this Agreement pursuant to Section 2.1A(i), shall be reasonably satisfactory to the Administrative Agent and (f) if the Initial Yield applicable to the additional Commitments extended pursuant to this Section 2.1A(iii) exceeds by more than 50 basis points the Revolving Loan Yield at such time (the amount by which the Initial Yield applicable to the additional Commitments incurred pursuant to this Section 2.1A(iii) exceeds the Revolving Loan Yield at such time being referred to herein as the “Yield Differential”), then the Floor and/or the Applicable Rate applicable to the Loans shall be increased such that after giving effect to such increases, the Yield Differential shall equal 50 basis points; provided that, to the extent any portion of the Yield Differential is attributable to a higher “Term SOFR adjustment” or “SOFR floor” being applicable to the additional Commitments, the “Term SOFR adjustment” or “SOFR floor”, respectively, applicable to the Loans shall be increased (or, in the event there is no “Term SOFR adjustment” or “SOFR floor” applicable to the Loans at such time, a “Term SOFR adjustment” or “SOFR floor” shall be added) to an amount not to exceed the “Term SOFR adjustment” or “SOFR floor” applicable to the additional Commitments prior to any increase in the Applicable Rate applicable to the Loans. Nothing contained in this Section 2.1A(iii) or otherwise in this Agreement is intended to commit any Lender or the Administrative Agent to provide any portion of any such additional Commitments. If and to the extent that any Qualified Additional Lenders agree, in their sole discretion, to provide any such additional Commitments on the terms and conditions set forth herein, (a) at such time and in such manner as the Administrative Agent shall reasonably determine, the Qualified Additional Lenders who have in their sole discretion agreed to provide additional Commitments shall purchase and assume outstanding Loans and/or participations incurred in connection with Letters of Credit or Swingline Loans so as to cause the amount of such Loans and/or participations in connection with Letters of Credit or Swingline Loans held by each Lender to conform to the respective percentages of the applicable Commitments of the Lenders as so adjusted and (b) the Borrower shall execute and deliver any additional Notes as any Lender may reasonably request or other amendments or modifications to this Agreement or any other Loan Document as the Administrative Agent may reasonably request.

If any new Commitments incurred pursuant to this Section 2.1A(iii) are to have terms that are different from the Commitments outstanding immediately prior to such incurrence (any such new Commitments, “Other Credit Extensions”), all such terms shall be as set forth in a separate assumption agreement among Holdings, U.S. Holdings, U.S. FinCo, the Borrower, the Qualified Additional Lenders providing such additional Commitments and the Administrative Agent, the execution and delivery of which agreement shall be a condition to the effectiveness of the Other Credit Extensions. If the Borrower incurs new Commitments under this Section 2.1A(iii), regardless of whether such Commitments are Other Credit Extensions, the Borrower shall, after such time, (x) incur and repay Loans ratably as between the new Commitments and the Commitments outstanding immediately prior to such incurrence and (y) permanently reduce Commitments ratably as between the new Commitments and the Commitments outstanding immediately prior to such incurrence; provided that on the date of incurrence of the new Commitments, the Borrower may permanently reduce the Commitments outstanding immediately prior to such time without ratably reducing the new Commitments.

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Notwithstanding anything to the contrary in Section 10.5, the Administrative Agent is expressly permitted, without the consent of any Lender, to amend the Loan Documents to the extent necessary to give effect to any increases pursuant to this Section 2.1A(iii) and mechanical and conforming changes necessary or advisable in connection therewith (including amendments to (1) implement the requirements in the preceding two sentences, (2) ensure pro rata allocations of SOFR Loans and Base Rate Loans between Loans incurred pursuant to this Section 2.1A(iii) and Loans outstanding immediately prior to any such incurrence and (3) implement ratable participation in Letters of Credit between the Other Credit Extensions consisting of Commitments and the Commitments outstanding immediately prior to any such incurrence).

Notwithstanding anything contained in this Section 2.1A to the contrary, (i) in no event shall the Revolving Exposure at any time exceed the Availability Amount then in effect and (ii) this Section 2.1A shall be subject to Section 3.6.

B. Borrowing Mechanics. Loans (including any Loans made as Term SOFR Loans with a particular Interest Period) made on any Funding Date (other than Loans made pursuant to Sections 2.1A(ii)(b)(i), 2.1A(ii)(b)(iii) or 3.3B for the purpose of reimbursing the Swingline Lender or the applicable Issuing Bank for a Swingline Loan or the amount of a drawing or payment under a Letter of Credit issued by it, as applicable) shall be in an aggregate minimum amount of the Borrowing Minimum and integral multiples of the Borrowing Multiple in excess of that amount. The Borrower shall deliver to the Administrative Agent a Notice of Borrowing not later than 1:00 p.m. (New York time) (a) with respect to Base Rate Loans or Swingline Loans, on the proposed Funding Date, (b) with respect to Daily Simple SOFR Loans, at least five U.S. Government Securities Business Days in advance of the proposed Funding Date and (c) with respect to Term SOFR Loans, at least three U.S. Government Securities Business Days in advance of the proposed Funding Date. The Notice of Borrowing shall specify (i) the proposed Funding Date (which shall be a Business Day), (ii) the amount of such Borrowing, (iii) whether such Loan is to be a Revolving Credit Loan or Swingline Loan, (iv) in the case of a Revolving Credit Loan, whether such Revolving Credit Loan is to be a Base Rate Loan, Daily Simple SOFR Loan or a Term SOFR Loan, (v) in the case of any Loans requested to be made as Term SOFR Loans, the initial Interest Period requested, and (vi) remittance instructions applicable for the Loans requested. If the Borrower fails to specify a type of Loan in a Notice of Borrowing, then the applicable Loans shall be made as Term SOFR Loans with an Interest Period of one month. If the Borrower requests a borrowing of a Term SOFR Loan in any such Notice of Borrowing, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. A Notice of Borrowing received after 1:00 p.m. shall be deemed received on the next Business Day or U.S. Government Securities Business Day, as applicable. Loans may be continued as or converted into Base Rate Loans or SOFR Loans in the manner provided in Section 2.2D.

The Administrative Agent shall be entitled to rely upon, and shall be fully protected in relying upon, any Notice of Borrowing, Notice of Conversion/Continuation or similar notice believed by the Administrative Agent to be genuine. The Administrative Agent may assume that each Person executing and delivering such a notice was duly authorized, unless the responsible individual acting thereon for the Administrative Agent has actual knowledge to the contrary.

The Borrower shall notify the Administrative Agent prior to the funding of any Loans in the event that any of the matters to which the Borrower is required to certify in the applicable Notice of Borrowing are no longer true and correct as of the applicable Funding Date, and the acceptance by the Borrower of the proceeds of any Loans shall constitute a re-certification by the Borrower, as of the applicable Funding Date, as to the matters to which the Borrower is required to certify in the applicable Notice of Borrowing.

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Except as otherwise provided in Sections 2.6C, 2.6D and 2.6G, a Notice of Borrowing for any Loan shall be irrevocable and the Borrower shall be bound to make a borrowing in accordance therewith.

C. Disbursement of Funds. All Revolving Credit Loans and all participations purchased under this Agreement shall be made by the Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder nor shall the Commitment of any Lender to make the particular type of Loan requested be increased or decreased as a result of a default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder.

Promptly after receipt by the Administrative Agent of a Notice of Borrowing with respect to a Loan pursuant to Section 2.1B, the Administrative Agent shall notify each Revolving Credit Lender of the proposed borrowing and of the amount of such Lender’s Pro Rata Share of the applicable Loans. Not later than 3:00 p.m. (New York time) on the applicable Funding Date, (i) each Revolving Credit Lender shall make available to the Administrative Agent, for the account of the Borrower, in same-day funds, at the Administrative Agent’s Office, such Revolving Credit Lender’s Pro Rata Share of the Revolving Credit Loans to be made on such Funding Date and (ii) the Swingline Lender will make available to the Administrative Agent, for the account of the Borrower, in same-day funds, at the Administrative Agent’s Office, the Swingline Loans to be made on such borrowing date. Upon satisfaction or waiver of the conditions precedent specified in Section 4.2, the Administrative Agent shall make the proceeds of such Loans available to the Borrower on the applicable Funding Date by causing an amount of same-day funds equal to the proceeds of all such Loans received by the Administrative Agent from the Lenders, to be credited to the account of the Borrower identified in the most recent Notice of Account Designation delivered by the Borrower to the Administrative Agent or as may be otherwise agreed upon by the Borrower and the Administrative Agent from time to time. Subject to the following paragraph, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Revolving Credit Loan requested pursuant to this Section 2.1C to the extent that any Revolving Credit Lender has not made available to the Administrative Agent its Pro Rata Share of such Loan. Revolving Credit Loans to be made for the purpose of refunding Swingline Loans shall be made by the Revolving Credit Lenders as provided in Section 2.1A(ii)(b).

Unless the Administrative Agent shall have received notice from a Lender prior to the Funding Date for any Loans that such Lender will not make available to the Administrative Agent the amount of such Lender’s Loan requested on such Funding Date, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.1A and may, in reliance upon such assumption and in the Administrative Agent’s sole discretion, make available to the Borrower a corresponding amount on such Funding Date. In such event, if a Lender has not in fact made its share of the applicable Loan available to the Administrative Agent on the Funding Date, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, for the first three

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days, at a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and, thereafter, the greater of (x) the Base Rate and (y) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans of the applicable Class. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such borrowing. Nothing in this paragraph shall relieve any Lender of its obligation to fulfill its commitments hereunder and the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Subject to Section 3.3B, unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders, the applicable Issuing Bank or the Swingline Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders, such Issuing Bank or the Swingline Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, such Issuing Bank or the Swingline Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, for the first three days, at a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and, thereafter, at the greater of (i) the Base Rate, and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

D. Notes. The Borrower shall execute and deliver on the Effective Date to each Lender requesting the same (or to the Administrative Agent for such Lender) a Revolving Credit Note or and/or Swingline Note substantially in the form of Exhibit V-1 or V-2, as applicable, annexed hereto to evidence that Lender’s Loans, in the principal amount of that Lender’s Revolving Loan Commitment or Swingline Commitment, as applicable. Any Lender not receiving a Note may request at any time that the Borrower issue it such Note on the terms set forth herein, and the Borrower agrees to issue such Note promptly upon the request of a Lender. The Notes and the Obligations evidenced thereby shall be governed by, subject to and benefit from all of the terms and conditions of this Agreement and the other Loan Documents.

2.2	Interest on the Loans.

A. Rate of Interest. Subject to the provisions of Sections 2.2E, 2.6 and 2.7, each Revolving Credit Loan shall bear interest on the unpaid principal amount thereof from the date made to maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate, the Term SOFR or the Daily Simple SOFR, as the case may be. The applicable basis for determining the rate of interest with respect to any Revolving Credit Loan shall be selected by the Borrower initially at the time a Notice of Borrowing is given with respect to such Loan pursuant to Section 2.1B. The basis for determining the interest rate with respect to any Loan may be changed from time to time pursuant to Section 2.2D. If on any day any Loan is outstanding with respect to which notice has not been delivered to the Administrative Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Revolving Credit Loan shall bear interest determined by reference to the Base Rate. Subject to the provisions of Sections 2.2E, 2.6 and 2.7,

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(i) the Revolving Credit Loans shall bear interest through maturity as follows:

(a) if a Base Rate Loan, then at the sum of the Base Rate plus the Applicable Rate;

(b) if a Daily Simple SOFR Loan, then at the sum of Daily Simple SOFR plus the Applicable Rate; or

(c) if a Term SOFR Loan, then at the sum of Term SOFR for the relevant Interest Period plus the Applicable Rate; and

(ii) any Swingline Loans shall bear interest through maturity at the sum of the Base Rate plus the Applicable Rate.

B. Interest Periods. In connection with each Term SOFR Loan, the Borrower may, pursuant to the applicable Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, select an interest period (each an “Interest Period”) to be applicable to such Term SOFR Loan, which Interest Period shall (except as provided in Section 2.1B) be, at the Borrower’s option, one, three or six months; provided that:

(i) the initial Interest Period for any Term SOFR Loan shall commence on the Funding Date in respect of such Loan, in the case of a Loan initially made as a Term SOFR Loan, or on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Loan converted to a Term SOFR Loan;

(ii) in the case of immediately successive Interest Periods applicable to a Term SOFR Loan continued as such pursuant to a Notice of Conversion/Continuation, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

(iii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(iv) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

(v) no Interest Period with respect to any portion of the Loans of any Class shall extend beyond the Commitment Termination Date or other final maturity date (in the case of Other Credit Extensions), as applicable, of such Class;

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(vi) there shall be no more than twelve Interest Periods in respect of Term SOFR Loans outstanding at any time;

(vii) no tenor that has been removed pursuant to Section 2.6D(iv) shall be available for specification in a Notice of Borrowing or Notice of Conversion/Continuation; and

(viii) in the event the Borrower fails to specify an Interest Period for any Term SOFR Loan in the applicable Notice of Borrowing or Notice of Conversion/Continuation, the Borrower shall be deemed to have selected an Interest Period of one month.

C. Interest Payments. Subject to the provisions of Section 2.2E below, interest on each Loan shall be payable in arrears on each Interest Payment Date applicable to that Loan, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid) and at maturity (including final maturity, by acceleration or otherwise); provided that (i) in the event that any Base Rate Loans are prepaid pursuant to Section 2.4A(i), interest accrued on such Loans through the date of such prepayment shall be payable on the next succeeding Interest Payment Date applicable to Base Rate Loans (or, if earlier, at final maturity) and (ii) in the event of any conversion of any Term SOFR Loan prior to the end of the Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

D. Conversion or Continuation. Subject to the provisions of Section 2.6, the Borrower shall have the option (i) to convert at any time following the Effective Date, subject to the notice requirements herein, all or any part of their outstanding Base Rate Loans (other than Swingline Loans) equal to the Borrowing Minimum and integral multiples of the Borrowing Multiple in excess of that amount from Base Rate Loans to SOFR Loans (or vice versa) or (ii) with respect to any (x) Daily Simple SOFR Loan, on any Interest Payment Date or (y) Term SOFR Loan, upon the expiration of any Interest Period applicable thereto, (a) convert all or any portion of such SOFR Loans equal to the Borrowing Minimum and integral multiples of the Borrowing Multiple in excess of that amount into Base Rate Loans (other than Swingline Loans), Daily Simple SOFR Loans or Term SOFR Loans, (b) continue any Daily Simple SOFR Loans as Daily Simple SOFR Loans or (c) continue any Term SOFR Loans as Term SOFR Loans.

The Borrower shall deliver a Notice of Conversion/Continuation to the Administrative Agent not later than 1:00 p.m. (New York time) (x) in the case of a Base Rate Loan, on the proposed conversion date, (y) in the case of a Daily Simple SOFR Loan, five U.S. Government Securities Business Days in advance of the proposed conversion/continuation date and (z) in the case of a Term SOFR Loan, at least three U.S. Government Securities Business Days in advance of the proposed conversion/continuation date. A Notice of Conversion/Continuation shall specify (i) the proposed conversion/continuation date (which shall be a Business Day), (ii) the amount, Type and Class of the Loan to be converted/continued, (iii) the nature of the proposed conversion/continuation, (iv) in the case of a conversion to, or a continuation of, a Term SOFR Loan, the requested Interest Period and (v) in the case of a conversion to, or a continuation of, a SOFR Loan, that no Event of Default has occurred and is continuing. Each conversion or continuance shall be made ratably among the Lenders holding the Loans comprising the affected Borrowing. If the Borrower shall not have given notice in accordance with this Section 2.2D to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.2D to convert such Borrowing) prior to (x) with respect to a Daily Simple SOFR Loan, the applicable Interest Payment Date, such Daily Simple SOFR Loan shall, as of such Interest Payment Date (unless repaid pursuant to the terms hereof), automatically be continued into a Base Rate Loan or (y) with respect to a Term SOFR Loan, the end of the applicable Interest Period therefor, such Term SOFR Loan shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued into a Base Rate Loan.

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If the Borrower fails to specify the Type of Loan that a Term SOFR Borrowing is to be converted into or continued as, then the applicable Borrowing shall be deemed to have been requested to be converted into or continued as a Base Rate Loan. If the Borrower requests a conversion to, or continuation of, a Term SOFR Borrowing, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, a Swingline Loan may not be converted to a SOFR Loan. The Administrative Agent shall promptly notify the affected Lenders of such Notice of Conversion/Continuation.

Neither the Administrative Agent nor any Lender shall incur any liability to the Borrower in acting upon any notice referred to above that the Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized to act on behalf of the Borrower or for otherwise acting in good faith under this Section 2.2D, and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Loans in accordance with this Agreement pursuant to any such notice, the Borrower shall have effected a conversion or continuation, as the case may be, hereunder.

Except as otherwise provided in Sections 2.6C and 2.6G, a Notice of Conversion/Continuation for conversion to, or continuation of, any SOFR Loan shall be irrevocable, and the Borrower shall be bound to effect a conversion or continuation in accordance therewith.

E. Post-Default Interest. At any time that an Event of Default under Section 8.1 or 8.5 shall have occurred and be continuing, (i) the Borrower shall no longer have the option to request SOFR Loans, Swingline Loans or Letters of Credit and (ii) if all or a portion of the principal amount of any Loan or interest thereon or fees or other amounts due hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code) payable upon demand (a) in the case of principal, at the rate otherwise applicable to such Loan plus 2% per annum and (b) in all other cases, at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Loans bearing interest at a rate determined by reference to the Base Rate (computed on the basis of the actual number of days elapsed over a year of 360 days), in each case to the extent permitted by Applicable Laws. Interest shall continue to accrue on the Obligations after the filing by or against the Borrower of any petition seeking relief in bankruptcy or under the Bankruptcy Code. Payment or acceptance of the increased rates of interest provided for in this Section 2.2E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

F. Computation of Interest. Interest on Loans shall be computed on the basis of a 360-day year (a 365-or 366-day year, as applicable, in the case of Base Rate Loans based on the Prime Rate) and for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a SOFR Loan, the date of conversion of such SOFR Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or,

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with respect to a Base Rate Loan being converted to a SOFR Loan, the date of conversion of such Base Rate Loan to such SOFR Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

2.3	Fees.

A. Commitment Fees. The Borrower agrees to pay to the Administrative Agent, for distribution to each Lender in proportion to that Lender’s Pro Rata Share of the Revolving Credit Commitments, commitment fees (the “Commitment Fees”) for the period from and including the Effective Date to and excluding the Commitment Termination Date equal to (i) the actual daily amount of the Unused Commitments multiplied by (ii) a rate per annum equal to the Applicable Rate at such time; provided that the amount of outstanding Swingline Loans shall not be considered usage of the Revolving Credit Commitment for the purpose of calculating the Commitment Fee. In addition, the Commitment Fees accrued with respect to the Revolving Credit Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that the Commitment Fees shall otherwise have been due and payable by the Borrower prior to such time; provided that no Commitment Fees shall accrue on the Revolving Credit Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. The Commitment Fees shall be payable in arrears on the last Business Day in each of March, June, September and December of each year, commencing on the first such date to occur after the Effective Date, and ending on the Commitment Termination Date, and shall be calculated based on the actual number of days elapsed over a 360-day year.

B. Annual Administrative Fee. The Borrower agrees to pay to the Administrative Agent, for the account of it and its Affiliates, an annual administrative fee in such amounts as may have been or hereafter may be agreed between them from time to time.

C. Other Agent Fees. Holdings and the Borrower agree to pay such other fees to the Administrative Agent as may hereafter be agreed upon from time to time.

2.4	Repayments and Prepayments; General Provisions Regarding Payments.

A. Prepayments and Reductions in Revolving Credit Commitments.

(i) Voluntary Prepayments. The Borrower may at any time and from time to time prepay, without premium or penalty, the Loans on any Business Day in whole or in part in an aggregate minimum amount of the Borrowing Minimum and integral multiples of the Borrowing Multiple in excess of that amount or in each case such lesser amount as is then outstanding, by delivering a Notice of Prepayment to the Administrative Agent not later than 1:00 p.m. (New York time). at least (i) three U.S. Government Securities Business Days before prepayment in the case of Term SOFR Loans, (ii) five U.S. Government Securities Business Days’ before prepayment in the case of Daily Simple SOFR Loans or (iii) one Business Days before prepayment in the case of Base Rate Loans or Swingline Loans, specifying the date and amount of prepayment and whether the prepayment is of Daily Simple SOFR Loans, Term SOFR Loans, Base Rate Loans, Swingline Loans or a combination thereof, and, if of a

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combination thereof, the amount allocable to each; provided, however, that in the event the Borrower shall prepay a Term SOFR Loan other than on the expiration of the Interest Period applicable thereto, the Borrower shall, at the time of such prepayment, also pay any amounts payable under Section 2.6D hereof. A Notice of Prepayment received after 1:00 p.m. (New York time) shall be deemed received on the next Business Day or U.S. Government Securities Business Day, as applicable. Upon receipt of such notice, the Administrative Agent will promptly notify each Lender. A Notice of Prepayment having been given as aforesaid, the Loans shall become due and payable on the prepayment date specified in such notice and in the aggregate principal amount specified therein.

(ii) Voluntary Reductions of Revolving Credit Commitments. The Borrower may, upon not less than three Business Days’ prior written notice to the Administrative Agent (which notice the Administrative Agent will promptly transmit to each Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Credit Commitments in an amount up to the Unused Commitment at the time of such proposed termination or reduction; provided that any such partial reduction of the Revolving Credit Commitments shall be in an aggregate minimum amount of the Borrowing Minimum and integral multiples of the Borrowing Multiple in excess of that amount, or such lesser amount as is then outstanding. The Borrower’s notice to the Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Credit Commitments shall be effective on the date specified in such notice and shall reduce the Revolving Credit Commitment of each Lender proportionately to its Pro Rata Share. All Commitment Fees accrued until the effective date of any termination of the Revolving Credit Commitment shall be paid on the effective date of such termination.

(iii) Mandatory Prepayments. The Loans shall be prepaid in the manner provided in Section 2.4B upon the occurrence of the following circumstances:

(a) Prepayments Due to Reductions or Restrictions of Revolving Credit Commitments. The Borrower shall prepay the Loans from time to time to the extent necessary so that the Revolving Exposure shall not at any time exceed the Revolving Credit Commitments then in effect. If at any time that there are no Loans outstanding (whether after giving effect to any prepayment thereof pursuant to this Section 2.4A(iii)(a) or otherwise) the Revolving Exposure exceeds the Revolving Credit Commitments, the Borrower shall deposit as cash collateral with the Administrative Agent such amounts as are necessary so that, after giving effect thereto, the amount on deposit in the form of cash collateral with the Administrative Agent pursuant to this Section 2.4A(iii)(a) is at least equal to such excess. If, on the tenth Business Day prior to the Commitment Termination Date, the conditions precedent to borrowing set forth in Section 4.2B would not be satisfied, then the Borrower shall, on such date, cash collateralize such amount of LC Exposure that is attributable to the Revolving Credit Commitments. Any failure to make such deposit within two Business Days after notice by the Administrative Agent shall constitute an Event of Default.

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(b) Prepayments Due to Borrowing Base Availability. If a Borrowing Base Trigger Event has occurred and is continuing and the Revolving Exposure exceeds the Borrowing Base Availability then in effect, the Borrower shall, within five Business Days of such occurrence, (x) prepay the Loans from time to time to the extent necessary so that the Revolving Exposure shall not exceed the Borrowing Base Availability then in effect or (y) deliver to the Administrative Agent an updated Borrowing Base Certificate reflecting changes in the Borrowing Base and/or the Borrowing Base Availability such that, immediately after giving effect to such updated Borrowing Base Certificate, the Revolving Exposure shall not exceed the Borrowing Base Availability. If a Borrowing Base Trigger Event has occurred and is continuing and there are no Loans outstanding (whether after giving effect to any prepayment thereof pursuant to this Section 2.4A(iii)(b) or otherwise) and the Revolving Exposure exceeds the Borrowing Base Availability then in effect, the Borrower shall, within five Business Days of such occurrence, (x) deposit as cash collateral with the Administrative Agent such amounts as are necessary so that, after giving effect thereto, the amount on deposit in the form of cash collateral with the Administrative Agent pursuant to this Section 2.4A(iii)(b) is at least equal to such excess or (y) deliver to the Administrative Agent an updated Borrowing Base Certificate reflecting changes in the Borrowing Base and/or the Borrowing Base Availability such that, immediately after giving effect to such updated Borrowing Base Certificate, the Revolving Exposure shall not exceed the Borrowing Base Availability.

(iv) Application of Prepayments. Any voluntary prepayments pursuant to Section 2.4A shall be subject to the requirements of Section 2.6C; provided that, in connection with any voluntary prepayments by the Borrower pursuant to Section 2.4A and considering each Class of Loans being prepaid separately, any voluntary prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to SOFR Loans, in each case in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.6C.

B. Application of Payments Under the Guaranty. All payments received by the Administrative Agent under the Guaranty shall be applied promptly from time to time by the Administrative Agent in the following order of priority:

(i) to the payment of the reasonable costs and expenses of any collection or other realization under such Guaranty, including reasonable compensation to the Administrative Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent in connection therewith, all in accordance with the terms of this Agreement and such Guaranty;

(ii) thereafter, to the extent of any excess such payments, to the payment of all other Obligations for the ratable benefit of the holders thereof;

(iii) thereafter, to the extent of any excess such payments, to the payment to the applicable Guarantor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

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C. General Provisions Regarding Payments.

(i) Manner, Time and Currency of Payment. All payments by the Borrower of principal, interest, fees and other Obligations hereunder and under the Notes shall be made in same day funds and without defense, setoff or counterclaim, free of any restriction or condition, and delivered to the Administrative Agent not later than 1:00 p.m. (New York time) on the date due at the Administrative Agent’s Office for the account of the Lenders; funds received by the Administrative Agent after that time on such due date shall, at the Administrative Agent’s sole discretion, be deemed to have been paid by the Borrower on the next succeeding Business Day. Each payment to the Administrative Agent on the account of the principal of or interest on the Swingline Loans or any fee, commission or other amounts payable to the Swingline Lender shall be made in a like manner, but for the account of the Swingline Lender. For purposes of computing interest or fees, any payments under this Agreement that are made later than 2:00 p.m. (New York time) shall be deemed to have been made on the next succeeding Business Day, in the Administrative Agent’s sole discretion. The Borrower hereby authorizes the Administrative Agent to charge their accounts with the Administrative Agent in order to cause timely payment to be made to the Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in their accounts for that purpose). Each payment to be made by the Borrower hereunder shall be made in U.S. Dollars.

(ii) Application of Payments to Principal, Interest and Prepayment Fees. Except as provided in Section 2.2C, all payments and prepayments in respect of the principal amount of any Loan shall include payment of accrued interest and prepayment fees, if any, on the principal amount being repaid or prepaid, and all such payments (and in any event any payments made in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest and prepayment fees, if any, before application to principal.

(iii) Apportionment of Payments. The aggregate principal, prepayment fees and interest payments shall be apportioned among all outstanding Loans to which such payments relate, in each case proportionately to the Lenders’ respective Pro Rata Shares. The Administrative Agent shall promptly distribute to each applicable Lender, at its applicable Lender Office, its Pro Rata Share of all such payments received by the Administrative Agent and the Commitment Fees of such Lender when received by the Administrative Agent pursuant to Section 2.3.

(iv) Payments on Business Days. Except if expressly provided otherwise, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next preceding Business Day.

(v) Notation of Payment. Each Lender agrees that before disposing of any Note held by it, or any part thereof (other than by granting participations therein), that Lender will make a notation thereon of all Loans evidenced by that Note and all principal payments previously made thereon and of the date to which interest thereon has been paid; provided that the failure to make (or any error in the making of) a notation of any Loan made under such Note shall not limit or otherwise affect such disposition or the obligations of the Borrower hereunder or under such Note with respect to any Loan or any payments of principal or interest on such Note.

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D. Repayment on Termination Date. The Borrower hereby agrees to repay the outstanding principal amount of (i) all Revolving Credit Loans in full on the Commitment Termination Date and (ii) all Swingline Loans in accordance with Section 2.1A(ii)(b) (but, in any event, no later than the Commitment Termination Date), together, in each case, with all accrued but unpaid interest thereon.

2.5	Use of Proceeds.

A. Loans. The proceeds of any Loans shall be applied for working capital and general corporate purposes (including for acquisitions and other Investments permitted or not otherwise prohibited under this Agreement) of the Borrower and its Subsidiaries.

B. Letters of Credit. Letters of Credit shall be used for general corporate purposes of Holdings and its Subsidiaries, including backstopping or replacing letters of credit (or other comparable arrangements) of the Borrower outstanding on the Effective Date.

2.6	Special Provisions Governing SOFR Loans.

Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to SOFR Loans as to the matters covered:

A. Inability to Determine Applicable Interest Rate. Subject to Section 2.6D, in connection with any request for a SOFR Loan or a conversion to or continuation thereof or otherwise, if for any reason:

(a) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for ascertaining Daily Simple SOFR pursuant to the definition thereof or Term SOFR with respect to a proposed Term SOFR Loan on or prior to the first day of the applicable Interest Period; or

(b) the Requisite Lenders determine (which determination shall be conclusive and binding absent manifest error) that Daily Simple SOFR or Term SOFR, as applicable, does not adequately and fairly reflect the cost to such Lenders of making or maintaining any such Loan during, with respect to Term SOFR, such Interest Period and, in the case of Section 2.6A(b), the Requisite Lenders have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent will promptly so notify the Borrower and each Lender.

Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert any Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Administrative Agent (with respect to Section 2.6A(b), at the instruction of the Requisite Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been

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converted into Base Rate Loans (x) with respect to any Daily Simple SOFR Loans, immediately and (y) with respect to any Term SOFR Loans, at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.6C. Subject to Section 2.6D, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate” until the Administrative Agent revokes such determination.

B. Illegality of SOFR Loans. In the event that on any date any Lender shall have reasonably determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with the Borrower and the Administrative Agent) that the making, maintaining or continuation of its SOFR Loans or to determine or charge interest based upon SOFR, Daily Simple SOFR, the Term SOFR Reference Rate or Term SOFR has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (in writing) to the Borrower and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each other Lender). Thereafter (a) the obligation of the Affected Lender to make SOFR Loans or to convert Loans to SOFR Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (b) to the extent such determination by the Affected Lender relates to a SOFR Loan then being requested pursuant to the Notice of Borrowing or a Notice of Conversion/Continuation, the Affected Lender shall make such Loan as (or convert such Loan to, as the case may be) a Base Rate Loan, (c) the Affected Lender’s obligation to maintain its outstanding SOFR Loans (the “Affected Loans”) shall be terminated at the earlier to occur of (i)(x) with respect to any Daily Simple SOFR Loans, the next Interest Payment Date with respect thereto or (y) with respect to any Term SOFR Loans, the expiration of the Interest Period then in effect or (ii) when required by law, and (d) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a SOFR Loan then being requested pursuant to a Notice of Conversion/Continuation, the Borrower shall have the option, subject to the provisions of Section 2.6C, to rescind such Notice of Borrowing or Notice of Conversion/Continuation as to all Lenders by giving notice (in writing) to the Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 2.6B shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, SOFR Loans in accordance with the terms of this Agreement.

C. Compensation For Breakage or Non-Commencement of Interest Periods. The Borrower shall compensate the Administrative Agent, upon written request by any Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid by such Lender to the lenders of funds borrowed by it to make or carry its Term SOFR Loans and any actual loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds, but excluding any loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any Term SOFR Loan does not occur on a date specified therefor in a Notice of

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Borrowing, or a conversion to or continuation of any Term SOFR Loan does not occur on a date specified therefor in a Notice of Conversion/Continuation, (ii) if any payment (including any prepayment pursuant to Section 2.4A(iv) or assignment pursuant to Section 2.8 or 10.5B) or conversion of any of its Term SOFR Loans occurs on a date that is not the last day of an Interest Period therefor, (iii) if any prepayment of any of its Term SOFR Loans is not made on any date specified in a notice of prepayment given by the Borrower, (iv) as a consequence of any other default by the Borrower in the repayment of their SOFR Loans when required by the terms of this Agreement or (v) the assignment of any Term SOFR Loan other than on the last day of the Interest Period therefor, in each case, as a result of a request by the Borrower pursuant to Section 2.8B.

D. Benchmark Replacement Setting.

(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event with respect to any Benchmark, the Administrative Agent and the Borrower may amend this Agreement to replace such Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Requisite Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.6D(i) will occur prior to the applicable Benchmark Transition Start Date.

(ii) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right, in consultation with the Borrower, to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (a) the implementation of any Benchmark Replacement and (b) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.6D(iv) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.6D, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.6D.

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(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (a) if any then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (i) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (ii) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (b) if a tenor that was removed pursuant to clause (a) above either (i) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (ii) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, (a) the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of any affected SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans and (b) any outstanding affected SOFR Loans will be deemed to have been converted to Base Rate Loans (x) with respect to any Daily Simple SOFR Loans, immediately and (y) with respect to any Term SOFR Loans, at the end of the applicable Interest Period. During any Benchmark Unavailability Period with respect to any Benchmark or at any time that a tenor for any then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark that is the subject of such Benchmark Unavailability Period or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

E. Booking of Loans. Any Lender may make, carry or transfer Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender.

F. SOFR Loans After Default. After the occurrence of and during the continuation of a Default or Event of Default, (i) the Borrower may not elect to have a Loan be made or maintained as, or converted to, a SOFR Loan after (x) with respect to a Daily Simple SOFR Loan, the next Interest Payment Date with respect thereto or (y) with respect to a Term SOFR Loans, the expiration of any Interest Period then in effect for that Loan and (ii) subject to the provisions of Section 2.6D, any Notice of Borrowing or Notice of Conversion/Continuation given by the Borrower with respect to a requested borrowing or conversion/continuation that has not yet occurred shall be deemed to be rescinded by such Borrower.

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2.7	Increased Costs; Taxes.

A. Increased Costs Generally. If any Change in Law shall: (i) impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the FRB, as amended and in effect from time to time)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any Issuing Bank; (ii) subject any Lender or any Issuing Bank to any Taxes (other than (A) Excluded Taxes, (B) Indemnified Taxes, (C) Other Taxes and (D) Other Connection Taxes on gross or net income, profits or receipts (including value-added or similar Taxes)) with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or Swingline Loans, any SOFR Loans made by it, or its deposits, reserves, other liabilities or capital attributable thereto; or (iii) impose on any Lender, any Issuing Bank or the Swingline Lender any other condition, cost or expense affecting this Agreement or Loans hereunder made by such Lender or any Letter of Credit or participation therein; and the result of any of the foregoing shall be to increase the cost to such Lender or any Issuing Bank of making, converting to, continuing or maintaining any Loan (or of maintaining its obligations to make any such Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or any other amount), then upon request of such Lender the Borrower will pay to such Lender or such Issuing Bank such additional amount or amounts as will compensate such Lender or such Issuing Bank for such additional costs incurred or reduction suffered.

B. Capital Requirements. If any Lender or any Issuing Bank determines that any Change in Law affecting such Lender or such Issuing Bank or the applicable Lender Office of such Lender or the Letter of Credit Issuing Office or such Lender’s or such Issuing Bank’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitments of such Lender or the Loans made by, or the participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

C. Certificates for Reimbursement. A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in Section 2.7A or 2.7B and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case maybe, the amount shown as due on any such certificate within ten days after receipt thereof.

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D. Delay in Requests. Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section 2.7D shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section 2.7D for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

E. Taxes.

(i) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if any Withholding Agent shall be required by Applicable Laws to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable by the Borrower shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.7E) the Administrative Agent, Lender or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Withholding Agent (which shall be the Administrative Agent if the Borrower is a U.S. Person) shall make such deductions and (iii) the Withholding Agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(ii) Payment of Other Taxes by the Borrower. Without limiting the provisions of Section 2.7E(i), the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Laws.

(iii) Indemnification by the Borrower. The Loan Parties shall indemnify the Administrative Agent, each Lender and each Issuing Bank within 20 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.7E) paid by the Administrative Agent, Lender or Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate stating the amount of such payment or liability and setting forth in reasonable detail the calculation thereof delivered to the Borrower by the Administrative Agent, a Lender or an Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank shall be conclusive absent manifest error.

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(iv) Indemnification by the Lenders and Issuing Banks. Each Lender and each Issuing Bank shall severally indemnify:

(a) the Administrative Agent for the full amount of any Indemnified Taxes or Other Taxes attributable to such Lender or such Issuing Bank (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Loan Parties to do so) that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; and

(b) the Administrative Agent or the Borrower (as applicable) for (1) the full amount of any Excluded Taxes attributable to such Lender or such Issuing Bank and (2) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.1D relating to the maintenance of a Participant Register, in each case, that are paid or payable by the Administrative Agent or the Borrower (as applicable) in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.

The indemnity under this Section 2.7E(iv) shall be paid within 20 days after the Borrower or the Administrative Agent delivers to the applicable Lender or Issuing Bank a certificate stating the amount of Taxes so payable by the Borrower or the Administrative Agent. Such certificate shall be conclusive of the amount so payable absent manifest error.

(v) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(vi) Status of Lenders and Issuing Banks.

(a) The Administrative Agent, any Lender or any Issuing Bank, if requested by the Borrower or the Administrative Agent, shall deliver documentation prescribed by Applicable Laws or the published administrative practice of a relevant Governmental Authority when reasonably requested by such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent to determine whether or not the Administrative Agent, such Lender or such Issuing Bank is subject to withholding, backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.7E(vi)(b)(i), (b)(ii)(i)-(iv) and (b)(iii)-(b)(v)) shall not be required if in the Administrative Agent’s, the Lender’s or the Issuing Bank’s (as applicable) reasonable judgment such completion, execution or submission would subject the Administrative Agent, such Lender or such Issuing Bank (as applicable) to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Administrative Agent, such Lender or such Issuing Bank (as applicable).

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(b) Without limiting the generality of the foregoing, for so long as the Borrower is a U.S. Person,

(i) each Lender and Issuing Bank that is a U.S. Person shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender or Issuing Bank becomes a Lender or Issuing Bank, as applicable, under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) a properly completed and duly executed Internal Revenue Service Form W-9;

(ii) each Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent), whichever of the following is applicable: (i) duly completed copies of Internal Revenue Service Form W-8BEN or Form W-8BEN-E, claiming eligibility for benefits of an income tax treaty to which the United States of America is a party, (ii) duly completed copies of Internal Revenue Service Form W-8ECI, (iii) duly completed copies of Internal Revenue Service Form W-8IMY, (iv) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit XII-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) duly completed copies of Internal Revenue Service Form W-8BEN or Form W-8BEN-E, (v) to the extent a Foreign Lender is not the beneficial owner, in addition to other forms requested under this Section 2.7E(vi)(b)(ii), a U.S. Tax Compliance Certificate substantially in the form of Exhibit XII-2 or Exhibit XII-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit XII-4 on behalf of each such direct and indirect partner or (vi) any other form prescribed by Applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding Tax and reasonably requested by the Borrower or the Administrative Agent duly completed together with such supplementary documentation as may be prescribed by Applicable Laws and reasonably requested by the Borrower or the Administrative Agent to permit the Borrower to determine the withholding or deduction required to be made. A Lender shall not be required to deliver any form or statement pursuant to this Section 2.7E(vi) that such Foreign Lender is not legally able to deliver;

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(iii) if a payment made to a Lender or Issuing Bank under this Agreement would be subject to U.S. Federal withholding Tax imposed by FATCA, such Lender or Issuing Bank, as applicable, shall deliver to the Borrower or the Administrative Agent, at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender or Issuing Bank, as applicable, has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment; and

(iv) the Administrative Agent shall deliver to the Borrower (in such number of copies as shall be requested by the Borrower) on or prior to the date on which the Administrative Agent becomes the Administrative Agent under this Agreement (and from time to time thereafter (i) promptly upon the obsolescence, expiration or invalidity of any form previously delivered by the Administrative Agent and (ii) upon the request of the Borrower) a properly completed and duly executed Internal Revenue Service Form W-9 or W-8IMY (or any other form prescribed by Applicable Laws as the basis for claiming complete exemption from United States federal withholding Tax and reasonably requested by the Borrower) certifying the Administrative Agent’s entitlement as of such date to a complete exemption from United States federal withholding Tax with respect to payments to be made under this Agreement and the other Loan Documents.

(v) if the Administrative Agent is a U.S. branch described in Section 1.1441-1(b)(2)(iv)(A) of the Treasury Regulations and delivers to the Borrower a properly completed and duly executed Internal Revenue Service Form W-8IMY pursuant to Section 2.7E(vi)(b)(iv) certifying that the Administrative Agent is a U.S. branch and intends to be treated as a U.S. person for purposes of withholding under Chapter 3 of the Code, then the Borrower and the Administrative Agent shall treat the Administrative Agent as a U.S. person for purposes of withholding under Chapter 3 of the Code, pursuant to Section 1.1441-1(b)(2)(iv) of the Treasury Regulations.

(vii) Treatment of Certain Refunds. If any party determines, in its reasonable discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified pursuant to this Section 2.7E (including additional amounts paid pursuant to Section 2.7E(i)), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, under this Section 2.7E with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such indemnifying party, upon the request of such indemnified party, agrees to repay to such indemnified party the amount paid over to such indemnified party (plus any

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penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

2.8	Mitigation Obligations; Replacement of Lenders.

A. Designation of a Different Lender Office. If any Lender or any Issuing Bank requests compensation under Section 2.7A or 2.7B, or requires the Borrower to pay any additional amount to any Lender, any Issuing Bank or any Governmental Authority for the account of any Lender or any Issuing Bank pursuant to Section 2.7E, then such Lender or such Issuing Bank shall (at the request of the Borrower) use reasonable efforts to designate a different Lender Office or Letter of Credit Issuing Office, as applicable, for making, issuing or for funding or maintaining its Commitments, Loans or Letters of Credit hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or such Issuing Bank, as the case may be, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.7 in the future, and (ii) would not subject such Lender or such Issuing Bank to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender or such Issuing Bank. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or any Issuing Bank in connection with any such designation or assignment.

B. Replacement of Lenders. If any Lender requests compensation under Section 2.7A or 2.7B, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.7E, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.1), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.1B(i)(d), (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in Letters of Credit and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.6D) from such Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.7A or 2.7B or payments required to be made pursuant to Section 2.7E, such assignment will result in a reduction in such compensation or payments thereafter, and (iv) such assignment does not conflict with Applicable Laws. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

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2.9	Loan Modification Offers.

A. The Borrower may, by written notice to the Administrative Agent from time to time, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders of one or more Classes (each Class subject to such a Loan Modification Offer, an “Affected Revolving Credit Class”) to make one or more Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower. Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective (which shall not be less than 10 Business Days nor more than 30 Business Days after the date of such notice, unless otherwise agreed to by the Administrative Agent). Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders of the Affected Revolving Credit Class that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and Commitments of such Affected Revolving Credit Class as to which such Lender’s acceptance has been made.

B. A Permitted Amendment shall be effected pursuant to a Loan Modification Agreement (a “Loan Modification Agreement”) executed and delivered by Holdings, U.S. Holdings, U.S. FinCo, the Borrower, each applicable Accepting Lender and the Administrative Agent; provided that no Permitted Amendment shall become effective unless Holdings, U.S. Holdings, U.S. FinCo and the Borrower shall have delivered to the Administrative Agent such customary legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other similar documents as shall be reasonably be requested by the Administrative Agent in connection therewith. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Each Loan Modification Agreement may, without the consent of any Lender other than the applicable Accepting Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section 2.9, including any amendments necessary to treat the applicable Loans and/or Commitments of the Accepting Lenders as a new Class of Loans and/or Commitments hereunder; provided that, except as otherwise agreed to by each Issuing Bank and/or the Swingline Lender, as applicable, (x) the allocation of the participation exposure with respect to any then-existing or subsequently issued or made Letter of Credit or any Swingline Loan as between the commitments of such new Class and the remaining Commitments shall be made on a ratable basis as between the commitments of such new Class and the remaining Commitments and (y) no Letter of Credit may extend beyond the Commitment Termination Date (as in effect prior to any Permitted Amendment which effectuates an extension of the then-existing Commitment Termination Date) without the consent of the Issuing Bank that issued such Letter of Credit (and the Lenders (including the Accepting Lenders providing such additional Commitments) agree to make all payments and adjustments necessary to effect such reallocation).

C. If a new Class of Loans and Commitment are created under this Section 2.9, the Borrower shall, after such time, (x) incur and repay Loans ratably as between the new Commitments and the Commitments outstanding immediately prior to the effectiveness of such Loan Modification Offer and (y) permanently reduce Commitments ratably as between the new Commitments and the Commitments outstanding immediately prior to the effectiveness of such Loan Modification Offer; provided that on the date of effectiveness of any Loan Modification Offer, the Borrower may permanently reduce the Commitments outstanding immediately prior to such time without ratably reducing the new Commitments. Notwithstanding anything to the contrary in Section 10.5, the Administrative Agent is expressly permitted, without the consent of any Lender, to amend the Loan Documents to the extent necessary to give effect to any Loan Modification Offer effected pursuant to this Section 2.9 and mechanical and conforming changes necessary or advisable in connection therewith (including amendments to (i) implement the requirements in the preceding two sentences, (ii) ensure pro rata

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allocations of SOFR Loans and Base Rate Loans between Loans incurred pursuant to this Section 2.9 and Loans outstanding immediately prior to any such Loan Modification Offer and (iii) implement ratable participation in Letters of Credit and Swingline Loans between the new Commitments and the Commitments outstanding immediately prior to the effectiveness of any such Loan Modification Offer).

SECTION 3.

LETTERS OF CREDIT

3.1	Issuance of Letters of Credit and Lenders’ Purchase of Participations Therein.

A. Letters of Credit. In addition to requesting that the Lenders make Loans pursuant to Section 2.1A, the Borrower may request, in accordance with the provisions of this Section 3.1, from time to time during the period after the Effective Date to but excluding the date which is thirty days before the Commitment Termination Date, that an Issuing Bank issue Letters of Credit for the account of the Borrower or any Subsidiary Guarantor (provided that any Letter of Credit may be for the benefit of any Subsidiary of the Borrower) for general corporate purposes. Each Letter of Credit shall be (i) denominated in U.S. Dollars and (ii) subject to the applicable Issuing Bank’s approval, unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower when a Letter of Credit is issued by it, subject to the UCP, in the case of a commercial Letter of Credit, or ISP, in the case of a standby Letter of Credit, in each case as set forth in the applicable Letter of Credit documents or as determined by the applicable Issuing Bank and, to the extent not inconsistent therewith, the laws of the State of New York. Subject to and upon the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Loan Parties herein set forth, such Issuing Bank agrees to issue such Letters of Credit in accordance with the provisions of this Section 3.1; provided that the Borrower shall not request that such Issuing Bank issue (and such Issuing Bank shall not issue):

(i) any Letter of Credit if, after giving effect to such issuance (and upon issuance of each Letter of Credit, or the Effective Date in the case of any Existing Letters of Credit, the Borrower shall be deemed to represent that the following will not occur as a result of such issuance), (a) the Revolving Exposure would exceed the Availability Amount then in effect, (b) the aggregate Stated Amounts of all Letters of Credit then outstanding would exceed the Letter of Credit Commitments then in effect or (c) the aggregate Stated Amounts of all Letters of Credit issued by such Issuing Bank and then outstanding would exceed the Letter of Credit Commitment of such Issuing Bank (in the case of this clause (c), without the consent of such Issuing Bank);

(ii) any Letter of Credit having an expiration date later than the date which is 12 months from the date of issuance of such Letter of Credit; provided that this Section 3.1A(ii) shall not prevent such Issuing Bank from agreeing that a Letter of Credit will automatically be extended for one or more successive periods absent a Default or Event of Default, not to exceed 12 months each unless such Issuing Bank elects not to extend for any such additional period; provided, further, that unless the Requisite Lenders otherwise consent, such Issuing Bank shall give notice that it will not extend such Letter of Credit if it has knowledge that a Default or Event of Default has occurred and is continuing on the last day on which such Issuing Bank may give notice to the beneficiary that it will not extend such Letter of Credit;

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(iii) any Letter of Credit during any period when a Lender Default exists, unless such Issuing Bank has entered into arrangements satisfactory to it and the Borrower to eliminate such Issuing Bank’s risk with respect to the Defaulting Lender, including by cash collateralizing such Defaulting Lender’s Pro Rata Share of the LC Exposure (after giving effect to the issuance of the proposed Letter of Credit);

(iv) any commercial Letter of Credit, unless such Issuing Bank has agreed in writing to issue commercial Letters of Credit pursuant to this Section 3.1;

(v) unless otherwise agreed by such Issuing Bank, any Letter of Credit that, together with all other Letters of Credit issued by such Issuing Bank hereunder, would exceed fifty (50) Letters of Credit in the aggregate; or

(vi) any Letter of Credit if the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally.

An Issuing Bank shall be under no obligation to amend or extend any Letter of Credit if (x) such Issuing Bank would have no obligation at such time to issue the Letter of Credit in its amended or extended form under the terms hereof or (y) the beneficiary of the Letter of Credit does not accept the proposed amendment to or extension of the Letter of Credit. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires.

If an outstanding Letter of Credit is stated to expire after the Commitment Termination Date, then at least 91 days prior to the Commitment Termination Date (or, if later, at the time of the issuance of such Letter of Credit by such Issuing Bank), the Borrower shall deposit cash with such Issuing Bank or provide such Issuing Bank with a letter of credit acceptable to it that names such Issuing Bank as the beneficiary thereunder, in each case in an amount equal to at least 103% of the Stated Amount of such Letter of Credit, pursuant to arrangements reasonably acceptable to such Issuing Bank. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Effective Date shall be subject to and governed by the terms and conditions hereof.

B. Mechanics of Issuance.

(i) Letter of Credit Application. Whenever the Borrower desires the issuance of a Letter of Credit, it shall deliver (which may be delivered by electronic communication) to the applicable Issuing Bank, at the applicable Letter of Credit Issuing Office, and the Administrative Agent, at the Administrative Agent’s Office, a Letter of Credit Application not later than 1:00 p.m. (New York time) at least five Business Days, or such shorter period as may be agreed to by such Issuing Bank in any particular instance, in advance of the proposed date of issuance. The Letter of Credit Application shall specify (a) the proposed date of issuance (which shall be a Business Day), (b) the face amount of or maximum aggregate liability under, as applicable, the Letter of Credit, (c) the expiration date of the Letter of Credit, (d) the name and address of the beneficiary, and (e) the verbatim text of the proposed Letter of Credit or the proposed terms and conditions thereof, including a precise description of any documents and the verbatim text of any certificates to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of the Letter of Credit, would require such Issuing Bank to make payment thereunder; provided that such Issuing Bank, in its reasonable

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discretion, may require changes in the text of the proposed Letter of Credit or any such documents or certificates; provided, further, that unless agreed to by the applicable Issuing Bank, no Letter of Credit shall require payment against a conforming draft or other request for payment to be made thereunder on the same business day (under the laws of the jurisdiction in which the office of such Issuing Bank to which such draft or other request for payment is required to be presented is located) that such draft or other request for payment is presented on such Business Day. At the request of the applicable Issuing Bank, the Borrower shall also complete and submit such Issuing Bank’s standard letter of credit application form. Additionally, the Borrower shall furnish to the applicable Issuing Bank and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, renewal or extension, as the applicable Issuing Bank or the Administrative Agent may reasonably require.

The Borrower shall notify such Issuing Bank and the Administrative Agent prior to the issuance of any Letter of Credit in the event that any of the matters to which the Borrower is required to certify in the applicable Letter of Credit Application is no longer true and correct as of the proposed date of issuance of such Letter of Credit, and upon the issuance of any Letter of Credit, the Borrower shall be deemed to have re-certified, as of the date of such issuance, as to the matters to which the Borrower is required to certify in the applicable Letter of Credit Application.

(ii) Issuance of Letter of Credit. Upon satisfaction or waiver (in accordance with Section 10.5) of the conditions set forth in Section 4.3, and upon prior confirmation from the Administrative Agent that the issuance of the requested Letter of Credit would not result in the violation of Section 3.1A(i) or 3.1A(ii), such Issuing Bank shall issue the requested Letter of Credit in accordance with such Issuing Bank’s standard procedures, and upon its issuance of such Letter of Credit such Issuing Bank shall promptly notify the Administrative Agent of such issuance, which notice shall be accompanied by a copy of such Letter of Credit.

(iii) Reports to the Administrative Agent. At any time that there is an Issuing Bank that is not also the financial institution acting as Administrative Agent, then (a) on the last Business Day of every calendar month, (b) on each date that a Letter of Credit is amended, terminated or otherwise expires, (c) on each date that a Letter of Credit is issued or the expiry date of a Letter of Credit is extended, and (d) upon the request of the Administrative Agent, each Issuing Bank (or, in the case of clauses (b), (c) or (d), the applicable Issuing Bank) shall deliver to the Administrative Agent a report setting forth in form and detail reasonably satisfactory to the Administrative Agent information (including any reimbursement, cash collateral or termination in respect of Letters of Credit issued by such Issuing Bank) with respect to each Letter of Credit issued by such Issuing Bank that is outstanding hereunder. In addition, each Issuing Bank shall provide notice to the Administrative Agent of its Letter of Credit Commitment, or any change thereto, promptly upon it becoming an Issuing Bank or making any change to its Letter of Credit Commitment. No failure on the part of any Issuing Bank to provide such information pursuant to this Section 3.1B(iii) shall limit the obligations of the Borrower or any Lender hereunder with respect to its reimbursement and participation obligations hereunder.

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(iv) Letters of Credit For Account of Subsidiaries. Notwithstanding that a Letter of Credit is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated as a primary obligor to reimburse the applicable Issuing Bank for all drawings under such Letter of Credit in accordance with the terms of this Agreement. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries. To the extent that any Letter of Credit is issued for the account of any Subsidiary that is not a Subsidiary Guarantor, the Borrower agrees that (i) the Borrower is responsible for the obligations in respect of such Letter of Credit under the Loan Documents and any relevant application or reimbursement agreement, (ii) the Borrower has sole right to give instructions and make agreements with respect to the Letter of Credit and the disposition of documents related thereto, and (iii) the Borrower has all powers and rights in respect of any security arising in connection with the Letter of Credit and the transaction related thereto.

C. Lenders’ Purchase of Participations in Letters of Credit. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and, with respect to the Existing Letters of Credit, on the Effective Date, without any further action on the part of the applicable Issuing Bank or the Lenders, the applicable Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Pro Rata Share of any drawings honored or payments made by the Issuing Bank in respect of such Letter of Credit (each, an “LC Disbursement”) and not reimbursed by the Borrower on the date due as provided in Section 3.3B, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

3.2	Letter of Credit Fees.

The Borrower agrees to pay the following amounts to the Administrative Agent with respect to Letters of Credit issued by an Issuing Bank for the account of the Borrower:

(i) with respect to each Letter of Credit, (a) a fronting fee for the account of each Issuing Bank equal to 0.125% per annum of the daily Stated Amount under such Letter of Credit issued by such Issuing Bank (but in no event less than $500 per annum for such Letter of Credit), (b) a Letter of Credit fee payable for the account of each Lender equal to the product of (x) the then Applicable Rate for Loans that are SOFR Loans and (y) the average daily Stated Amount under such Letter of Credit, in each case, payable in arrears on and to the last Business Day in each of March, June, September and December of each year, commencing on the first such date to occur after the Effective Date, and on the Commitment Termination Date and computed on the basis of a 360-day year for the actual number of days elapsed; and

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(ii) for the account of each Issuing Bank, with respect to the issuance, amendment or transfer of each Letter of Credit issued by such Issuing Bank and each drawing made thereunder (without duplication of the fees payable under Section 3.2(i)), issuance documentary, administration and processing charges in accordance with such Issuing Bank’s standard schedule for such charges in effect at the time of such issuance, amendment, transfer or drawing, as the case may be.

Promptly upon receipt by the Administrative Agent of any amount described in Section 3.2(i)(a) or 3.2(ii), the Administrative Agent shall distribute such amount to the applicable Issuing Banks; provided that, subject to Section 3.6B, no Defaulting Lender shall be entitled to receive Letter of Credit fees pursuant to Section 3.2(i)(b) for any period during which that Lender is a Defaulting Lender except to the extent allocable to its Pro Rata Share of the Stated Amount of Letters of Credit for which it has provided cash collateral. Promptly upon receipt by the Administrative Agent of any amount described in Section 3.2(i)(b), the Administrative Agent shall distribute to each Lender its Pro Rata Share of such amount. The fees described in Section 3.2(i)(b) shall be paid in U.S. Dollars.

3.3	Drawings and Payments and Reimbursement of Amounts Drawn or Paid Under Letters of Credit.

A. Responsibility of Issuing Bank With Respect to Requests for Drawings and Payments. In determining whether to honor any drawing or request for payment under any Letter of Credit by the beneficiary thereof, the applicable Issuing Bank shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit. Furthermore, the parties agree that (i) with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents (even if not in strict compliance with the terms and conditions of such Letter of Credit) without responsibility for further investigation, regardless of any notice or information to the contrary and without regard to any non-documentary condition in such Letter of Credit, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit, (ii) an Issuing Bank may act upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that such Issuing Bank in good faith believes to have been given by a Person authorized to give such instruction or request and (iii) an Issuing Bank may replace a purportedly lost, stolen, or destroyed original Letter of Credit or missing amendment thereto with a certified true copy marked as such or waive a requirement for its presentation.

B. Reimbursement by the Borrower of Amounts Drawn or Paid Under Letters of Credit. If any Issuing Bank shall make an LC Disbursement, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 3:00 p.m., New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 12:00 noon, New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than (i) 3:00 p.m., New York City time, on the Business Day that the Borrower receives such notice, if such notice is received prior to 12:00 noon, New York City time, on the day of receipt, or (ii) 2:00 p.m., New York City time, on the Business Day immediately following the day on which the Borrower receives such notice, if such notice is not received prior to 12:00 noon, New York City time, on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.1B that such payment be financed with a Loan that is a Base Rate Loan in an equivalent amount to the LC Disbursement, and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Loan.

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C. Payment by Lenders of Unpaid Drawings or Payments Under Letters of Credit.

(i) Payment by Lenders. In the event that the Borrower shall fail for any reason to reimburse any Issuing Bank for an LC Disbursement as provided in Section 3.3B when due or provide cash collateral as required by the last paragraph of Section 3.1A, the Administrative Agent shall notify each Lender of the applicable LC Disbursement or of such failure, the payment then due from the Borrower in respect thereof and such Lender’s Pro Rata Share thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Pro Rata Share of the payment then due from the Borrower, in the same manner as provided in Section 2.1C with respect to Loans made by such Lender (and Section 2.1C shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the applicable Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of Base Rate Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement. Any payment made by a Lender pursuant to this paragraph to fund required cash collateral shall constitute a Base Rate Loan.

(ii) Distribution to Lenders of Reimbursements. In the event any Issuing Bank shall have been reimbursed by other Lenders pursuant to Section 3.3C(i) for all or any portion of any honored drawing or payment made by such Issuing Bank under a Letter of Credit issued by it, such Issuing Bank shall distribute to each other Lender which has paid all amounts payable by it under Section 3.3C(i) with respect to such honored drawing or payment such other Lender’s Pro Rata Share of all payments subsequently received by such Issuing Bank from the Borrower in reimbursement of such Unpaid Drawings when such payments are received. Any such distribution shall be made to a Lender at its primary address identified to the Administrative Agent or at such other address as such Lender may request.

D. Interest on Unpaid Drawings Under Letters of Credit.

(i) Payment of Interest. The Borrower agrees to pay to each Issuing Bank, with respect to any Unpaid Drawings, interest on such amount of Unpaid Drawings from the date such drawing is honored or payment is made to but excluding the date such amount is reimbursed by the Borrower (including any such reimbursement out of the proceeds of Loans pursuant to Section 3.3B) at a rate equal to (a) for the period from the date such drawing is honored or payment is made to and including the applicable reimbursement date, the Base Rate plus the Applicable Rate applicable to Loans that are Base Rate Loans and (b) thereafter, a rate which is 2.00% per annum in excess of the rate of interest described in the foregoing clause (a). Interest payable pursuant to this Section 3.3D(i) shall be computed on the basis of a 360-day year for the actual number of days elapsed in the period during which it accrues and shall be payable on demand or, if no demand is made, on the date on which the related LC Disbursement is reimbursed in full.

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(ii) Distribution of Interest Payments by Issuing Bank. Promptly upon receipt by any Issuing Bank of any payment of interest pursuant to Section 3.3D(i), (a) such Issuing Bank shall distribute to each other Lender, out of the interest received by such Issuing Bank in respect of the period from the date of the applicable LC Disbursement to but excluding the date on which such Issuing Bank is reimbursed for the amount of such drawing or payment (including any such reimbursement out of the proceeds of Loans pursuant to Section 3.3B), the amount that such other Lender would have been entitled to receive in respect of the Letter of Credit fee that would have been payable in respect of such Letter of Credit for such period pursuant to Section 3.2 if an LC Disbursement had been made, and (b) in the event such Issuing Bank shall have been reimbursed by other Lenders pursuant to Section 3.3C(i) for all or any portion of such LC Disbursement, such Issuing Bank shall distribute to each other Lender which has paid all amounts payable by it under Section 3.3C(i) with respect to such LC Disbursement such other Lender’s Pro Rata Share of any interest received by such Issuing Bank in respect of that portion of such LC Disbursement so reimbursed by other Lenders for the period from the date on which such Issuing Bank was so reimbursed by other Lenders to and including the date on which such portion of such LC Disbursement is reimbursed by the Borrower; provided, that in the event that the Issuing Bank shall be required to return any amounts received by the Administrative Agent that such Issuing Bank then distributed to Lenders, the Lenders shall return such amounts to the Administrative Agent, which shall in turn pay to such Issuing Bank, the portion thereof previously distributed by such Issuing Bank to such Lender.

3.4	Obligations Absolute.

The obligation of the Borrower to reimburse each Issuing Bank for an LC Disbursement in respect of a Letter of Credit issued by it (which reimbursement, for the avoidance of doubt, may be made from the proceeds of Loans pursuant to Section 3.3B) and to repay any Loans made by the Lenders pursuant to Section 3.3B and the obligations of the Lenders under Section 3.3C(i) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following circumstances:

(i) any lack of validity or enforceability of any Letter of Credit;

(ii) the existence of any claim, set-off, defense or other right which the Borrower or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), any Issuing Bank or other Lender or any other Person or, in the case of a Lender, against the Borrower whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Holdings, U.S. Holdings, U.S. FinCo, the Borrower or one of their respective Subsidiaries and the beneficiary for which any Letter of Credit was procured);

(iii) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

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(iv) payment by the applicable Issuing Bank under any Letter of Credit against presentation of a demand, draft or certificate or other document which appears to substantially comply with the terms of such Letter of Credit;

(v) any adverse change in the business, assets, operations, properties, condition (financial or otherwise) or prospects of Holdings or any of its Subsidiaries;

(vi) any breach of this Agreement or any other Loan Document by any party thereto;

(vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or

(viii) the fact that a Default or Event of Default shall have occurred and be continuing;

provided, in each case, that payment by the applicable Issuing Bank under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of such Issuing Bank under the circumstances in question (as determined by a final judgment of a court of competent jurisdiction).

3.5	Nature of Issuing Bank’s Duties.

As between the Borrower and any Issuing Bank, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by such Issuing Bank by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, such Issuing Bank shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any Person in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged, (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason, (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit, (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, facsimile, e-mail or otherwise, whether or not they be in cipher, (v) errors in interpretation of technical terms, (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof, (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing or payment under such Letter of Credit or (viii) any consequences arising from causes beyond the control of such Issuing Bank, including any acts of any Governmental Authorities, and none of the above shall affect or impair, or prevent the vesting of, any of such Issuing Bank’s rights or powers hereunder.

In furtherance and extension and not in limitation of the specific provisions set forth in the first paragraph of this Section 3.5, any action taken or omitted by any Issuing Bank under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put such Issuing Bank under any resulting liability to the Borrower.

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Notwithstanding anything to the contrary herein, no Issuing Bank shall be responsible to the Borrower for, and such Issuing Bank’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of such Issuing Bank required or permitted under any law, order or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Applicable Laws or any order of a jurisdiction in which such Issuing Bank or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements or official commentary of the International Chamber of Commerce Banking Commission, the Banker’s Association for Finance and Trade (BAFT) or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such laws or practice rules.

This Section 3.5 and Section 3.3A shall establish the standard of care to be exercised by an Issuing Bank when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by Applicable Law, any standard of care stricter than the foregoing).

Notwithstanding anything to the contrary contained in this Section 3.5, the Borrower shall retain any and all rights it may have against any Issuing Bank for any liability arising solely out of the gross negligence or willful misconduct of such Issuing Bank, as determined by a final judgment of a court of competent jurisdiction.

3.6	Defaulting Lenders.

Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

A. Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to any right of setoff shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or Swingline Lender hereunder; third, to cash collateralize the Fronting Exposure of the Issuing Banks and Swingline Lender with respect to such Defaulting Lender; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan or funded participation in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans and funded participations under this Agreement and (y) cash collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 3.6C; sixth, to the payment of any amounts owing to the Lenders, any Issuing Bank or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction;

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provided that if (x) such payment is a payment of the principal amount of any Loans or funded participations in Letters of Credit or Swingline Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans (including Swingline Loans) were made or the related Letters of Credit were issued (as applicable) at a time when the conditions set forth in Sections 4.2 and 4.3 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and funded participations in Letters of Credit or Swingline Loans owed to, all Lenders other than Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or funded participations in Letters of Credit or Swingline Loans owed to, such Defaulting Lender until such time as all Loans, all funded and unfunded participations in Letters of Credit and all participations in Swingline Loans are held by the Lenders pro rata in accordance with their Revolving Credit Commitments without giving effect to Section 3.6B. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 3.6A shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

B. Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in LC Exposure and Swingline Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment) but only to the extent that (a) the conditions set forth in Section 4.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time (provided that the Borrower shall have received reasonable notice of such reallocation), the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (b) such reallocation does not cause the Revolving Loan Exposure of any non-Defaulting Lender to exceed such non-Defaulting Lender’s Revolving Credit Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation. With respect to any Commitment Fee or Letter of Credit fee (in the case of any Letter of Credit fee, not required to be paid to any Defaulting Lender pursuant to Section 3.2), the Borrower shall (x) pay to each Lender that portion of any such fee with respect to participation in Letters of Credit that has been reallocated to such Lender pursuant to this Section 3.6 and (y) without duplication of clause (x) above, pay to each Issuing Bank and the Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s or the Swingline Lender’s Fronting Exposure to such Defaulting Lender (subject to decreases in such Fronting Exposure pursuant to the terms hereof, including Section 3.6A and 3.6C).

C. Cash Collateral. If the reallocation described in Section 3.6B above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, repay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, cash collateralize the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 8.

D. Defaulting Lender Cure. If the Borrower, the Administrative Agent, each Issuing Bank and the Swingline Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion

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of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans, the funded and unfunded participations in Letters of Credit and the participations in Swingline Loans to be held pro rata by the Lenders in accordance with the Revolving Credit Commitments (without giving effect to Section 3.6B), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

E. Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Requisite Lenders” and Section 10.5.

3.7	Resignation of an Issuing Bank.

In the case of any Issuing Bank, at any time that neither such Issuing Bank nor any of its Affiliates has any Commitment, such Issuing Bank may notify the Administrative Agent that it will resign as an Issuing Bank hereunder and will not thereafter issue, extend or renew Letters of Credit hereunder; provided that such resignation shall not become effective until the acceptance of appointment as an Issuing Bank hereunder by a successor Lender (reasonably acceptable to the Borrower) of the Letter of Credit Commitment of such resigning Issuing Bank, evidenced by an agreement entered into by such successor, in a form satisfactory to the Borrower and the Administrative Agent, and, from and after the effective date of such agreement, (a) such successor Lender shall have all the rights and obligations of the previous Issuing Bank under this Agreement and the other Loan Documents and (b) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require; provided, further, that such resigning Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such time, but shall not be required to issue additional Letters of Credit or to extend, renew or increase any outstanding Letter of Credit.

SECTION 4.

CONDITIONS

4.1	[Reserved.]

4.2	Conditions to All Loans.

The effectiveness of this Agreement and obligations of the Lenders to make Loans to the Borrower on each Funding Date are subject to the following further conditions precedent:

A. Notice of Borrowing. The Administrative Agent shall have received before that Funding Date, in accordance with the provisions of Section 2.1B, an executed Notice of Borrowing, in each case signed by a Responsible Officer on behalf of the Borrower in a writing delivered to the Administrative Agent.

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B. Representations and Warranties. As of that Funding Date, the representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects (unless qualified as to materiality or Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects) on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (unless qualified as to materiality or Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects) on and as of such earlier date.

C. Revolving Exposure. As of that Funding Date and after giving effect to the borrowing of any Loans thereon, the Revolving Exposure would not exceed the Availability Amount then in effect.

D. No Existing Default. No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute a Default or Event of Default.

E. Financial Performance Covenant Compliance. If the most recent Fiscal Quarter for which Section 6.1 Financials have been delivered was not a Measurement Quarter, then Holdings would have been in compliance with the Financial Performance Covenants as of the last day of such Fiscal Quarter as if it were a Measurement Quarter.

4.3	Conditions to Letters of Credit.

The issuance of any Letter of Credit hereunder (whether or not the applicable Issuing Bank is obligated to issue such Letter of Credit) is subject to the satisfaction of the following additional conditions precedent:

A. Letter of Credit Application. On or before the date of issuance of such Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received, in accordance with the provisions of Section 3.1B(i), an executed Letter of Credit Application, signed by a Responsible Officer on behalf of the Borrower in a writing delivered to the Administrative Agent, together with all other information specified in Section 3.1B(i) and such other documents or information as the applicable Issuing Bank may reasonably require in connection with the issuance of such Letter of Credit.

B. Other. On the date of issuance of such Letter of Credit, all conditions precedent described in Sections 4.2B, 4.2C and 4.2D shall be satisfied or waived to the same extent as if the issuance of such Letter of Credit were the making of a Loan and the date of issuance of such Letter of Credit were a Funding Date.

C. Financial Performance Covenant Compliance. If the most recent Fiscal Quarter for which Section 6.1 Financials have been delivered was not a Measurement Quarter, then Holdings would have been in compliance with the Financial Performance Covenants as of the last day of such Fiscal Quarter as if it were a Measurement Quarter.

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SECTION 5.

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Agreement and to make the Loans, to induce the Issuing Banks to issue Letters of Credit and to induce the other Lenders to purchase participations in the Letters of Credit and Swingline Loans, each of Holdings, U.S. Holdings, U.S. FinCo and the Borrower jointly and severally represents and warrants to the Administrative Agent, each Lender and each Issuing Bank, on the Effective Date, and on each Funding Date, and on the date of issuance of each Letter of Credit, that:

5.1	Corporate Status; Corporate Power and Authority; Enforceability; Subsidiaries.

A. Corporate Status. Each of Holdings, U.S. Holdings, U.S. FinCo, the Borrower and each Subsidiary Guarantor (a) is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) has duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

B. Corporate Power and Authority; Enforceability. Each Loan Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Loan Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party. Each Loan Party has duly executed and delivered each Loan Document to which it is a party and each such Loan Document constitutes the legal, valid and binding obligation of such Loan Party enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law). Each Loan Party and each of the Specified Subsidiaries (a) is in compliance with all Applicable Laws and (b) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted except, in each case to the extent that failure to be in compliance therewith could not reasonably be expected to have a Material Adverse Effect.

C. Subsidiaries. On the Effective Date, Holdings does not have any Subsidiaries other than the Subsidiaries listed on Schedule 5.1C. Schedule 5.1C describes the direct and indirect ownership interest of Holdings in each Subsidiary as of the Effective Date.

5.2	No Violation; Governmental Approvals.

A. No Violation. None of (a) the execution, delivery and performance by any Loan Party of the Loan Documents to which it is a party and compliance with the terms and provisions thereof, (b) the consummation of the Transactions or (c) the consummation of the transactions contemplated hereby or thereby on the relevant dates therefor, will (i) contravene any applicable provision of any material Applicable Law of any Governmental Authority, (ii) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of any of Holdings, U.S. Holdings, U.S. FinCo, the Borrower or any of the Subsidiary Guarantors pursuant

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to, (x) the terms of any material indenture, loan agreement, lease agreement, mortgage or deed of trust or (y) any other material Contractual Obligation, in the case of either clause (x) and (y) to which Holdings, U.S. Holdings, U.S. FinCo, the Borrower or any of the Subsidiary Guarantors is a party or by which they or any of their property or assets is bound or (iii) violate any provision of the Organizational Documents of Holdings, U.S. Holdings, U.S. FinCo, the Borrower or any of the Subsidiary Guarantors, except with respect to any conflict, breach of contravention or default (but not creation of Liens) referred to in clause (ii)(y), to the extent that such conflict, breach, contravention or default could not reasonably be expected to have a Material Adverse Effect.

B. Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to authorize or is required in connection with (a) the execution, delivery and performance of any Loan Document or (b) the legality, validity, binding effect or enforceability of any Loan Document, except consents, approvals, exemptions, authorizations, actions, notices and filings that have been duly obtained, taken, given or made and are in full force and effect, unless, in the case of either clause (a) or (b), the failure to obtain or make any of the foregoing could not reasonably be expected to have a Material Adverse Effect.

C. Margin Regulations. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation U or X of the Board.

5.3	Financial Statements.

The Historical Financial Statements present fairly in all material respects the financial position and results of operations of Holdings and its consolidated Subsidiaries at the date of such information and for the period covered thereby. Such financial statements have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes thereto.

5.4	No Material Adverse Change.

Since December 31, 2024, no event or change has occurred that has caused or could reasonably be expected to cause, either individually or in the aggregate, a Material Adverse Effect.

5.5	Title to Properties; Liens; Intellectual Property.

A. Title to Properties; Liens. As of the Effective Date, and as of each Funding Date thereafter, each of Holdings, U.S. Holdings, U.S. FinCo, the Borrower and the Subsidiary Guarantors, have good and marketable title to, a valid leasehold interest in, or easements, licenses or other limited property interests in, all properties (other than Intellectual Property, which is dealt with solely in Section 5.5B) that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, free and clear of all Liens (other than Liens permitted or not otherwise prohibited by this Agreement) and except where the failure to have such good title could not reasonably be expected to have a Material Adverse Effect.

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B. Intellectual Property. Each of Holdings, U.S. Holdings, U.S. FinCo, the Borrower and each of the Subsidiary Guarantors have good and marketable title to, or a valid license or right to use, all patents, trademarks, servicemarks, trade names, copyrights and all applications therefor, and all other intellectual property rights (collectively, “Intellectual Property”), free and clear of all Liens (other than Liens permitted or not otherwise prohibited by Section 7.1), that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, except where the failure to have any such rights could not reasonably be expected to have a Material Adverse Effect.

5.6	Litigation; Compliance with Laws.

There are no actions, suits or proceedings (including Environmental Claims) pending or, to the knowledge of Holdings, U.S. Holdings, U.S. FinCo or the Borrower, threatened against Holdings, U.S. Holdings, U.S. FinCo, the Borrower, any Subsidiary Guarantor or any Specified Subsidiary that could reasonably be expected to result in a Material Adverse Effect. None of Holdings, U.S. Holdings, U.S. FinCo, the Borrower, any of the Subsidiary Guarantors or any of the Specified Subsidiaries or any of their respective material properties or assets is in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation (including the USA PATRIOT Act and any zoning and building law, ordinance, code or approval, or permits, any Environmental Law), or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.

5.7	Payment of Taxes.

The Loan Parties have filed on a timely basis all U.S. federal income Tax returns and all other material Tax returns, domestic and foreign, required to be filed by them and have paid all material Taxes and assessments payable by them that have become due, other than those not overdue by more than 30 days or being contested in good faith (and for which adequate reserves have been established). Each of the Loan Parties and their respective Subsidiaries (as applicable) have paid, or have provided adequate reserves (in the good faith judgment of the management of Holdings) in accordance with GAAP for the payment of, all material U.S. federal, state and local and foreign income taxes applicable for all prior Fiscal Years and for the current Fiscal Year to the Effective Date.

5.8	Governmental Regulation.

None of the Loan Parties is required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5.9	Compliance with ERISA and Similar Applicable Law.

Each Plan is in compliance with ERISA, the Code and any Applicable Law; no Reportable Event has occurred (or, to the knowledge of Holdings or the Borrower, is reasonably likely to occur) with respect to any Plan; no Multiemployer Plan is insolvent or in reorganization (or is reasonably likely to be insolvent or in reorganization), and no written notice of any such insolvency or reorganization has been given to any of Holdings, the Borrower or any of its respective Subsidiaries or any ERISA Affiliate; no Plan is in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); no Multiemployer Plan has received notice concerning the imposition of any withdrawal liability; no Plan has failed to satisfy the minimum funding standard (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, or has an accumulated or waived funding deficiency (or is reasonably likely to have such a deficiency); no Plan has filed, pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, an application for a

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waiver of the minimum funding standard with respect to any Plan; none of Holdings, the Borrower, any of their respective Subsidiaries or any ERISA Affiliate has incurred (or, to the knowledge of Holdings or the Borrower, is reasonably likely to incur) any liability to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code or has been notified in writing that it will incur any liability under any of the foregoing sections with respect to any Plan; no Plan is, or is expected to be, in “at risk” status (as defined in Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA); no proceedings have been instituted (or, to the knowledge of Holdings or the Borrower, are reasonably likely to be instituted) to terminate or to reorganize any Plan to appoint a trustee to administer any Plan, and no written notice of any such proceedings has been given to any of Holdings, the Borrower or any of its Subsidiaries or any ERISA Affiliate; and the conditions for imposition of a lien that could be imposed under the Code or ERISA on the assets of any of Holdings, the Borrower or any of its Subsidiaries or any ERISA Affiliate do not exist (or, to the knowledge of Holdings or the Borrower, are not reasonably likely to exist) nor has Holdings, the Borrower or any of its Subsidiaries or any ERISA Affiliate been notified in writing that such a lien will be imposed on the assets of any of Holdings, any of its Subsidiaries or any ERISA Affiliate on account of any Plan, except to the extent that a breach of any of the representations, warranties or agreements in this Section 5.9 would not result, individually or in the aggregate, in an amount of liability that would be reasonably likely to have a Material Adverse Effect. No Plan has an Unfunded Current Liability that would, individually or when taken together with any other liabilities referenced in this Section 5.9, be reasonably likely to have a Material Adverse Effect. With respect to Multiemployer Plans, the representations and warranties in this Section 5.9, other than any made with respect to (a) liability under Section 4201 or 4204 of ERISA or (b) liability for termination of such Plans under ERISA, are made to the best knowledge of Holdings or the Borrower.

5.10	Environmental Matters.

A. Except as could not reasonably be expected to have a Material Adverse Effect, (i) Holdings and each of its Subsidiaries is in compliance with all Environmental Laws in all jurisdictions in which Holdings or such Subsidiary, as the case may be, is currently doing business (including having obtained all permits required under Environmental Laws) and (ii) none of Holdings or any of its Subsidiaries has become subject to any pending or, to the knowledge of Holdings or the Borrower, threatened Environmental Claim or any other Environmental Liability, or knows of any basis therefor or has received any notice thereof.

B. None of Holdings or any of its Subsidiaries has treated, stored, transported or released Hazardous Materials at or from any currently or formerly owned Real Estate or facility relating to its business in a manner that could reasonably be expected to have a Material Adverse Effect.

5.11	Employee Matters.

There is no strike or work stoppage in existence or threatened involving Holdings, the Borrower, U.S. Holdings, U.S. FinCo, any Subsidiary Guarantor or any Specified Subsidiary that could reasonably be expected to have a Material Adverse Effect.

5.12	Solvency.

On the Effective Date, the Loan Parties, on a consolidated basis, are Solvent.

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5.13	True and Complete Disclosure.

A. Factual Information and Data. None of the factual information and data (taken as a whole) heretofore or contemporaneously furnished by any Loan Party or any of its authorized representatives in writing to the Administrative Agent or any Lender on or before the Effective Date (including all information contained in the Loan Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein contained any untrue statement of material fact or omitted to state any material fact necessary to make such information and data (taken as a whole) not materially misleading at such time (after giving effect to all supplements so furnished prior to such time) in light of the circumstances under which such information or data was furnished, it being understood and agreed that for purposes of this Section 5.13A, such factual information and data shall not include projections, pro forma financial information or information of a general economic or general industry nature.

B. Projections and Pro Forma Financial Information. The projections and pro forma financial information contained in the information and data referred to in Section 5.13A were prepared in good faith based upon assumptions believed by Holdings and the Borrower to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.

5.14	Anti-Corruption Laws; Sanctions.

A. Holdings, U.S. Holdings, U.S. FinCo, the Borrower, and each of their respective Subsidiaries and, to the Knowledge of Holdings and the Borrower, any director, officer, agent or employee of Holdings, U.S. Holdings, U.S. FinCo, the Borrower or any of their respective Subsidiaries are in compliance with all applicable sanctions administered or enforced by the U.S. government, including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) and the U.S. Department of State, the United Nations Security Council, the European Union or His Majesty’s Treasury (“Sanctions”), with the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) and with any other applicable anti-corruption law, in all material respects. Holdings, U.S. Holdings, U.S. FinCo, the Borrower, and each of their respective Subsidiaries have instituted and maintain policies and procedures designed to ensure continued compliance with applicable Sanctions, the FCPA and any other applicable anti-corruption laws.

B. None of Holdings, U.S. Holdings, U.S. FinCo, the Borrower or any of its respective Subsidiaries nor, to the Knowledge of Holdings or the Borrower, any director, officer, agent or employee of Holdings, U.S. Holdings, U.S. FinCo, the Borrower or any of its respective Subsidiaries is currently a Person that is, or is 50% or more owned (individually or in the aggregate, directly or indirectly) or controlled Persons (including any agency, political subdivision, or instrumentality of any government) that are (i) the target of any Sanctions or (ii) located, organized or resident in a country or territory that is, or whose government is, the target of Sanctions.

C. The Borrower will not, directly or indirectly, use the proceeds of the Loans or use the Letters of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation

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of the FCPA or any other applicable anti-corruption law, or (ii)(A) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the target of Sanctions, or (B) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans or Letters of Credit, whether as Administrative Agent, Arranger, Issuing Bank, Lender, underwriter, advisor, investor, or otherwise).

5.15	Insurance.

Schedule 5.15 sets forth a true, complete and correct description of all material insurance policies maintained by or on behalf of U.S. FinCo, the Borrower and the Subsidiary Guarantors as of the Effective Date. As of such date, such insurance is in full force and effect and all premiums have been duly paid. U.S. FinCo, the Borrower, Holdings, U.S. Holdings and the Subsidiary Guarantors have insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice.

SECTION 6.

AFFIRMATIVE COVENANTS

Each of Holdings, U.S. Holdings, U.S. FinCo and the Borrower covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations (other than contingent indemnification obligations, Guaranteed Hedge Obligations or Cash Management Obligations, in each case, not then due and payable) and the cancellation or expiration of all Letters of Credit (or the making of other arrangements with respect to such Letters of Credit reasonably satisfactory to the Administrative Agent and each relevant Issuing Bank), unless the Requisite Lenders shall otherwise give prior written consent, each of Holdings, U.S. Holdings, U.S. FinCo and the Borrower shall perform, and shall cause each of their respective Subsidiaries (to the extent applicable) to perform, all covenants in this Section 6.

6.1	Financial Statements and Other Reports.

Holdings will furnish to the Administrative Agent for prompt further distribution to each Lender:

(i) Quarterly Financials. As soon as available and in any event on or before the date on which such financial statements are required to be filed with the SEC with respect to each of the first three quarterly accounting periods in each Fiscal Year of Holdings (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 45 days after the end of each such quarterly accounting period), the consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such quarterly period and the related consolidated statement of operations for such quarterly accounting period and for the elapsed portion of the Fiscal Year ended with the last day of such quarterly period, and the related consolidated statement of cash flows for the elapsed portion of the Fiscal Year ended with the last day of such quarterly period, and setting forth comparative consolidated figures for the related periods in the prior Fiscal Year or, in the case of such consolidated balance sheet, for the last day of the prior Fiscal Year, subject to changes resulting from audit, normal year-end audit adjustments and the absence of footnotes (such documents, the “Quarterly Financials”). Notwithstanding the foregoing, the obligations in this Section 6.1(i) may be satisfied with respect to financial information of Holdings and its consolidated Subsidiaries by furnishing

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(A) the applicable financial statements of Parent or (B) Parent’s Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of clauses (A) and (B), such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Parent, on the one hand, and the information relating to Holdings and its consolidated Subsidiaries on a stand-alone basis, on the other hand.

(ii) Year-End Financials. As soon as available and in any event on or before the date on which such financial statements are required to be filed with the SEC (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 90 days after the end of each such Fiscal Year), the consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such Fiscal Year, and the related consolidated statement of operations and cash flows for such Fiscal Year, setting forth comparative consolidated figures for the preceding Fiscal Year, and certified by independent registered public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit or as to the status of Holdings and its consolidated Subsidiaries as a going concern, together in any event with a certificate of the accounting firm providing the audit opinion required by this Section 6.1(ii) stating that in the course of its regular audit of the business of Holdings and its consolidated Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge of any Event of Default relating to Section 7.4 that has occurred and is continuing or, if in the opinion of such accounting firm such an Event of Default has occurred and is continuing, a statement as to the nature thereof (such documents, the “Year-End Financials”). Notwithstanding the foregoing, the obligations in this Section 6.1(ii) may be satisfied with respect to financial information of Holdings and its consolidated Subsidiaries by furnishing (A) the applicable financial statements of Parent or (B) Parent’s Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of clauses (A) and (B), (x) such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Parent, on the one hand, and the information relating to Holdings and its consolidated Subsidiaries on a stand-alone basis, on the other hand, and (y) to the extent such information is in lieu of information required to be provided under this Section 6.1(ii), such materials are accompanied by an opinion of an independent registered public accounting firm of recognized national standing, which opinion shall not be qualified as to the scope of audit or as to the status of the direct or indirect parent of Holdings, as applicable, and its consolidated Subsidiaries as a going concern.

(iii) Officer’s Certificates. At the time of the delivery of the Section 6.1 Financials, an Officer’s Certificate in the form annexed hereto as Exhibit VII to the effect that no Event of Default exists or, if any Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth (A) solely with respect to each Measurement Quarter, the calculations required to establish whether Holdings, U.S. Holdings, U.S. FinCo, the Borrower and the Restricted Subsidiaries were in compliance with the provisions of Section 7.4 as at the end of such Fiscal Year or period, as the case may be, (B) a specification of any change in the identity of the Restricted Subsidiaries and Unrestricted Subsidiaries as at the end of such Fiscal Year or period, as the case may be, from the Restricted Subsidiaries and Unrestricted Subsidiaries, respectively, provided to the Lenders on the Effective Date or the most recent Fiscal Year or period, as the case may be and (C) the Capitalization Ratio at the end of the Fiscal Year or period to which such Officer’s Certificate relates.

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(iv) Borrowing Base Certificates. (a) If the Capitalization Ratio as of the last day of any Fiscal Year or period, as the case may be, exceeds 0.55 to 1.00, at the time of the delivery of the Section 6.1 Financials for such Fiscal Year or period, a Borrowing Base Certificate, which certificate shall set forth the calculation of the Borrowing Base and the Borrowing Base Availability as of the close of business on the last day of such Fiscal Year or period, (b) at the Borrower’s option, on any date, a Borrowing Base Certificate, which certificate shall set forth the calculation of the Borrowing Base and the Borrowing Base Availability as of the close of business on such date and (c) at the Borrower’s option, in connection with the consummation of any acquisition of a business or other assets permitted or not otherwise prohibited by Section 7.2, a Borrowing Base Certificate, which certificate shall set forth the calculation of the Borrowing Base and the Borrowing Base Availability on a Pro Forma Basis after giving effect to such acquisition, with adjustments to the Borrowing Base and the Borrowing Base Availability to reflect the acquisition of any Borrowing Base Assets and the incurrence or assumption of any Borrowing Base Debt in connection with such acquisition.

(v) Events of Default, Litigation. Promptly after a Responsible Officer of Holdings, the Borrower or any of the Subsidiary Guarantors obtains actual knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or an Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action Holdings or the Borrower propose to take with respect thereto and (ii) any litigation or governmental proceeding pending against Holdings, U.S. Holdings, U.S. FinCo, the Borrower or any of the Subsidiary Guarantors that could reasonably be expected to result in a Material Adverse Effect.

(vi) ERISA and Similar Applicable Law. Promptly after Holdings, the Borrower or any Subsidiary Guarantor knows of the occurrence of any of the following events that, individually or in the aggregate (including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), would be reasonably likely to have a Material Adverse Effect, an Officer’s Certificate of Holdings or the Borrower setting forth details as to such occurrence and the action, if any, that Holdings, the Borrower, such Subsidiary Guarantor or any applicable ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by Holdings, the Borrower, such Subsidiary Guarantor, such ERISA Affiliate, the PBGC or a Plan participant (other than notices relating to an individual participant’s benefits) or the Plan administrator with respect thereto, with respect to any Plan: that a Reportable Event has occurred; that a Plan has failed to satisfy the minimum funding standard (or has incurred an accumulated funding deficiency) or an application is to be made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan; that a Plan having an Unfunded Current Liability has been or is to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA (including the giving of written notice thereof); that a Plan has an Unfunded Current Liability that has or will result in a Lien under ERISA or the Code; that proceedings will be or have been instituted to terminate a Plan having an Unfunded Current Liability (including the giving of written notice thereof); that a proceeding has been instituted against Holdings, the Borrower or any of its respective Subsidiaries or an ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the PBGC has notified Holdings, any Subsidiary thereof or any ERISA Affiliate of its intention to appoint a trustee to administer any Plan; that Holdings, the Borrower or any of its respective

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Subsidiaries or any ERISA Affiliate has failed to make a required installment or other payment pursuant to Section 412 of the Code with respect to a Plan; or that Holdings, the Borrower or any of its respective Subsidiaries or any ERISA Affiliate has incurred or will incur (or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code and promptly following any request therefor, on and after the effectiveness of Title V of the Pension Act, copies of (i) any documents described in Section 101(k)(1) of ERISA that Holdings, the Borrower or any of its respective Subsidiaries or any ERISA Affiliates may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l)(1) of ERISA that Holdings, the Borrower or any of its respective Subsidiaries or any ERISA Affiliates may request with respect to any Multiemployer Plan; provided that if Holdings, the Borrower or any of its respective Subsidiaries or any ERISA Affiliates has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, Holdings, the Borrower or any of its respective Subsidiaries or any ERISA Affiliates shall promptly after the request of any Lender make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof.

(vii) Financial Plans. Within 90 days after the commencement of each Fiscal Year of Holdings, a budget of Holdings and its Subsidiaries in reasonable detail for the Fiscal Year as customarily prepared by management of Holdings for its internal use consistent in scope with the financial statements provided pursuant to Section 6.1(ii), setting forth the principal assumptions upon which such budget is based.

(viii) Environmental Matters. Promptly after obtaining knowledge of any one or more of the following environmental matters, unless such environmental matters would not, individually or when aggregated with all other such matters, be reasonably expected to result in a Material Adverse Effect, notice of:

(a) any pending or threatened Environmental Claim against Holdings, U.S. Holdings, U.S. FinCo, the Borrower or any of their Subsidiaries or any Real Estate;

(b) any condition or occurrence on any Real Estate that (x) results in noncompliance by Holdings, U.S. Holdings, U.S. FinCo, the Borrower or any of their Subsidiaries with any Environmental Law or (y) could reasonably be anticipated to form the basis of an Environmental Claim against Holdings, U.S. Holdings, U.S. FinCo, the Borrower or any of their Subsidiaries or any Real Estate;

(c) any condition or occurrence on any Real Estate that could reasonably be anticipated to cause any restrictions on the ownership, occupancy, use or transferability of such Real Estate under any Environmental Law; and

(d) the taking of any removal or remedial action in response to the actual or alleged presence or Release of any Hazardous Material on any Real Estate.

All such notices shall describe in reasonable detail the nature of the Environmental Claim, condition, occurrence or removal, remedial action and the response thereto. The term “Real Estate” means land, buildings and improvements at any time owned or leased by Holdings, the Borrower or any of their Subsidiaries, but excluding all operating fixtures and equipment, whether or not incorporated into improvements.

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(ix) Other Information. Promptly upon filing thereof, copies of any filings (including on Form 10-K, 10-Q or 8-K) or registration statements with, and reports to, the SEC or any analogous Governmental Authority in any relevant jurisdiction by Parent, than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Administrative Agent for further delivery to the Lenders), exhibits to any registration statement and, if applicable, any registration statements on Form S-8, and copies of all financial statements, proxy statements, notices and reports that Holdings, U.S. Holdings, U.S. FinCo, the Borrower or any of the Restricted Subsidiaries shall send to the holders of any publicly issued debt of Holdings, U.S. Holdings, U.S. FinCo, the Borrower and/or any of the Restricted Subsidiaries in their capacity as such holders (in each case to the extent not theretofore delivered to the Administrative Agent for further delivery to the Lenders pursuant to this Agreement) and, with reasonable promptness, such other information (financial or otherwise) as the Administrative Agent on their own behalf or on behalf of any Lender may reasonably request in writing from time to time.

(x) Beneficial Ownership Certification. To the extent that any Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, promptly after a Responsible Officer of such Loan Party obtains actual knowledge thereof, a Beneficial Ownership Certification or notice of any change in the information provided in the then-current Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in such Beneficial Ownership Certification.

(xi) Ratings. Promptly upon receipt of notice from any Rating Agency of any change in the public rating established or deemed to have been established by such Rating Agency applicable to TMHC or the Borrower, and in any event within fifteen (15) Business Days after receiving such notice (which notice may be delivered by email).

Documents required to be delivered pursuant to Sections 6.1(i), (ii), (vii) and (ix) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically in accordance with Section 10.7B; provided that: (x) upon written request by the Administrative Agent, Holdings or the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (y) Holdings or the Borrower shall notify (which may be by e-mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by e-mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its

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securities) (each, a “Public Lender”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and shall use commercially reasonable efforts to ensure that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the Issuing Banks and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.19); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor”.

6.2	Consolidated Corporate Franchises.

Holdings, U.S. Holdings, U.S. FinCo and the Borrower will do, and will cause each Subsidiary Guarantor to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence, corporate rights and authority, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided, however, that Holdings, U.S. Holdings, U.S. FinCo, the Borrower and the Subsidiary Guarantors may consummate any transaction permitted or not otherwise prohibited under Section 7.2 or 7.5.

6.3	Payment of Taxes.

Holdings, U.S. Holdings, U.S. FinCo and the Borrower will pay and discharge, and will cause each of their respective Subsidiaries to pay and discharge, all material Taxes, assessments and governmental charges or levies imposed upon Holdings, U.S. Holdings, U.S. FinCo, the Borrower or any such Subsidiary or upon its income or profits, or upon any properties belonging to it, prior to the date on which such payments become due, and all lawful material claims that, if unpaid, could reasonably be expected to become a material Lien upon any properties of Holdings, U.S. Holdings, U.S. FinCo, the Borrower or any of the Restricted Subsidiaries; provided that none of Holdings, U.S. Holdings, U.S. FinCo, the Borrower or any of their respective Subsidiaries shall be required to pay any such Tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of the management of Holdings) with respect thereto in accordance with GAAP.

6.4	Maintenance of Properties; Insurance.

A. Each of Holdings, U.S. Holdings, U.S. FinCo and the Borrower will, and will cause the Subsidiary Guarantors to, ensure that its properties and equipment necessary to its business in whomsoever’s possession they may be to the extent that it is within the control of such party to cause the same, are kept in good repair, working order and condition, normal wear and tear excepted, and that from time to time there are made in such properties and equipment all appropriate repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, in each case to the extent and in the manner customary for companies in the industry in which the Borrower, U.S. FinCo and the Subsidiary Guarantors conduct business and consistent with third-party leases, except in each case to the extent the failure to do so could not be reasonably expected to have a Material Adverse Effect.

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B. Holdings, U.S. Holdings, U.S. FinCo and the Borrower will, and will cause each of the Subsidiary Guarantors to, at all times maintain in full force and effect, with insurance companies that Holdings and the Borrower believe (in the good-faith judgment of the management of Holdings) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts and against at least such risks (and with such risk retentions) as are usually insured against by companies engaged in businesses and owning similar properties in the same general area similar to those engaged in by Holdings and the Borrower; and will furnish to the Administrative Agent for further delivery to the Lenders, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

6.5	Inspection; Books and Records.

Holdings, U.S. Holdings, U.S. FinCo and the Borrower will, and will cause the Subsidiary Guarantors and the Specified Subsidiaries to, maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of Holdings, U.S. Holdings, U.S. FinCo, the Borrower, such Subsidiary Guarantor or such Specified Subsidiary, as the case may be. Holdings, U.S. Holdings, U.S. FinCo and the Borrower will, and will cause the Subsidiary Guarantors and the Specified Subsidiaries to, permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.5 and the Administrative Agent shall not exercise such rights more often than two times during any calendar year absent the existence of an Event of Default and only one such time shall be at the Borrower’s expense; and provided further, that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give Holdings and the Borrower the opportunity to participate in any discussions with Holdings’ independent public accountants.

6.6	Compliance with Statutes.

Holdings, U.S. Holdings, U.S. FinCo and the Borrower will, and will cause each of the Subsidiary Guarantors and the Specified Subsidiaries to, comply with all Applicable Laws (including Environmental Laws and permits required thereunder), except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

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6.7	Execution of Guaranty by Future Guarantors.

Subject to any applicable limitations set forth in the Guaranty, Holdings, U.S. FinCo and the Borrower will cause (i) any direct or indirect wholly owned Domestic Subsidiary of U.S. FinCo or the Borrower (other than any Unrestricted Subsidiary or any Excluded Subsidiary) formed or otherwise purchased or acquired on or after the Effective Date, (ii) any Domestic Subsidiary of U.S. FinCo or the Borrower (other than any Unrestricted Subsidiary or any Excluded Subsidiary) that is not a wholly owned Subsidiary on the Effective Date but subsequently becomes a wholly owned Subsidiary (other than any Unrestricted Subsidiary or any Excluded Subsidiary), (iii) any Subsidiary of Holdings that acquires Capital Stock of U.S. FinCo or the Borrower after the Effective Date (other than any Unrestricted Subsidiary or any Excluded Subsidiary) and (iv) any direct or indirect parent of Holdings (including TMHC) that incurs Guarantee Obligations in respect of the Senior Unsecured Notes or any other Indebtedness in excess of $35,000,000 in the aggregate, in each case to execute a supplement to the Guaranty substantially in the form of Annex B to the Guaranty in order to become a Guarantor under the Guaranty; provided that if any direct or indirect parent of Holdings that becomes a Guarantor pursuant to clause (iv) above and subsequently ceases to guarantee the Senior Unsecured Notes and all other indebtedness in excess of $35,000,000, such parent shall be automatically released from any obligations as Guarantor hereunder and under the Guaranty.

6.8	Transactions with Affiliates.

Holdings, U.S. Holdings, U.S. FinCo and the Borrower will, and will cause the Restricted Subsidiaries to, enter into all transactions with any Affiliate of Holdings or the Borrower on terms substantially as favorable to Holdings, U.S. Holdings, U.S. FinCo, the Borrower or such Restricted Subsidiary as would be obtainable by Holdings, U.S. Holdings, U.S. FinCo, the Borrower or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, other than (a) transactions among Loan Parties, any Guarantor or any Restricted Subsidiary or any entity that becomes a Restricted Subsidiary, a Guarantor or a Loan Party as a result of such transaction, (b) the consummation of the Transactions and the payment of Transaction Costs, (c) loans, guarantees and other transactions by Holdings, U.S. Holdings, U.S. FinCo, the Borrower and the Restricted Subsidiaries, (d) equity issuances, repurchases, retirements or other acquisitions or retirements of Capital Stock by U.S. FinCo or the Borrower permitted or not otherwise prohibited under Section 7.3, (e) employment, compensation and severance arrangements and health and benefit plans between Holdings, U.S. Holdings, U.S. FinCo, the Borrower and the Restricted Subsidiaries and their respective officers and employees in the ordinary course of business, (f) the payment of customary fees, compensation and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, managers, consultants, officers and employees of Holdings, U.S. Holdings, U.S. FinCo, the Borrower and the Restricted Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of, or provision of services to Holdings, U.S. Holdings, U.S. FinCo, the Borrower and the Restricted Subsidiaries, (g) transactions pursuant to permitted agreements in existence on the Effective Date and set forth on Schedule 6.8 or any amendment thereto to the extent such an amendment is not adverse, taken as a whole, to the Lenders in any material respect, (h) Dividends, redemptions and repurchases permitted or not otherwise prohibited under Section 7.3 and Investments permitted or not otherwise prohibited under Section 7.2, (i) any transaction or series of related transactions having consideration in an aggregate amount less than $30,000,000, (j) any transaction in which the only consideration paid by the Loan Parties or any of their Restricted Subsidiaries is in the form of Capital Stock (other than Disqualified Stock) of any direct or indirect parent of Holdings (including TMHC) to Affiliates of Holdings or any cash equity contribution made

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to the capital of Holdings, U.S. Holdings, U.S. FinCo, the Borrower or any Restricted Subsidiary in the form of Capital Stock (other than Disqualified Stock), (k) equity issuances to directors, managers, consultants, officers and employees of Holdings, U.S. Holdings, U.S. FinCo, the Borrower and the Restricted Subsidiaries in connection with the Transactions, (l) the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business, (m) transactions entered into good faith with an Affiliate of Holdings which provide for shared services and/or facilities arrangements and which provide cost savings and/or other operations efficiencies to the Loan Parties and the Restricted Subsidiaries, taken as a whole; (n) transactions with customers, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services, in each case, which are in the ordinary course of business (including pursuant to joint venture agreements) and otherwise in compliance with the terms of this Agreement, (o) Intellectual Property licenses in the ordinary course of business and (p) payments to or from, and transactions with, any joint venture in the ordinary course of business; provided that no Affiliate of Holdings (other than the Loan Parties or the Restricted Subsidiaries) has any Investment in any such joint venture.

6.9	End of Fiscal Years; Fiscal Quarters.

Each of Holdings, U.S. Holdings, U.S. FinCo and the Borrower will, for financial reporting purposes, cause (a) each of its, and each Restricted Subsidiary’s, Fiscal Years to end on December 31 of each year and (b) each of its, and each Restricted Subsidiary’s, Fiscal Quarters to end on dates consistent with such Fiscal Year-end and Holdings, U.S. Holdings, U.S. FinCo and the Borrower’s past practice; provided, however, that Holdings, U.S. Holdings, U.S. FinCo and the Borrower may, upon written notice to the Administrative Agent, change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case Holdings, U.S. Holdings, U.S. FinCo, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

6.10	Use of Proceeds.

The Borrower will use the Letters of Credit and the proceeds of all Loans for the purposes set forth in Section 2.5.

6.11	Changes in Business.

Holdings, U.S. Holdings, U.S. FinCo, the Borrower and each Subsidiary Guarantor, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by Holdings, U.S. Holdings, U.S. FinCo, the Borrower and each Subsidiary Guarantor, taken as a whole, on the Effective Date and except for other business activities complementary, incidental, ancillary or related to any of the foregoing or reasonable developments or extensions thereof. None of the following will constitute a violation of this covenant: (a) the engaging by a Subsidiary of Holdings in, or the withdrawal from any business related to, a Real Estate Business, (b) a change in the geographic regions of the United States or Canada in which the Subsidiaries of Holdings operate and (c) the reorganization of the business of the Subsidiaries of Holdings among the Subsidiaries.

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6.12	Designation of Subsidiaries.

The Board of Directors of Holdings, U.S. FinCo or the Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, U.S. FinCo, the Borrower and the Restricted Subsidiaries shall be in compliance, on a Pro Forma Basis, with the Financial Performance Covenants as of the last day of the most recent Test Period for which Section 6.1 Financials have been delivered and regardless of whether such Test Period included a Measurement Quarter (and, as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance), (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if such Subsidiary is U.S. Holdings, U.S. FinCo or the Borrower and (iv) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purposes of any indenture governing the Senior Unsecured Notes. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by Holdings therein at the date of designation in an amount equal to the net book value of Holdings’ investment therein as reflected in the most recent Section 6.1 Financials. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

6.13	Ratings.

The Borrower will exercise commercially reasonable efforts to maintain at all times a public corporate rating (or its equivalent) from two out of the three Rating Agencies with respect to the Borrower, TMHC or the Borrower and/or TMHC, when taken together. For the avoidance of doubt, if the Borrower maintains a public corporate rating (or its equivalent) from one Rating Agency and TMHC maintains a public corporate rating (or its equivalent) from another Rating Agency, the Borrower shall be automatically in compliance with this covenant.

6.14	Anti-Money Laundering Legislation.

Holdings, U.S. Holdings, U.S. FinCo and the Borrower will, and will cause each Subsidiary Guarantor to, promptly after the request by any Lender or Issuing Bank, provide all documentation and other information that such Lender or Issuing Bank reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

SECTION 7.

NEGATIVE COVENANTS

Each of Holdings, U.S. Holdings, U.S. FinCo and the Borrower covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations (other than contingent indemnification obligations, Guaranteed Hedge Obligations or Cash Management Obligations, in each case, not then due and payable) and the cancellation or expiration of all Letters of Credit (or the making of other arrangements with respect to such Letters of Credit reasonably satisfactory to the Administrative Agent and each relevant Issuing Bank), unless the Requisite Lenders shall otherwise give prior written consent, Holdings, U.S. Holdings, U.S. FinCo and the Borrower shall perform, and shall cause each of the Subsidiary Guarantors to perform, all covenants in this Section 7.

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7.1	Limitation on Liens, etc.

Holdings, U.S. Holdings, U.S. FinCo and the Borrower will not, nor will they permit any Subsidiary Guarantor to, directly or indirectly, create, incur, assume or permit to exist (other than any Lien that, at the time of the incurrence thereof, was permitted pursuant to any exception below) any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of Holdings, U.S. Holdings, U.S. FinCo, the Borrower or any Subsidiary Guarantor, whether now owned or hereafter acquired, except:

(i) (A) Liens created in favor of the Administrative Agent and the other Guaranteed Parties to secure the Obligations and (B) Liens created in favor of one or more Issuing Banks to secure Letters of Credit;

(ii) Permitted Encumbrances;

(iii) Liens securing Indebtedness arising under Capital Leases; provided that such Liens do not at any time extend to or cover any assets (except for additions, accessions, improvements and replacements of such assets and customary deposits in connection therewith and proceeds and products therefrom) other than the assets subject to such Capital Leases; provided, that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(iv) each Lien existing on the Effective Date and listed on Schedule 7.1; provided that (a) such Lien does not extend to any other property or asset of a Loan Party other than after acquired property that is affixed or incorporated into the property covered by such Lien and proceeds and products thereof and (b) such Lien shall secure only those obligations that it secures on the Effective Date and any refinancing thereof constituting Refinancing Indebtedness;

(v) the modification, replacement, extension or renewal of any Lien permitted by Section 7.1(iii), (iv), (vi) or (xiv) upon or in the same assets theretofore subject to such Lien (other than after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness) or the refinancing of the Indebtedness or other obligation secured thereby;

(vi) Liens existing on the assets of any Person that becomes a Subsidiary Guarantor or is merged with or into, consolidated with or acquired by a Loan Party, or existing on assets acquired by U.S. FinCo, the Borrower or any Subsidiary Guarantor, pursuant to any Investment permitted or not otherwise prohibited under Section 7.2; provided that such Liens attach at all times only to the same assets that such Liens (other than after-acquired property that is affixed or incorporated into the property covered by such Lien and proceeds and products thereof) attached to, and secure only the same Indebtedness or obligations (or any refinancing thereof constituting Refinancing Indebtedness) that such Liens secured, immediately prior to such Person becoming a Subsidiary Guarantor, or the merger or consolidation of such Person with or into a Loan Party, the acquisition of such Person by a Loan Party or the acquisition of such assets, as applicable;

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(vii) Liens (a) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to, or not otherwise prohibited by, Section 7.2 to be applied against the purchase price for such Investment, and (b) consisting of an agreement to sell, transfer, lease or otherwise dispose of any property in a transaction permitted or not otherwise prohibited under Section 7.5B or in any transaction excluded from the definition of “Asset Sale”, in each case, solely to the extent such Investment or sale, disposition, transfer or lease, as the case may be, would have been permitted on the date of the creation of such Lien;

(viii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by U.S. FinCo, the Borrower or any of the Subsidiary Guarantors in the ordinary course of a Real Estate Business permitted or not otherwise prohibited by this Agreement;

(ix) Liens deemed to exist in connection with Investments in repurchase agreements permitted or not otherwise prohibited under Section 7.2;

(x) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(xi) Liens that are contractual rights of set-off (a) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (b) relating to pooled deposit, automatic clearing house or sweep accounts of U.S. FinCo, the Borrower or any Subsidiary Guarantor to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of U.S. FinCo, the Borrower and the Subsidiary Guarantors or (c) relating to purchase orders and other agreements entered into with customers of U.S. FinCo, the Borrower or any Subsidiary Guarantor in the ordinary course of business;

(xii) Liens solely on any cash earnest money deposits made by U.S. FinCo, the Borrower or any of the Subsidiary Guarantors in connection with any letter of intent or purchase agreement permitted or not otherwise prohibited hereunder;

(xiii) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(xiv) Liens not otherwise permitted by this Section 7.1 so long as the aggregate outstanding amount of Indebtedness and other obligations secured thereby at any time outstanding does not exceed the greater of (i) 2.0% of Consolidated Loan Party Adjusted Tangible Assets at the time of incurrence and (ii) $200,000,000;

(xv) pledges and deposits in the ordinary course of business securing liability for reimbursement and indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to U.S. FinCo, the Borrower or any Subsidiary Guarantor;

(xvi) Liens arising in the ordinary course of business to secure accounts payable or similar trade obligations of U.S. FinCo, the Borrower or any Subsidiary Guarantor not constituting Indebtedness;

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(xvii) Liens deemed to exist by reason of (x) any encumbrance or restriction (including put and call arrangements) with respect to the Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement or (y) any encumbrance or restriction imposed under any contract for the sale by U.S. FinCo, the Borrower or any Subsidiary of U.S. FinCo or the Borrower of the Capital Stock of any Subsidiary of U.S. FinCo or the Borrower, or any business unit or division of the Borrower or any Subsidiary of U.S. FinCo or the Borrower permitted or not otherwise prohibited under this Agreement; provided that in each case such Liens shall extend only to the relevant Capital Stock;

(xviii) Liens securing Non-Recourse Indebtedness (including, for the avoidance of doubt, Non-Recourse Indemnity Guaranties) of U.S. FinCo, the Borrower or a Subsidiary Guarantor thereof; provided that such Liens do not at any time encumber any property, except for accessions to such property, other than the property financed (including for the avoidance of doubt, constructed) by such Indebtedness and additions, accessions, improvements and replacements and customary deposits in connection therewith and the proceeds and products thereof and assets related thereto;

(xix) Liens on the Capital Stock of one or more Subsidiaries thereof or in joint ventures or similar entities owned thereby securing (a) Non-Recourse Payment Guaranties incurred by U.S. FinCo, the Borrower or a Subsidiary Guarantor and (b) Guarantee Obligations incurred by U.S. FinCo, the Borrower or a Subsidiary Guarantor in respect of any Indebtedness incurred by joint ventures or similar entities that do not constitute Restricted Subsidiaries.

(xx) Liens securing obligations of any Loan Party to any third party in connection with PAPAs, any option, repurchase right or right of first refusal to purchase real property granted to the master developer or the seller of real property that arises as a result of the non-use or non-development of such real property by a Loan Party and joint development agreements with third parties to perform and/or pay for or reimburse the costs of construction and/or development related to or benefiting any Loan Party’s property (and additions, accessions, improvements and replacements and customary deposits in connection therewith and proceeds and products therefrom) and property belonging to such third parties, in each case entered into in the ordinary course of the Loan Party’s business; provided that such Liens do not at any time encumber any property, except for accessions to such property, other than the property financed by such Indebtedness and the proceeds and products thereof or which is otherwise the subject of such PAPAs, such option, repurchase right or right of first refusal or such joint development agreements;

(xxi) Liens securing Construction Loans, Combination Loans or Permitted Purchase Money Loans, but only (A) in the case of Permitted Purchase Money Loans, to the extent permitted by the definitions of “Assumed Purchase Money Loan” and “Seller Purchase Money Loan”, (B) in the case of Construction Loans, to the extent permitted by the definition of “Construction Loan” and (C) in the case of Combination Loans, to the extent permitted by the definition of “Combination Loan”;

(xxii) Liens on any office building owned by any Loan Party or on any clubhouse located in any development of a Loan Party incurred in the ordinary course of business and not for purposes of securing Indebtedness for borrowed money;

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(xxiii) Liens on Cash or Cash Equivalents securing obligations under Hedge Agreements arising in the ordinary course of business and not for speculative purposes;

(xxiv) Liens against the ownership interest of a Loan Party in a joint venture or a Subsidiary that is not a Loan Party;

(xxv) Liens on any amounts held by a trustee or agent under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions; and

(xxvi) Liens on Cash or Cash Equivalents in favor of any Lender or other bank or financial institution (including as agent) as security for the obligations of any Loan Party under letters of credit not issued under this Agreement in an aggregate face amount not exceeding the greater of (i) 3.0% of Consolidated Loan Party Adjusted Tangible Assets at the time of incurrence and (ii) $300,000,000.

7.2	Investments; Joint Ventures.

Holdings, U.S. Holdings, U.S. FinCo and the Borrower will not, nor will they permit any Subsidiary Guarantor to, make or permit to exist (other than any Investment that, at the time of the making thereof, was permitted pursuant to any exception below) any Investment in any Person that is not a Loan Party, except:

(i) extensions of trade credit and credit in connection with the sale of Real Property Inventory and Housing Units, asset purchases (including purchases of inventory, supplies and materials) and the licensing, acquisition or contribution of Intellectual Property (including pursuant to a joint development agreement, license or other agreement with other parties), in each case in the ordinary course of business;

(ii) Investments in assets that were Cash Equivalents at the time made;

(iii) any loan or advance to an officer, director, partner or employee of Holdings, U.S. Holdings, U.S. FinCo, the Borrower or any Restricted Subsidiary made in the ordinary course of business or in accordance with past practice; provided, however, that any such loan or advance exceeding $20,000,000 shall have been approved by the governing body of Holdings;

(iv) Investments (a) existing or contemplated on the Effective Date and listed on Schedule 7.2 and any modifications, replacements, extensions, renewals or reinvestments thereof and (b) Investments existing on the Effective Date of the Borrower or any Subsidiary Guarantor in a Restricted Subsidiary that is not a Guarantor and any modification, replacement, renewal, extension or reinvestment thereof, so long as the aggregate amount of all Investments pursuant to this Section 7.2(iv) is not increased at any time above the amount of such Investments existing on the Effective Date;

(v) Investments in Hedge Agreements entered into in the ordinary course of business and not for speculative purposes;

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(vi) Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(vii) Investments to the extent that payment for such Investments is made solely with Capital Stock of any direct or indirect parent of Holdings (including TMHC);

(viii) Investments constituting non-cash proceeds of sales, transfers and other dispositions of assets to the extent permitted or not otherwise prohibited by Section 7.5B;

(ix) Investments consisting of rebates or extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(x) Investments in the ordinary course of business consisting of Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices;

(xi) any Investment in payroll, travel and similar advances to cover business-related travel expenses, moving expenses or other similar expenses, in each case incurred in the ordinary course of business;

(xii) Guaranties by U.S. FinCo, the Borrower or any Subsidiary Guarantor of leases (other than Capital Leases) or of other obligations, in each case entered into in the ordinary course of business;

(xiii) Investments made to repurchase or retire Capital Stock of Holdings (or any direct or indirect parent thereof (including TMHC)) owned by any employee stock ownership plan or key employee stock ownership plan of Holdings (or any direct or indirect parent thereof (including TMHC));

(xiv) any additional Investments (including Investments in Minority Investments and Unrestricted Subsidiaries and in joint ventures or similar entities that do not constitute Restricted Subsidiaries) as valued at the Fair Market Value of such Investment at the time each such Investment is made; provided that (a) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (b) Holdings would be in compliance with the Financial Performance Covenants on a Pro Forma Basis after giving effect thereto as of the last day of the most recent Fiscal Quarter for which Section 6.1 Financials have been or were required to be delivered (if, on a Pro Forma Basis, such Fiscal Quarter would have been a Measurement Quarter) and (c) Holdings would be in compliance with Section 2.4A(iii)(b) on a Pro Forma Basis after giving effect thereto as of the last day of the most recent Test Period for which Section 6.1 Financials have been or were required to be delivered (if, on a Pro Forma Basis, the Capitalization Ratio as of the last day of such Test Period would have resulted in a Borrowing Base Trigger Event);

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(xv) Investments in joint ventures and Restricted Subsidiaries that are not Guarantors, as valued at the Fair Market Value of such Investment at the time each such Investment is made, provided, that the aggregate amount of such Investments (as so valued) shall not cause the aggregate amount of all such Investments made pursuant to this Section 7.2(xv) (as so valued) to exceed (1) the greater of (i) 3.0% of Consolidated Loan Party Adjusted Tangible Assets at the time of incurrence and (ii) $300,000,000 plus (2) an amount equal to any repayments, interest, returns, profits, distributions, income and similar amount actually received in respect of any such Investment (which amount shall not exceed the amount of such Investment valued at the Fair Market Value of such Investment at the time such Investment was made);

(xvi) Investments of a Subsidiary Guarantor acquired after the Effective Date or of any Person merged into U.S. FinCo or the Borrower or merged, amalgamated or consolidated with a Subsidiary Guarantor in accordance with Section 7.5A after the Effective Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(xvii) Investments consisting of Indebtedness, fundamental changes, Dispositions and Dividends permitted or not otherwise prohibited under Sections 7.3, 7.5A and 7.5B;

(xviii) Capital contributions or other Investments in Beneva Indemnity Company or any other Insurance Subsidiary by any direct or indirect parent company of Beneva Indemnity Company or any other Insurance Subsidiary to the extent required to comply with Applicable Laws (including solvency laws) or to satisfy other regulatory requirements applicable to Beneva Indemnity Company or such other Insurance Subsidiary;

(xix) any Investment in any Person or the purchase of a business or assets, in each case, owned (or previously owned) by a customer of a Loan Party as a condition or in connection with such customer (or any member of such customer’s group) contracting with such Loan Party, in each case in the ordinary course of business;

(xx) Obligations (but not payments thereon) with respect to homeowners’ association obligations, community facility district bonds, metro district bonds, mello-roos bonds and subdivision improvement bonds and similar bonding requirements arising in the ordinary course of business; and

(xxi) Guarantee Obligations, including completion guarantee or indemnification obligations (other than for the payment of borrowed money) entered into in the ordinary course of business and incurred for the benefit of any adjoining landowner, lender, seller of real property or municipal government authority (or enterprises thereof) in connection with the acquisition, construction, subdivision, entitlement and development of real property.

Any Investment arising in connection with any transfer of funds in connection with U.S. FinCo’s or the Borrower’s cash management system in the ordinary course of business shall be disregarded for purposes of this Section 7.2. To the extent that the making of any Investment could be deemed a use of more than one subsection of this Section 7.2, U.S. FinCo and/or the Borrower may at the time of the making thereof select the subsection(s) to which such Investment or a portion thereof will be deemed a use and in no event shall the same Investment or same portion of such Investment be deemed a use of or be attributable to more than one subsection of this Section 7.2.

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7.3	Restricted Payments.

Holdings will not declare or pay any dividends (other than dividends payable solely in the Capital Stock of Holdings) or return any capital to its stockholders or make any other distribution, payment or delivery of property or cash to its stockholders as such, in each case in respect of any Capital Stock of Holdings held by such stockholder, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its Capital Stock or the Capital Stock of any direct or indirect parent now or hereafter outstanding (or any options, warrants, stock appreciation rights or phantom-based equity issued with respect to any of its Capital Stock), or set aside any funds for any of the foregoing purposes, or permit U.S. Holdings, U.S. FinCo, the Borrower or any of the Restricted Subsidiaries to purchase or otherwise acquire for consideration (other than in connection with an Investment permitted or not otherwise prohibited by Section 7.2 (other than clause (xvii) thereof)) any shares of any class of the Capital Stock of Holdings (or any direct or indirect parent thereof (including TMHC)), now or hereafter outstanding (or any options or warrants or stock appreciation rights issued with respect to any of the Capital Stock of Holdings (or any direct or indirect parent thereof (including TMHC))) (all of the foregoing “Dividends”); provided that:

(i) Holdings may redeem in whole or in part any of its Capital Stock for another class of Capital Stock or rights to acquire its Capital Stock or with proceeds from substantially concurrent equity contributions or issuances of new shares of its Capital Stock; provided that any terms and provisions material to the interests of the Lenders, when taken as a whole, contained in such other class of Capital Stock are at least as advantageous to the Lenders as those contained in the Capital Stock redeemed thereby;

(ii) Holdings may declare and pay Dividends to any Holdings Direct Owner, the proceeds of which are used to redeem, acquire, retire or repurchase shares of the Capital Stock of Parent or any Parent Intermediate Holding Company (or any options, warrants, stock appreciation rights or phantom-based equity issued with respect to any of such Capital Stock) held by current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) of Parent and its Subsidiaries, upon the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any equity, stock option, stock appreciation rights or phantom equity-based plan, any management, director and/or employee stock ownership or option plan, stock subscription plan, employment termination agreement or any employment agreements or stockholders’ agreement; provided that except with respect to non-discretionary repurchases, acquisitions, retirement, or redemptions pursuant to the terms of any equity, stock option, stock appreciation rights or phantom equity-based plan, any management, director or employee stock ownership or option plan, stock subscription plan, employment termination agreement or any employment or shareholder agreement, the aggregate amount of all cash paid in respect of all such shares of Capital Stock so redeemed, acquired, retired or repurchased in any calendar year does not exceed the sum of (A) $30,000,000 plus (ii) all amounts obtained by Parent and contributed to the Borrower during such calendar year from the sale of such Capital Stock to other present or former officers, consultants, employees and directors in connection with any permitted compensation and incentive arrangements plus (iii) all amounts obtained from any key-man life insurance policies received during such calendar year; notwithstanding the foregoing, 100% of the unused amount of payments in respect of this clause (iii) may be carried forward to succeeding Fiscal Years and utilized to make payments pursuant to this clause (iii);

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(iii) [reserved];

(iv) Holdings may make additional Dividends so long as (a) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (b) Holdings would be in compliance with the Financial Performance Covenants on a Pro Forma Basis after giving effect thereto as of the last day of the most recent Fiscal Quarter for which Section 6.1 Financials have been or were required to be delivered (if, on a Pro Forma Basis, such Fiscal Quarter would have been a Measurement Quarter) and (c) Holdings would be in compliance with Section 2.4A(iii)(b) on a Pro Forma Basis after giving effect thereto as of the last day of the most recent Test Period for which Section 6.1 Financials have been or were required to be delivered (if, on a Pro Forma Basis, the Capitalization Ratio as of the last day of such Test Period would have resulted in a Borrowing Base Trigger Event);

(v) Holdings may make and pay Dividends to any Holdings Direct Owner, the proceeds of which are used to repurchase Capital Stock of Parent deemed to occur upon cashless exercise of stock options or warrants held by individuals who are or were officers, managers, consultants, directors and/or employees of Parent or any of its Subsidiaries (or their respective spouses, former spouses, executors, administrators, heirs or legatees) if such Capital Stock represents a portion of the exercise price, or withholding taxes payable in connection with the exercise, of such options or warrants;

(vi) Holdings may make and pay Dividends to any Holdings Direct Owner (or, at the election of such Holdings Direct Owner and to the extent that such payment would otherwise be permitted as a Dividend to such Holdings Direct Owner, may make payments to such other Persons as such Holdings Direct Owner may specify for the account of such Holdings Direct Owner):

(a) with respect to any taxable period for which Holdings is a member of a consolidated, combined, affiliated, unitary or similar income tax group for U.S. federal and/or applicable state or local income tax purposes of which a direct or indirect parent of Holdings is the common parent, or for which Holdings is a disregarded entity for U.S. federal income tax purposes that is wholly-owned (directly or indirectly) by a C corporation for U.S. federal and/or applicable state or local income tax purposes, the proceeds of which will be used to pay the tax liability to each relevant jurisdiction of such consolidated, combined, affiliated, unitary or similar income tax group in an amount not to exceed the amount of any U.S. federal, state and/or local income taxes that Holdings and/or its Subsidiaries, as applicable, would have paid for such taxable period had Holdings and/or its Subsidiaries, as applicable, been a stand-alone corporate taxpayer or a stand-alone corporate group;

(b) the proceeds of which shall be used by Parent or any other direct or indirect parent of Holdings to pay its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, in an aggregate amount not to exceed $10,000,000 in any Fiscal Year plus any actual, reasonable and customary indemnification claims made by directors or officers of Parent or any other direct or indirect parent of Holdings;

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(c) the proceeds of which shall be used by Parent or any other direct or indirect parent of Holdings to pay franchise taxes and other fees, taxes and expenses required to maintain its corporate existence; and

(d) the proceeds of which shall be used by Parent or any other direct or indirect parent of Holdings to pay fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering permitted or not otherwise prohibited by this Agreement;

(vii) Holdings may make payments described in Sections 6.8(b), 6.8(e), 6.8(f), 6.8(g), 6.8(l) and 6.8(m); and

(viii) Holdings may declare and pay Dividends on its common stock of up to 6% per annum of the cash proceeds received by or contributed to Holdings in or from the IPO.

7.4	Financial Covenants.

For each Fiscal Quarter of Holdings (i) during which any Loans are outstanding on the last day of such Fiscal Quarter or on more than five separate days during such Fiscal Quarter or (ii) the aggregate Stated Amount of undrawn Letters of Credit (except to the extent cash collateralized) exceeds $40,000,000 or there are any Unpaid Drawings in respect of Letters of Credit on the last day of such Fiscal Quarter or for more than five consecutive days during such Fiscal Quarter (each such Fiscal Quarter, a “Measurement Quarter”), Holdings, U.S. Holdings, U.S. FinCo and the Borrower shall ensure that:

A. Capitalization Ratio. The ratio of (i) Consolidated Total Debt as of the last day of any Measurement Quarter (any such day being a “Calculation Date”) to (ii) Consolidated Total Capitalization as of such Calculation Date (such ratio, the “Capitalization Ratio”) shall not exceed 0.60:1.00:

B. Consolidated Tangible Net Worth. Consolidated Tangible Net Worth as of any Calculation Date shall not be less than $4,131,006,729 plus the sum of (i) 50% of the cumulative Consolidated Net Income for each complete Fiscal Quarter commencing after September 30, 2025 (excluding any Fiscal Quarter where the Consolidated Net Income is negative), plus (ii) 50% of the cash proceeds of any Equity Issuance received by Holdings since September 30, 2025 (with respect to this clause (ii), (a) the amount of the cash proceeds received by Holdings directly or indirectly from any officer, director or employee of Parent or any of its Subsidiaries shall be reduced (but not below zero) by the aggregate amount paid by Holdings to directly or indirectly repurchase the Capital Stock of any direct or indirect parent of Holdings from officers, directors or employees of Parent or any of its Subsidiaries and (b) the cash proceeds of any other Equity Issuance received by Holdings after the Effective Date during any Test Period shall be reduced (but not below zero) by the aggregate amount paid by Holdings to directly or indirectly repurchase the Capital Stock of any direct or indirect parent of Holdings during such Test Period).

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7.5	Restriction on Fundamental Changes; Asset Sales.

A. Fundamental Changes. Except as expressly permitted by Section 7.2 (other than clause (xvii) thereof) or Section 7.5B, Holdings, U.S. Holdings, U.S. FinCo and the Borrower will not, nor will they permit any Subsidiary Guarantors to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of all or substantially all its business units, assets or other properties, except that:

(i) (x) any Subsidiary of the Borrower or any other Person may be merged, amalgamated or consolidated with or into the Borrower; provided that (a) the Borrower shall be the continuing or surviving Person, or the Person formed by or surviving any such merger, amalgamation or consolidation (if other than the Borrower) shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (such Person being herein referred to as the “Successor Borrower”) and, at least five Business Days prior to such merger, amalgamation or consolidation, the Administrative Agent and the Lenders shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, (b) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (c) no Default or Event of Default shall have occurred and be continuing or would result from the consummation of such merger, amalgamation or consolidation, (d) if such merger, amalgamation or consolidation involves the Borrower, Holdings shall be in compliance, on a Pro Forma Basis after giving effect to such merger, amalgamation or consolidation, with the Financial Performance Covenants, as such covenants are recomputed as at the last day of the most recently ended Fiscal Quarter for which Section 6.1 Financials have been delivered as if such merger, amalgamation or consolidation had occurred on the first day of such Test Period (if, on a Pro Forma Basis, such Fiscal Quarter would have been a Measurement Quarter), (e) each Guarantor, unless it is the other party to such merger, amalgamation or consolidation or unless the Successor Borrower is the Borrower, shall have by a supplement to the Guaranty confirmed that its Guaranty shall apply to the Successor Borrower’s obligations under this Agreement, (f) the Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such merger, amalgamation or consolidation and any supplements to this Agreement preserve the enforceability of the Guaranty and (g) if reasonably requested by the Administrative Agent, an opinion of counsel to the effect that such merger, amalgamation or consolidation does not violate this Agreement or any other Loan Document; provided, further, that if the foregoing are satisfied, the Successor Borrower (if other than the Borrower) will succeed to, and be substituted for, the Borrower under this Agreement and (y) U.S. FinCo may merge with and into any Subsidiary Guarantor;

(ii) any Subsidiary of U.S. FinCo or the Borrower or any other Person (other than Holdings, U.S. Holdings, U.S. FinCo or the Borrower) may be merged, amalgamated or consolidated with or into any one or more Subsidiaries of U.S. FinCo or the Borrower; provided that (a) in the case of any merger, amalgamation or consolidation involving one or more Subsidiary Guarantors, (1) a Subsidiary Guarantor shall be the continuing or surviving corporation or (2) U.S. FinCo or the Borrower shall take all steps necessary to cause the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Subsidiary Guarantor) to become a Subsidiary Guarantor, and (b) Holdings shall have delivered to the Administrative Agent an officer’s certificate stating that such merger, amalgamation or consolidation and any supplements to this Agreement preserve the enforceability of the Guaranty;

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(iii) any Subsidiary Guarantor may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to U.S. FinCo, the Borrower or any other Subsidiary Guarantor; and

(iv) any Subsidiary Guarantor may liquidate or dissolve if (A) U.S. FinCo or the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (B) any assets or business not otherwise disposed of or transferred in accordance with Section 7.2 or 7.5A, or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, another Guarantor after giving effect to such liquidation or dissolution.

B. Asset Sales. Holdings, U.S. Holdings, U.S. FinCo and the Borrower will not, nor will it permit any Subsidiary Guarantor to, directly or indirectly, make any Asset Sale, except that:

(i) U.S. FinCo, the Borrower and their respective Subsidiaries may sell, lease, assign, convey, transfer or otherwise voluntarily dispose of assets (each a “Disposition”) for fair value; provided that (a) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (b) Holdings would be in compliance with the Financial Performance Covenants on a Pro Forma Basis after giving effect thereto as of the last day of the most recent Fiscal Quarter for which Section 6.1 Financials have been or were required to be delivered (if, on a Pro Forma Basis, such Fiscal Quarter would have been a Measurement Quarter) and (c) Holdings would be in compliance with Section 2.4A(iii)(b) on a Pro Forma Basis after giving effect thereto as of the last day of the most recent Test Period for which Section 6.1 Financials have been or were required to be delivered (if, on a Pro Forma Basis, the Capitalization Ratio as of the last day of such Test Period would have resulted in a Borrowing Base Trigger Event);

(ii) Holdings, U.S. Holdings, U.S. FinCo and the Borrower and each Subsidiary Guarantor may sell, transfer or otherwise dispose of property or assets to U.S. FinCo, the Borrower or to a Subsidiary Guarantor; provided that if the transferor of such property is a Guarantor or the Borrower (a) the transferee thereof must either be the Borrower or a Guarantor or (b) to the extent such transaction constitutes an Investment, such transaction is permitted or not otherwise prohibited under Section 7.2 (other than clause (xvii) thereof);

(iii) Holdings, U.S. Holdings, U.S. FinCo and the Borrower and the Subsidiary Guarantors may sell, transfer and otherwise dispose of property to the extent that (a) such property is exchanged for credit against the purchase price of similar replacement property or (b) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(iv) Holdings, U.S. Holdings, U.S. FinCo and the Borrower and the Subsidiary Guarantors may sell, transfer and otherwise dispose of Investments in Excluded Subsidiaries or in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

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(v) Holdings, U.S. Holdings, U.S. FinCo and the Borrower and the Subsidiary Guarantors may effect any transaction permitted or not otherwise prohibited by Section 7.2 (other than clause (xvii) thereof), 7.3 or 7.5A; and

(vi) Dispositions not otherwise permitted by this Section 7.5B; provided, that the aggregate Fair Market Value of all assets sold, transferred or otherwise disposed of in reliance upon this Section 7.5B(vi) during any Fiscal Year shall not exceed $100,000,000.

7.6	Limitation on Debt Payments.

Holdings, U.S. Holdings, U.S. FinCo and the Borrower will not, and will not allow any Subsidiary Guarantor to, prepay, repurchase or redeem or otherwise defease prior to scheduled maturity any Indebtedness that is subordinated to the Obligations (it being understood that payments of regularly scheduled interest and principal shall be permitted); provided, however, that so long as (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) Holdings would be in compliance with the Financial Performance Covenants on a Pro Forma Basis after giving effect thereto as of the last day of the most recent Fiscal Quarter for which Section 6.1 Financials have been or were required to be delivered (if, on a Pro Forma Basis, such Fiscal Quarter would have been a Measurement Quarter) and (iii) Holdings would be in compliance with Section 2.4A(iii)(b) on a Pro Forma Basis after giving effect thereto as of the last day of the most recent Test Period for which Section 6.1 Financials have been or were required to be delivered (if, on a Pro Forma Basis, the Capitalization Ratio as of the last day of such Test Period would have resulted in a Borrowing Base Trigger Event), Holdings, U.S. Holdings, U.S. FinCo, the Borrower or any Subsidiary Guarantor may prepay, repurchase, redeem or defease such Indebtedness.

SECTION 8.

EVENTS OF DEFAULT

IF any of the following conditions or events (“Events of Default”) shall occur:

8.1	Failure to Make Payments When Due.

(a) Failure by the Borrower to pay any installment of principal of any Loan when due (including such payments due in accordance with Section 2.4A(iii) hereof), whether at stated maturity, by acceleration, by notice of prepayment or otherwise, or failure by the Borrower to provide cash collateral in respect of any Letter of Credit as and when required by the second to last paragraph of Section 3.1A or Section 3.6C(i), or (b) failure by the Borrower to pay any interest on any Loan or any fee or any Unpaid Drawing or any other amount (other than an amount referred to in clause (a) above) due under this Agreement or any other Loan Document within five days after the date due therefor; or

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8.2	Default in Other Agreements.

(a) Holdings, U.S. Holdings, U.S. FinCo, the Borrower or any of the Subsidiary Guarantors shall (i) default in any payment with respect to any Indebtedness (other than (x) any Indebtedness between or among Holdings, U.S. Holdings, U.S. FinCo, the Borrower or any of the Restricted Subsidiaries, (y) any Indebtedness described in Section 8.1 and (z) Non-Recourse Indebtedness (including, for the avoidance of doubt, Non-Recourse Indemnity Guaranties)) in excess of $50,000,000 in the aggregate for Holdings, U.S. Holdings, U.S. FinCo, the Borrower and such Subsidiary Guarantors, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (other than, with respect to Indebtedness consisting of any Hedge Agreements, termination events or equivalent events pursuant to the terms of such Hedge Agreements), the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due prior to its stated maturity unless such holder or holders shall have (or through its or their trustee or agent on its or their behalf) waived such default in a writing to the Borrower; or (b) without limiting the provisions of clause (a) above, any such Indebtedness shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment (and, with respect to Indebtedness consisting of any Hedge Agreements, other than due to a termination event or equivalent event pursuant to the terms of such Hedge Agreements), prior to the stated maturity thereof; or

8.3	Breach of Certain Covenants.

Any Loan Party shall (a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 6.1(v) or 7 or (b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 8.1, 8.4 or clause (a) of this Section 8.3) contained in this Agreement or any other Loan Document and such default shall continue unremedied for a period of at least 30 days after receipt of written notice by the Borrower from the Administrative Agent or the Requisite Lenders; or

8.4	Breach of Warranty.

Any representation, warranty or statement made or deemed made by any Loan Party herein or in any other Loan Document or any certificate, statement, report or other document delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

8.5	Bankruptcy, etc.

Holdings, U.S. Holdings, U.S. FinCo, the Borrower or any Subsidiary Guarantor shall commence a voluntary case, proceeding or action concerning itself under the Bankruptcy Code; or an involuntary case, proceeding or action is commenced against Holdings, U.S. Holdings, U.S. FinCo, the Borrower or any Subsidiary Guarantor and the petition is not controverted within 10 days after commencement of the case, proceeding or action; or an involuntary case, proceeding or action is commenced against Holdings, U.S. Holdings, U.S. FinCo, the Borrower or any Subsidiary Guarantor and the petition is not dismissed within 60 days after commencement of the case, proceeding or action; or a custodian (as defined in the Bankruptcy Code), receiver, receiver manager, trustee or similar person is appointed for, or takes charge of, all or substantially all of the property of Holdings, U.S. Holdings, U.S. FinCo, the Borrower or any Subsidiary Guarantor; or Holdings, U.S. Holdings, U.S. FinCo, the Borrower or any Subsidiary Guarantor commences any other proceeding or action under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction (including any applicable corporate legislation) whether

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now or hereafter in effect relating to Holdings, U.S. Holdings, U.S. FinCo, the Borrower or any Subsidiary Guarantor; or there is commenced against Holdings, U.S. Holdings, U.S. FinCo, the Borrower or any Subsidiary Guarantor any such proceeding or action that remains undismissed for a period of 60 days; or Holdings, U.S. Holdings, U.S. FinCo, the Borrower or any Subsidiary Guarantor is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding or action is entered; or Holdings, U.S. Holdings, U.S. FinCo, the Borrower or any Subsidiary Guarantor suffers any appointment of any custodian, receiver, receiver manager, trustee or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or Holdings, U.S. Holdings, U.S. FinCo, the Borrower or any Subsidiary Guarantor makes a general assignment for the benefit of creditors; or any corporate action is taken by Holdings, U.S. Holdings, U.S. FinCo, the Borrower or any Subsidiary Guarantor for the purpose of effecting any of the foregoing; or

8.6	Judgments and Attachments.

One or more judgments or decrees shall be entered against Holdings, U.S. Holdings, U.S. FinCo, the Borrower or any of the Subsidiary Guarantors involving a liability of $50,000,000 or more in the aggregate for all such judgments and decrees for Holdings, U.S. Holdings, U.S. FinCo, the Borrower and the Subsidiary Guarantors (to the extent not paid or fully covered by insurance provided by a carrier not disputing coverage) and any such judgments or decrees shall not have been satisfied, vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

8.7	Employee Benefit Plans.

(a) A Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code; any Plan is or shall have been terminated or is the subject of termination proceedings under ERISA (including the giving of written notice thereof); an event shall have occurred or a condition shall exist in either case entitling the PBGC to terminate any Plan or to appoint a trustee to administer any Plan (including the giving of written notice thereof); any Plan shall have an accumulated funding deficiency (whether or not waived); or any of Holdings, the Borrower, any of their respective Subsidiaries or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code (including the giving of written notice thereof); (b) there could result from any event or events set forth in clause (a) of this Section 8.7 the imposition of a Lien, the granting of a security interest, or a liability, or the reasonable likelihood of incurring a Lien, security interest or liability; and (c) such Lien, security interest or liability will or would be reasonably likely to have a Material Adverse Effect; or

8.8	Change in Control.

(a)(i) any Person, or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) (but excluding any employee benefit plan of such Person or “group” and its Subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), shall at any time have acquired direct or indirect beneficial ownership (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) of at least 35% of the outstanding Voting Stock of Parent; and/or (b) a change of control, as contemplated by the definitive documentation governing the Senior Unsecured Notes or any other Indebtedness of Holdings, the Borrower or any of the Subsidiary

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Guarantors, in excess of $50,000,000 in the aggregate, shall have occurred; and/or (c)(i) Holdings shall cease to have direct or indirect ownership of all the Voting Stock of the Borrower or U.S. FinCo, (ii) U.S. Holdings shall cease to have direct or indirect ownership of all the Voting Stock of the Borrower, (iii) U.S. Holdings shall cease to have direct or indirect ownership of all of the Voting Stock of U.S. FinCo, and/or (iv) Parent shall cease to have direct or indirect ownership of all the Voting Stock of Holdings (the occurrence of any of the foregoing, a “Change in Control”); provided that none of the fundamental changes permitted by Section 7.5A shall constitute a Change in Control; or

8.9	Invalidity of the Guaranty.

The Guaranty or any material provision thereof shall cease to be in full force or effect or any Guarantor thereunder or any Loan Party shall deny or disaffirm in writing any Guarantor’s obligations under the Guaranty;

THEN and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Requisite Lenders, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 8.5 shall occur with respect to Holdings, U.S. Holdings, U.S. FinCo, the Borrower or any Subsidiary Guarantor, the result that would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i), (ii), (iii) and (iv) below shall occur automatically without the giving of any such notice): (i) declare all Commitments terminated and whereupon the Commitments, if any, of each Lender shall forthwith terminate immediately and any fees theretofore accrued shall forthwith become due and payable without any other notice of any kind, (ii) declare the principal of and any accrued interest and fees in respect of all Loans and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; (iii) terminate any Letter of Credit that may be terminated in accordance with its terms; and/or (iv) direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 8.5 with respect to Holdings, U.S. Holdings, U.S. FinCo, the Borrower or any Subsidiary Guarantor, it will pay) to the Administrative Agent at the Administrative Agent’s Office such additional amounts of cash, to be held as security for the Borrower’s reimbursement obligations for LC Disbursements that may subsequently occur thereunder, equal to the aggregate Stated Amount of all Letters of Credit issued and then outstanding; provided that the foregoing shall not affect in any way the obligations of the Lenders under Section 3.3C(i).

SECTION 9.

AGENTS

9.1	Appointment.

Each of the Lenders and the Issuing Banks hereby irrevocably appoints Wells Fargo as the Administrative Agent hereunder and under the other Loan Documents and authorizes Wells Fargo, in such capacity, to take such actions on its behalf and to exercise such powers as are delegated to Wells Fargo, in such capacity, by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The Administrative Agent agrees to act upon the express conditions

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contained in this Agreement and the other Loan Documents, as applicable. In performing its functions and duties under this Agreement, the Administrative Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings, U.S. Holdings, U.S. FinCo, the Borrower or any of their Subsidiaries. Except as set forth in Section 9.6, the provisions of this Section 9 are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and Holdings, U.S. Holdings, U.S. FinCo, the Borrower and their Subsidiaries shall not have rights as a third party beneficiary of any of such provisions.

It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

The provisions of this Section 9 and each party’s rights and obligations hereunder shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

9.2	Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Holdings, U.S. Holdings, U.S. FinCo, the Borrower or any of their Subsidiaries, or any of their respective Affiliates as if such Person was not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or to provide notice to or consent of the Lenders with respect thereto.

9.3	Exculpatory Provisions.

The Administrative Agent, the Arrangers and their respective Related Parties shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and their duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent, the Arrangers and their respective Related Parties (i) shall not be subject to any agency, trust, fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.5); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Laws, including for the avoidance of doubt any action that may be in violation

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of the automatic stay under the Bankruptcy Code or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of the Bankruptcy Code, (iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, to any Lender, any Issuing Bank or any other Person, any information relating to Holdings, the Borrower or any of their respective Affiliates that is communicated to, obtained by or otherwise in the possession of the Person serving as the Administrative Agent, the Arrangers or their respective Related Parties in any capacity and (iv) shall not be required to account to any Lender or any Issuing Bank for any sum or profit received by the Administrative Agent for its own account. The Administrative Agent, the Arrangers and their respective Related Parties shall not be liable to the Lenders or any Issuing Bank for any action taken or not taken by it with the consent or at the request of the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.5) or in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgement. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof describing such Default or Event of Default and indicating that such notice is a “Notice of Default” is given to the Administrative Agent by the Borrower, a Lender or an Issuing Bank. The Administrative Agent, the Arrangers and their respective Related Parties shall not be responsible for or have any duty or obligations to any Lender, Participant or any other Person to ascertain or inquire into (a) any statement, warranty or representation made in or in connection with the Amendment Agreement or any other Loan Document, (b) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (c) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (d) the validity, enforceability, effectiveness or genuineness of this Agreement or any other Loan Document or any other agreement, instrument or document, (e) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, (f) the validity, sufficiency, enforceability or effectiveness of any Loan Document or other agreement, instrument, document or other Communication executed or transmitted in accordance with Sections 6.1 or 10.20 or (g) the utilization of any Issuing Bank’s Letter of Credit Commitment (it being understood and agreed that each Issuing Bank shall monitor compliance with its own Letter of Credit Commitment without any further action by the Administrative Agent).

9.4	Reliance by the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, shall be fully protected in relying and shall not incur any liability for relying or acting upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it in good faith to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it in good faith to have been made by the proper Person, and shall be fully protected in relying or acting upon such statement or communication and shall not incur any liability for relying or acting thereon. In determining compliance with any condition hereunder to the making of any Loan or the issuance, extension or renewal of any Letter of Credit that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit.

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The Administrative Agent may consult with legal counsel (who may be counsel for Holdings, the Borrower or their respective Affiliates), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Each Lender or Issuing Bank that has signed this Agreement or a signature page to an Assignment Agreement or any other Loan Document pursuant to which it is to become a Lender or Issuing Bank hereunder shall be deemed to have consented to, approved and accepted and shall be deemed satisfied with each document or other matter required thereunder to be consented to, approved or accepted by such Lender or Issuing Bank or that is to be acceptable or satisfactory to such Lender or Issuing Bank.

9.5	Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by it. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 9 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.6	Resignation of Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks, Holdings and the Borrower. Upon receipt of any such notice of resignation, the Requisite Lenders shall have the right, with the written consent of Holdings and the Borrower if no Default or Event of Default shall have occurred and be continuing (such consent not to be unreasonably withheld or delayed), to appoint a successor administrative agent which shall be a bank or financial institution reasonably experienced in serving as administrative agent on syndicated bank facilities with an office in the United States, or an Affiliate of any such bank or financial institution with an office in the United States. If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 10 days after the retiring Administrative Agent gives notice of its resignation (or such earlier date as shall be agreed by the Requisite Lenders, the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), with the written consent of Holdings and the Borrower if no Event of Default under Section 8.1 or 8.5 shall have occurred and be continuing (such consent not to be unreasonably withheld or delayed) on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify Holdings, the Borrower and the Lenders that no such successor is willing to accept such appointment, then such resignation shall nonetheless become effective in accordance with such notice on the Resignation Effective Date. Additionally, if the Lender then acting as Administrative Agent is a Defaulting Lender, then the Administrative Agent may be removed by the Requisite Lenders or the Borrower and the Requisite Lenders may, to the extent permitted by Applicable Law, with the written consent of Holdings and the Borrower if no Default or Event of Default shall have occurred and be continuing (such consent not to be unreasonably withheld or delayed), appoint a successor. If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 10 days (or such earlier day as shall be agreed by the Requisite Lenders, the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

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With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by and to each Lender or each Issuing Bank directly, until such time, if any, as the Requisite Lenders appoint a successor Administrative Agent, as provided for in the preceding paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents. The fees payable by Holdings and the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Holdings, the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Section 9 and 10.2 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken, by any of them while the retiring or removed Administrative Agent was acting in such capacity.

Any resignation by, or removal of, Wells Fargo as Administrative Agent pursuant to this Section 9.6 shall also constitute its resignation as an Issuing Bank and the Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, if in its sole discretion it elects to, and Swingline Lender, (b) the retiring Issuing Bank and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Bank, if in its sole discretion it elects to, shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

9.7	Release of Guarantors.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.5) to execute any documents or instruments, and to take any other action requested by the Borrower having the effect of releasing any Guaranty of any Guarantor, in each case to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document (or in a manner expressly contemplated by the Loan Documents) or that has been consented to in accordance with Section 10.5. Upon request by the Administrative Agent at any time, the Requisite Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under any Guaranty pursuant to this

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Section 9.7. In each case as specified in this Section 9.7, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such Guarantor from its obligations under the applicable Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.7 as certified by the Borrower.

9.8	Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and each Issuing Bank expressly acknowledges that none of the Administrative Agent, the Arrangers or any of their respective Related Parties has made any representations or warranties to it and that no act taken or failure to act by the Administrative Agent, the Arrangers or any of their respective Related Parties, including any consent to, and acceptance of any assignment or review of the affairs of Holdings, the Borrower and their Subsidiaries or Affiliates shall be deemed to constitute a representation or warranty of the Administrative Agent, the Arrangers or any of their respective Related Parties to any Lender, any Issuing Bank or any other Secured Party as to any matter, including whether the Administrative Agent, the Arrangers or any of their respective Related Parties have disclosed material information in their (or their respective Related Parties’) possession. Each Lender and each Issuing Bank expressly acknowledges, represents and warrants to the Administrative Agent and the Arrangers that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring, purchasing or holding commercial loans in the ordinary course and is entering into this Agreement and the other Loan Documents to which it is a party as a Lender for the purpose of making, acquiring, purchasing and/or holding the commercial loans set forth herein as may be applicable to it, and not for the purpose of investing in the general performance or operations of any Loan Party or its Subsidiaries or Affiliates or for the purpose of making, acquiring, purchasing or holding any other type of financial instrument such as a security, (iii) it is sophisticated with respect to decisions to make, acquire, purchase or hold the commercial loans applicable to it and to provide the other facilities applicable to it as set forth herein and either it or the Person exercising discretion in making its decisions to make, acquire, purchase or hold such commercial loans or to provide such other facilities is, in each case, experienced in making, acquiring, purchasing or holding commercial loans or providing such other facilities, (iv) it has, independently and without reliance upon the Administrative Agent, the Arrangers, any other Lender or any of their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and appraisal of, and investigations into, the business, prospects, operations, property, assets, liabilities, financial and other condition and creditworthiness of Holdings, the Borrower and their Subsidiaries, all applicable bank or other regulatory Applicable Laws relating to the Transactions and the transactions contemplated by this Agreement and the other Loan Documents and (v) it has made its own independent decision to enter into this Agreement and the other Loan Documents to which it is a party and to extend credit hereunder and thereunder. Each Lender and each Issuing Bank also acknowledges and agrees that (a) it will, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender or any of their respective Related Parties (1) continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder based on such documents and information as it shall from time to time deem appropriate and its own independent investigations and (2) continue to make such investigations and inquiries as it deems necessary to inform itself as to Holdings, the Borrower and their Subsidiaries and (b) it will not assert any claim under any federal or state securities law or otherwise in contravention of this Section 9.8. Each party acknowledges and agrees that the Administrative Agent may, but shall not be obligated to, from time to time provide payment schedules, interest statements or bills and other

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similar documentation indicating amounts owed hereunder and under the other Loan Documents and agrees that in the event of the conflict between any such documentation and this Agreement, this Agreement shall control. In the event the Administrative Agent notifies any party hereto at any time (including after the receipt of amounts indicated to be due and payable under the Loan Documents pursuant to such payment schedules, interest statements or bills and other similar documentation) that an amount owed by such party under the Loan Documents was mistakenly excluded from the amount indicated in any payment schedules, interest statements or bills and other similar documentation, then such party agrees to promptly pay such excluded amount after the Administrative Agent provides such party with documentation that evidences such excluded amount is due and payable hereunder; provided that nothing in this sentence shall be deemed to impair any releases of credit support provided by any Loan Party pursuant to Section 9.7 or any termination of Commitments, in each case, that has occurred, or is contemplated to occur, upon the receipt by the Administrative Agent of the amounts indicated to be due in respect of the Obligations in the applicable payment schedules, interest statements or bills and other similar documentation.

9.9	Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit or the Commitments or this Agreement,

(ii) the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b)

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through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of sub-section (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) Section 9.9(a)(i) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with Section 9.9(a)(iv), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, the Arrangers and their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

9.10	Duties of Other Named Entities.

To the extent that any Lender is identified in this Agreement as a Joint Lead Arranger or Bookrunner, such Lender shall not have any right, power, obligation, liability, responsibility or duty under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Bank, but each such Person shall have the benefit of the indemnities and exculpatory provisions hereof. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any other Lender.

9.11	Erroneous Payments.

A. Each Lender and each Issuing Bank hereby severally agrees that if (i) the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or Issuing Bank or any other Person that has received funds from the Administrative Agent or any of its Affiliates, either for its own account or on behalf of a Lender or Issuing Bank (each such recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 9.11A, whether received as a payment,

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prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section 9.11 shall require the Administrative Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

B. Without limiting the immediately preceding Section 9.11A, each Payment Recipient agrees that, in the case of clause (ii) of Section 9.11A, it shall promptly notify the Administrative Agent in writing of such occurrence.

C. In the case of either clause (i) or (ii) of Section 9.11A, such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and upon demand from the Administrative Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

D. In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding Section 9.11C, from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Administrative Agent and upon the Administrative Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) to the Administrative Agent or, at the option of the Administrative Agent, the Administrative Agent’s applicable lending affiliate in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Administrative Agent or its applicable lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment. The parties hereto acknowledge and agree that (1) any assignment contemplated in this Section 9.11D shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this Section 9.11D shall govern in the event of any conflict with the terms and conditions of Sections 10.1 and 10.16 and (3) the Administrative Agent may reflect such assignments in the Register without further consent or action by any other Person.

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E. Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent (1) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under this Section 9.11 or under the indemnification provisions of this Agreement (provided that the Loan Parties’ Obligations under the Loan Documents in respect of the Erroneous Payment subrogation rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making a payment on the Obligations; provided that this Section 9.11E shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment.

F. Each party’s obligations under this Section 9.11 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender or any Issuing Bank, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

G. Nothing in this Section 9.11 will constitute a waiver or release of any claim of the Administrative Agent hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment.

SECTION 10.

MISCELLANEOUS

10.1	Assignments and Participations in Loans.

A. Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that none of Holdings, U.S. Holdings, U.S. FinCo or the Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and the Administrative Agent and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.1B, (ii) by way of participation in accordance with the provisions of Section 10.1D or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.1F (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing

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in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.1D and, to the extent expressly contemplated hereby, the Arrangers, the Related Parties of each of the Administrative Agent, the Arrangers, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

B. Assignments by Lenders.

(i) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans and participations in the Letters of Credit and/or Swingline Loans at the time owing to it); provided that

(a) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment, Loans and participations in the Letters of Credit and/or Swingline Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment, Loans or Letters of Credit subject to each such assignment (determined as of the date the Assignment Agreement with respect to such assignment is delivered to the Administrative Agent) shall not be less than $2,500,000 or an integral multiple of $1,000,000 in excess thereof; provided, that two or more related Approved Funds will be treated as one assignee for purposes of determining compliance with the minimum assignment amount;

(b) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Commitments, Loans or participations in Letters of Credit and/or Swingline Loans assigned;

(c) any assignment of a Commitment must be consented to by the Borrower, the Administrative Agent, each Issuing Bank and the Swingline Lender (in each case, not to be unreasonably withheld, delayed or conditioned); provided, that the consent of the Borrower shall not be required (i) if such assignment is made to another Lender or an Affiliate of a Lender or an Approved Fund or (ii) during the continuance of an Event of Default; provided, further, that such consent of the Borrower shall be deemed to have been given if the Borrower has not responded within ten Business Days of its receipt of a request for such consent;

(d) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); provided, that only one such fee shall be payable in the case of concurrent assignments to Persons that, after giving effect to such assignments, will be Approved Funds or concurrent assignments by Approved Funds to one assignee; and

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(e) the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and if required, applicable tax forms.

(ii) Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.1C, from and after the effective date specified in each Assignment Agreement, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.7 and 10.2 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. An Eligible Assignee shall not be entitled to receive any greater payment under Section 2.7 than the assigning Lender would have been entitled to receive with respect to the Loan or portion of the Loan assigned to such Eligible Assignee, unless the grant to such Eligible Assignee is made with the Borrower’s prior written consent. Except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund with respect to a Lender, any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.1D.

C. Acceptance by Administrative Agent; Recordation in the Register. Upon its receipt of an Assignment Agreement executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with the processing and recordation fee referred to in Section 10.1B(i)(d) and any forms, certificates or other evidence with respect to United States federal income tax withholding matters that such assignee may be required to deliver to the Administrative Agent pursuant to Section 2.7E(vi), the Administrative Agent shall, if the Administrative Agent, the Issuing Banks, the Swingline Lender and the Borrower have consented to the assignment evidenced thereby (in each case to the extent such consent is required pursuant to Section 10.1B(i)), (a) accept such Assignment Agreement by executing a counterpart thereof as provided therein (which acceptance shall evidence any required consent of the Administrative Agent to such assignment) and (b) record the information contained therein in a register maintained by the Administrative Agent, solely for this purpose as a non-fiduciary agent of the Borrower, for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The Administrative Agent shall maintain a copy of each Assignment Agreement delivered to and accepted by it as provided in this Section 10.1C. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 10.1C. The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Lender, at any reasonable time and from time to time upon reasonable prior notice.

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D. Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, any Issuing Bank or the Swingline Lender, sell participations to any Person (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the benefit of, a natural person), a Defaulting Lender, or Holdings, U.S. Holdings, U.S. FinCo, the Borrower or any of their Subsidiaries, or any of their respective Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that

(i) such Lender’s obligations under this Agreement shall remain unchanged,

(ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and

(iii) the Borrower, the Administrative Agent, each Issuing Bank, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to any action (i) effecting the extension of the final maturity, the scheduled amortization or the date fixed for the payment of interest or fees with respect to the Loan allocated to such participation, (ii) effecting a reduction of the principal amount of or affecting the rate of interest payable on any Loan or any fee allocated to such participation or (iii) releasing all or substantially all the value of the Guaranty. Subject to Section 10.1E, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.7 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.1B; provided that such Participant agrees to be subject to Section 2.8 as though it were a Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.3 as though it were a Lender; provided that such Participant agrees to be subject to Section 10.4 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided, however, that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in “registered form” under Section 5f.103-1(c) of the Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

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E. Limitations Upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 2.7 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. Each Participant is subject to the requirements and limitations of Section 2.7, including the requirements under Section 2.7E(iv) (it being understood that the documentation required under Section 2.7E(iv) shall be delivered to the participating Lender).

F. Certain Pledges. Any Lender may, without the consent of the Administrative Agent or the Borrower, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. Notwithstanding anything to the contrary contained herein, any Lender that is a Fund, without the consent of the Administrative Agent or the Borrower, may create a security interest in all or any portion of the Loans owing to it and the Notes, if any, held by it to the trustee or other representative for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee or other representative actually becomes a Lender in compliance with the other provisions of this Section 10.1, (i) no such pledge shall release the pledging Lender from any of its obligations under this Agreement and (ii) such trustee or other representative shall not be entitled to exercise any of the rights of a Lender under this Agreement and the Notes even though such trustee or other representative may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

G. Affiliated Lenders. None of Holdings or any of its Subsidiaries or Affiliates may acquire by assignment, participation or otherwise any right or interest in any of the Commitments hereunder (and any such attempted acquisition shall be null and void).

H. Defaulting Lenders, etc. In the event that any Lender shall become a Defaulting Lender or S&P, Moody’s or Thompson’s BankWatch (or InsuranceWatch Ratings Service, in the case of Lenders that are insurance companies (or Best’s Insurance Reports, if such insurance company is not rated by Insurance Watch Ratings Service)) shall, after the date that any Lender becomes a Lender, downgrade the long-term certificate deposit ratings of such Lender, and the resulting ratings shall be below BBB-, Baa3 and C (or BB, in the case of a Lender that is an insurance company (or B, in the case of an insurance company not rated by InsuranceWatch Ratings Service)) (or, with respect to any Lender that is not rated by any such ratings service or provider, an Issuing Bank shall have reasonably determined that there has occurred a material adverse change in the financial condition of any such Lender, or a material impairment of the ability of any such Lender to perform its obligations hereunder, as compared to such condition or ability as of the date that any such Lender became a Lender) then each of the Issuing Banks shall have the right, but not the obligation, at its own expense, upon notice to such Lender and the Administrative Agent, to replace such Lender with an assignee (in accordance with and subject to the restrictions contained in Section 10.1B), and such Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 10.1B) all its interests, rights and obligations in respect of its Commitment to such assignee; provided, however, that (i) no such assignment shall conflict with any Applicable Law and (ii) the Issuing Banks or such assignee, as the case may be, shall pay to such Lender in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans made by such Lender hereunder and all other amounts accrued for such Lender’s account or owed to it hereunder.

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I. Certain Taxes. Any Other Taxes imposed in respect of an assignment or participation (other than an assignment pursuant to Section 2.8B) shall be the responsibility of either the assigning Lender or the assignee in the case of an assignment or the Lender or the Participant in the case of a participation but, for the avoidance of doubt, shall not be the responsibility of the Borrower.

10.2	Expenses; Indemnity; Damage Waiver.

A. Costs and Expenses. Holdings, U.S. Holdings, U.S. FinCo and the Borrower shall, jointly and severally, pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers or any of their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for such Persons, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder; and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or any Issuing Bank, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any Issuing Bank, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.2A, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

B. Indemnification. Holdings, U.S. Holdings, U.S. FinCo and the Borrower shall, jointly and severally, indemnify the Arrangers, the Administrative Agent (and any sub-agent thereof), each Issuing Bank, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel for all Indemnitees taken as a whole in each relevant jurisdiction, and solely in the case of a conflict of interest, one additional counsel in each jurisdiction relevant to each group of affected Indemnitees similarly situated, taken as a whole) incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions, (ii) any Loan, Letter of Credit or the use of the proceeds therefrom by any Loan Party or any of its Subsidiaries, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by Holdings or any of its Subsidiaries, or any Environmental Claim or Environmental Liability related in any way to Holdings or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto or whether such claim, litigation, investigation or proceeding is brought by a third party or by Holdings or the Borrower or any of their Affiliates; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of any Indemnitee or its Related Parties, (B) are determined by a court of competent jurisdiction by final and nonappealable judgment to have arisen from a material breach of the obligations of such Indemnitee or its Related Parties under the

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Loan Documents (other than with respect to the Administrative Agent and its Related Parties in connection with carrying out administrative functions hereunder and under the other Loan Documents), (C) arise from disputes solely among the Indemnitees other than claims against an Indemnitee in its capacity or in fulfilling its role as an Administrative Agent, Arrangers, Issuing Bank or other similar role under this Agreement and other than claims arising out of any act or omission of the Borrower or any of their affiliates or (D) arise from settlement of any claim, litigation, investigation or proceeding effected without the consent of the Borrower, which consent shall not be unreasonably withheld or delayed (provided that such indemnity shall, as to any Indemnitee, be available in respect of losses, claims, damages, liabilities or related expenses arising from any such settlement in the event that (i) the Borrower were offered the ability to assume the defense of the claim, litigation, investigation or proceeding that was the subject matter of such settlement and elected not to so assume or (ii) such settlement is entered into more than 45 days after receipt by the Borrower of a request by such Indemnitee for reimbursement of its legal or other expenses incurred in connection with such claim, litigation, investigation or proceeding and the Borrower not having reimbursed such Indemnitee in accordance with such request prior to the date of such settlement).

C. Reimbursement by the Lenders. To the extent that Holdings or the Borrower fails to pay any amount required under Section 10.2A or 10.2B to be paid by it to the Administrative Agent (or any sub-agent thereof), the Arrangers, any Issuing Bank, the Swingline Lender or any Related Party of any of the foregoing (and without limiting their obligation to do so), each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Arrangers, such Issuing Bank, the Swingline Lender or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that with respect to such unpaid amounts owed to any Issuing Bank or the Swingline Lender solely in its capacity as such, only the Revolving Credit Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Credit Lenders’ Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Arrangers, such Issuing Bank or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Arrangers, such Issuing Bank or the Swingline Lender in connection with such capacity. The obligations of the Lenders under this Section 10.2C are subject to the provisions of Section 10.12.

D. Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, no party hereto shall assert, and they each hereby waive, any claim against all other parties hereto and their respective Related Parties, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing contained in this Section 10.2D shall limit the indemnity and reimbursements obligations set forth in Section 10.2B hereof. No Indemnitee referred to in Section 10.2B above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, unless such damages are directly caused by the bad faith, gross negligence or willful misconduct of such Indemnitee as determined by a court of competent jurisdiction by final and nonappealable judgment.

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E. Payments. All amounts due under this Section 10.2 shall be payable promptly after demand therefor.

10.3	Right of Set-Off.

Without limitation of any other rights of the Administrative Agent, the Lenders or the Issuing Banks, if an Event of Default shall have occurred and be continuing, the Administrative Agent, each Lender, each Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, upon any Obligation becoming due and payable hereunder to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Administrative Agent, Lender, Issuing Bank or any such Affiliate to or for the credit or the account of any Loan Party against any and all of such Obligations, irrespective of whether or not the Administrative Agent, Lender or Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such Obligations are owed to a branch or office of the Administrative Agent, Lender or Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness. The rights of the Administrative Agent, Lender, Issuing Bank and their respective Affiliates under this Section 10.3 are in addition to other rights and remedies (including other rights of setoff) which the Administrative Agent, Lender, Issuing Bank or their respective Affiliates may have. The Administrative Agent, each Lender and each Issuing Bank agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.4	Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its Pro Rata Share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, to the end that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by Holdings or the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letters of Credit and Swingline Loans to any assignee or Participant, other than to Holdings, U.S. Holdings, U.S. FinCo, the Borrower or any of their respective Subsidiaries (as to which the provisions of this paragraph shall apply). Each of Holdings, U.S. Holdings, U.S. FinCo and the Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each of Holdings and the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Holdings or the Borrower, as the case may be, in the amount of such participation.

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10.5	Amendments and Waivers.

A. Amendment and Waivers. No amendment, modification, termination or waiver of any provision of this Agreement or of the Notes, or consent to any departure by the Borrower or any other Loan Party therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders (other than as provided in Section 2.6D); provided that any such amendment, modification, termination, waiver or consent which: (a) reduces or forgives the principal amount of any of the Loans; (b) reduces the percentage specified in the definition of the “Requisite Lenders” or “Requisite Class Lender” (it being understood that, with the consent of the Requisite Lenders, additional extensions of credit pursuant to this Agreement may be included in the definition of the “Requisite Lenders” on substantially the same basis as the Commitments are included on the Effective Date); (c) changes in any manner any provision of this Agreement which, by its terms, expressly requires the approval or concurrence of all the Lenders; (d) postpones the scheduled final maturity date of any of the Loans; (e) postpones the date or reduces the amount of any scheduled payment (but not prepayment) of principal of any of the Loans or of any scheduled reduction or termination of the Commitments; (f) postpones the date on which any interest or any fees are payable; (g) decreases the interest rate borne by any of the Loans (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to Section 2.2E) or the amount of any fees payable hereunder; it being understood that any amendment to the definition of “Capitalization Ratio” will not constitute a reduction in the Commitment Fee or Applicable Rate for purpose of this clause (g); (h) increases the maximum duration of Interest Periods permitted hereunder; (i) releases of all or substantially all the value of the Guaranty; (j) amends the definition of “Pro Rata Shares”; or (k) changes in any manner the provisions contained in Sections 2.4B, 2.4C(iii), 8.1 or 10.4, or this Section 10.5 shall be effective only if evidenced by a writing signed by or on behalf of all the Lenders to whom Obligations are owed or who have Commitments outstanding being directly affected by such amendment, modification, termination, waiver or consent (the consent of the Requisite Lenders not being required for any such change); provided, further, that any amendment, modification, termination, waiver or consent which amends or modifies the definition of “Approved Fund,” “Eligible Assignee,” or “Fund,” or Section 10.1 to the extent further restricting assignments, shall be effective only if evidenced by a written consent of the Requisite Lenders and the Administrative Agent. In addition, (i) no amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the Lender which is the holder of that Note, (ii) no increase in the Commitments of any Lender over the amount thereof then in effect shall be effective without the written concurrence of that Lender, it being understood and agreed that in no event shall waivers or modifications of conditions precedent, covenants, Defaults, Events of Default or of a mandatory prepayment or a reduction of any or all of the Commitments be deemed to constitute an increase of the Commitment of any Lender and that an increase in the available portion of any Commitment of any Lender shall not be deemed to constitute an increase in the Commitment of such Lender, (iii) no amendment, modification, termination or waiver of any provision of Section 3, this Section 10.5 or any other provision of this Agreement relating to the rights or obligations of an Issuing Bank shall be effective without the written concurrence of such Issuing Bank, (iv) no amendment, modification, termination or waiver of any provision of Section 2.1A(ii) or any other provision of this Agreement (including this Section 10.5) relating to the rights or obligations of the Swingline Lender shall be effective without the written

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concurrence of the Swingline Lender and (v) no amendment, modification, termination or waiver of any provision of Section 9 or of any other provision of this Agreement which, by its terms, expressly requires the approval or concurrence of the Administrative Agent shall be effective without the written concurrence of the Administrative Agent. The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender and no amendment, modification, termination or waiver which has the effect of changing any payment, voluntary or mandatory prepayments or Commitment reductions applicable to any Class (the “Affected Class”) in a manner that disproportionately disadvantages such Class relative to the other Class shall be effective without the written concurrence of the Requisite Class Lenders of the Affected Class (it being understood and agreed that any amendment, modification, termination or waiver of any such provision which only postpones or reduces any voluntary or mandatory prepayment or Commitment reduction from those set forth in Section 2.4 with respect to one Class but not the other Classes shall be deemed to disproportionately disadvantage such one Class but not to disproportionately disadvantage such other Classes for purposes of this clause). Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by the Borrower, on the Borrower and Holdings.

Notwithstanding anything in this Section 10.5A to the contrary, this Agreement and the other Loan Documents may be amended (or amended and restated) (i) with the written approval of the Administrative Agent, Holdings and the lenders of the additional Commitments incurred pursuant to Section 2.1A(iii) to implement the additional Commitments incurred pursuant to and in accordance with Section 2.1A(iii), (ii) with the written approval of the Administrative Agent, Holdings and the Accepting Lenders to implement any Loan Modification Offer that becomes effective pursuant to and in accordance with Section 2.9 or (iii) with the written approval of the Administrative Agent and Holdings to cure any ambiguity, omission, defect or inconsistency so long as the Lenders shall have received at least five Business Days prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from (x) the Requisite Lenders stating that the Requisite Lenders object to such amendment or (y) if affected by such amendment, any Issuing Bank stating that it objects to such amendment.

Notwithstanding anything in this Section 10.5A to the contrary, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (A) the Commitment of such Lender may not be increased or extended without the consent of such Lender and (B) any amendment, waiver, or consent hereunder which requires the consent of all Lenders or each affected Lender that by its terms disproportionately and adversely affects any such Defaulting Lender relative to other affected Lenders shall require the consent of such Defaulting Lender.

B. Non-Consenting Lenders. Each Lender grants (x) to the Administrative Agent the right to purchase all (but not less than all) of such Lender’s Commitments and Loans owing to it and the Notes held by it and all of its rights and obligations hereunder and under the other Loan Documents, and (y) to the Borrower the right to cause an assignment of all (but not less than all) of such Lender’s Commitments and Loans owing to it, its participations in the Notes held by it and all of its rights and obligations hereunder and under the other Loan Documents to Eligible Assignees, which right may be exercised by the Administrative Agent or the Borrower, as the case may be, if such Lender (a “Non-Consenting Lender”) refuses to execute any amendment, waiver or consent which requires the

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written consent of Lenders other than Requisite Lenders (including such Non-Consenting Lender) and to which Requisite Lenders, the Administrative Agent and the Borrower have otherwise agreed; provided that (i) the Administrative Agent shall waive, or the Borrower or the Eligible Assignee shall pay, as the case may be, any required assignment fee, and such Non-Consenting Lender shall receive, in connection with such assignments, payment equal to the aggregate amount of outstanding Loans owed to such Lender (together with all accrued and unpaid interest, fees and other amounts (other than contingent indemnity obligations not then due and payable), including amounts owed under Section 2.6D, owed to such Lender); and (ii) no such assignment shall conflict with any Applicable Law. Each Lender agrees that if the Administrative Agent or the Borrower, as the case may be, exercise their option hereunder, they shall promptly execute and deliver all agreements and documentation necessary to effectuate such assignment as set forth in Section 10.1. The Administrative Agent shall be entitled (but not obligated) to execute and deliver such agreement and documentation on behalf of such Non-Consenting Lender and any such agreement and/or documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 10.1.

10.6	Independence of Covenants.

All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another such covenant shall not avoid the occurrence of a Default or Event of Default if such action is taken or condition exists.

10.7	Notices.

A. Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.7B below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by e-mail as follows: (i) if to the Borrower, Holdings or any Subsidiary of Holdings, to the Borrower at 4900 N. Scottsdale Road, Suite 6000, Scottsdale, AZ 85251, attention: Todd Merrill (e-mail: TMerrill@taylormorrison.com); with a copy to (which shall not constitute notice): Simpson, Thacher & Bartlett LLP, 900 G St NW, Washington, D.C. 20001, attention: Chris Brown (e-mail: cbrown@stblaw.com); (ii) if to the Administrative Agent pursuant to Sections 2 or 3, to it at 600 South 4th Street, 10th Floor, Minneapolis, MN 55415, attention: Disbursement Administration Manager, Loan No. 1008417 (email: creloanservicingoperations@wellsfargo.com); (iii) if to the Administrative Agent pursuant to any other section of this Agreement or to the Administrative Agent in its capacity as an Issuing Bank, to it at 2030 Main Street, Irvine, CA 92614, attention: Bret Sumner, Loan No. 1008147 (email: bret.a.sumner@wellsfargo.com); with a copy to (which shall not constitute notice) Wells Fargo Bank, National Association, 1620 E. Roseville Parkway, 1st Floor, Roseville, CA 95661, attention: Lauri Parent, Loan No. 1008417 (email: lparent@wellsfargo.com); and (iii) if to a Lender, to it at its address (or e-mail address) set forth in its Administrative Questionnaire. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices delivered through electronic communications, to the extent provided in Section 10.7B, shall be effective as provided in said Section 10.7B.

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B. Electronic Communications. Notices and other communications to the Lenders and the applicable Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any Issuing Bank pursuant to Sections 2.1 and 3, as the case may be, if such Lender or such Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to them hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

C. Change of Address, Etc. Any party hereto may change its address or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

D. Platform.

(i) Each Loan Party, each Lender and each Issuing Bank agrees that the Administrative Agent may, but shall not be obligated to, make the Borrower Materials available to the Issuing Banks and the other Lenders by posting the Borrower Materials on the Platform.

(ii) The Platform is provided “as is” and “as available”. The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Borrower Materials or the adequacy of the Platform, and expressly disclaim liability for errors or omissions in the Borrower Materials. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Borrower Materials or the Platform. Although the Platform is secured pursuant to generally-applicable security procedures and policies implemented or modified by the Administrative Agent and its Related Parties, each of the Lenders, the Issuing Banks, the Borrower and Holdings acknowledges and agrees that distribution of information through an electronic means is not necessarily secure in all respects, the Administrative Agent, the Arrangers and their respective Related Parties (collectively, the “Agent Parties”) are not responsible for approving or vetting the representatives, designees or contacts of any Lender or Issuing Bank that are provided access to the Platform and that there may be confidentiality and other risks associated with such form of distribution. Each of the Borrower, Holdings, each Lender and each Issuing Bank party hereto understands and accepts such risks. In no event shall the Agent Parties have any liability to any Loan Party, any Lender or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the Internet (including the Platform), except to the

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extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to any Loan Party, any Lender, any Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages, losses or expenses (as opposed to actual damages, losses or expenses).

E. Private Side Designation. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States federal and state securities Applicable Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower, Holdings or its securities for purposes of United States federal or state securities Applicable Laws.

10.8	Survival of Representations, Warranties and Agreements.

A. All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit hereunder.

B. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Holdings and the Borrower set forth in Sections 2.6D, 2.7, 10.2, 10.3 and 10.18 and the agreements of the Lenders set forth in Sections 9.2, 9.3, 9.4, 10.2C, 10.3, 10.4 and 10.19 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn or paid thereunder, and the termination of this Agreement.

10.9	Failure or Indulgence Not Waiver; Remedies Cumulative.

No failure or delay on the part of the Administrative Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.10	Marshalling; Payments Set Aside.

Neither the Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of the Borrower, any other Loan Party or any other party or against or in payment of any or all of the Obligations. To the extent that the Borrower or any other Loan Party makes a payment or payments to the Administrative Agent or the Lenders (or to the Administrative Agent for the benefit of the Lenders), or the Administrative Agent or the Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state, provincial or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

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10.11	Severability.

In case any provision in or obligation under this Agreement or any other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, (i) the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby and (ii) the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such provision to preserve the original intent thereof in such jurisdiction (subject to the approval of the Requisite Lenders).

10.12	Obligations Several; Independent Nature of the Lenders’ Rights.

The obligations of the Lenders, the Issuing Banks and the Swingline Lender hereunder are several and no Lender, Issuing Bank or Swingline Lender shall be responsible for the obligations or Commitments of any other Lender, Issuing Bank or Swingline Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by the Lenders, the Issuing Banks and the Swingline Lender pursuant hereto or thereto, shall be deemed to constitute the Lenders, the Issuing Banks and the Swingline Lender as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender, each Issuing Bank and the Swingline Lender shall be a separate and independent debt, and each Lender, each Issuing Bank and the Swingline Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender, other Issuing Bank or the Swingline Lender to be joined as an additional party in any proceeding for such purpose.

10.13	Maximum Amount.

A. It is the intention of Holdings, U.S. Holdings, U.S. FinCo the Borrower, each Issuing Bank and the Lenders to conform strictly to the usury and similar laws relating to interest from time to time in force, and all agreements between the Loan Parties and their respective Subsidiaries and the Lenders and the Issuing Banks, whether now existing or hereafter arising and whether oral or written, are hereby expressly limited so that in no contingency or event whatsoever, whether by acceleration of maturity hereof or otherwise, shall the amount paid or agreed to be paid in the aggregate to the Lenders and the Issuing Banks as interest (whether or not designated as interest, and including any amount otherwise designated but deemed to constitute interest by a court of competent jurisdiction) hereunder or under the other Loan Documents or in any other agreement given to secure the Indebtedness or obligations of the Borrower to the Lenders, or in any other document evidencing, securing or pertaining to the Indebtedness evidenced hereby, exceed the maximum amount permissible under applicable usury or such other laws (the “Maximum Amount”). If under any circumstances whatsoever fulfillment of any provision hereof, or any of the other Loan Documents, at the time performance of such provision shall be due, shall involve exceeding the Maximum Amount, then, ipso facto, the obligation to be fulfilled shall be reduced to the Maximum Amount. For the purposes of calculating the actual amount of interest paid and/or payable hereunder in respect of laws pertaining to usury or such other laws, all sums paid or agreed to be paid to the holder hereof for the use, forbearance or detention of the Indebtedness of the Borrower evidenced hereby, outstanding from time to time shall, to the extent permitted by Applicable Law, be amortized, pro-rated, allocated and spread from the date of

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disbursement of the proceeds of the Notes until payment in full of all of such Indebtedness, so that the actual rate of interest on account of such Indebtedness is uniform through the term hereof. The terms and provisions of this Section 10.13 shall control and supersede every other provision of all agreements between the Borrower or any endorser of the Notes and the Lenders and Issuing Bank.

B. If under any circumstances any Lender or Issuing Bank shall ever receive an amount which would exceed the Maximum Amount, such amount shall be treated as a voluntary prepayment under Section 2.4A(i) and shall be so applied in accordance with Section 2.4 hereof or if such excessive interest exceeds the unpaid balance of the Loans and any other Indebtedness of the Borrower in favor of such Lender or Issuing Bank, the excess shall be deemed to have been a payment made by mistake and shall be refunded to the Borrower.

10.14	Headings.

Section and sub-section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

10.15	Applicable Law.

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIM CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

10.16	Successors and Assigns.

This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of the Lenders (it being understood that the Lenders’ rights of assignment are subject to Section 10.1). None of Holdings, U.S. Holdings, U.S. FinCo or the Borrower’s rights or obligations hereunder or any interest therein may be assigned or delegated by Holdings, U.S. Holdings, U.S. FinCo or the Borrower without the prior written consent of all Lenders.

10.17	Consent to Jurisdiction and Service of Process.

A. SUBMISSION TO JURISDICTION. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT SITTING IN THE BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES

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THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ONLY IN SUCH FEDERAL COURT (EXCEPT THAT IN THE CASE OF ANY BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDINGS WITH RESPECT TO ANY LOAN PARTY, ACTIONS OR PROCEEDINGS RELATED TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN SUCH COURT HOLDING SUCH BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDINGS). EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY ISSUING BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST HOLDINGS, U.S. HOLDINGS, U.S. FINCO, THE BORROWER OR THEIR RESPECTIVE PROPERTIES IN THE COURTS OF ANY JURISDICTION. IT IS UNDERSTOOD BY THE PARTIES THAT THE FOREGOING SHALL NOT APPLY TO ANY BANKRUPTCY, INSOLVENCY OR SIMILAR LAW OR ANY PROCEEDING THEREUNDER.

B. WAIVER OF VENUE. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SECTION 10.17A. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

C. Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.7. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

10.18	Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON PARTY HERETO HAS REPRESENTED TO SUCH PARTY, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

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10.19	Confidentiality.

The Administrative Agent, each Lender and each Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to it, its Affiliates’ and their respective partners, directors, officers, employees, agents, advisors, consultants, representatives and numbering, administration and service providers (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential as provided herein), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) or in accordance with the Administrative Agent’s, such Issuing Bank’s or any Lender’s regulatory compliance policy if the Administrative Agent, such Issuing Bank or such Lender, as applicable, in its reasonable discretion deems such disclosure to be reasonably necessary for the mitigation of claims by those authorities against the Administrative Agent, such Issuing Bank or such Lender, as applicable, or any of its Related Parties (in which case, the Administrative Agent, such Issuing Bank or such Lender, as applicable, shall use commercially reasonable efforts to, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify the Borrower, in advance, to the extent permitted by Applicable Law), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.19, to (i) any assignee or pledgee of or Participant in, or any prospective assignee or pledgee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Holdings, U.S. Holdings, U.S. FinCo, the Borrower and their respective obligations, (g) with the consent of the Borrower (such consent not to be unreasonably withheld or delayed), (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.19 or (y) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than a Loan Party or its Affiliates or (i) on a confidential basis to any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender. In addition, the Administrative Agent, the Lenders and the Issuing Banks may disclose the existence of this Agreement and information about this Agreement to market data collectors, providers of similar services to the lending industry and service providers to the Administrative Agent in connection with the administration and management of this Agreement and the other Loan Documents. Notwithstanding anything in this Section 10.19 to the contrary, to the extent the Administrative Agent or Lender discloses Information pursuant to any provision of this Section 10.19, it shall (x) use good faith efforts to do so in such a manner as would be reasonably likely to maintain the confidentiality thereof, and (y) in the case of disclosures outside the ordinary course pursuant to clauses (b) or (c) above (it being understood that disclosures pursuant to clause (b) above in connection with bank or audit exams are in the ordinary course), to the extent practicable (following the exercise of commercially reasonable efforts) and not prohibited by Applicable Law, notify the Borrower of such proposed disclosure as far in advance of such disclosure as practicable and, at the request of the Borrower and the expense of the Administrative Agent or such Lender, use commercially reasonable efforts to ensure that any Information so disclosed is accorded confidential treatment.

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For purposes of this Section 10.19, “Information” means all written information received from Holdings or any of its Subsidiaries or any of their respective Affiliates relating to Holdings or any of its Subsidiaries or any of their respective businesses, which to the extent received on or after the Effective Date, is identified as confidential by the Borrower or Holdings. Any Person required to maintain the confidentiality of Information as provided in this Section 10.19 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each Lender acknowledges that Information furnished to it pursuant to this Agreement may include material non-public information concerning the Loan Parties and their respective Related Parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and Applicable Law, including Federal and state securities laws.

All Information, including requests for waivers and amendments, furnished by Holdings, the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level Information, which may contain material non-public information about the Loan Parties and their respective Related Parties or their respective securities. Accordingly, each Lender represents to Holdings, the Borrower and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive Information that may contain material non-public information in accordance with its compliance procedures and Applicable Law.

For the avoidance of doubt, nothing in this Section 10.19 shall prohibit any Person from voluntarily disclosing or providing any Information to any governmental, regulatory or self-regulatory organization to the extent that such prohibition is prohibited by the laws or regulations applicable to such governmental, regulatory or self-regulatory organization.

10.20	Integration; Effectiveness; Electronic Execution.

A. Integration; Effectiveness. This Agreement and the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the Arrangers constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

B. Electronic Execution. The words “execution,” “signed,” “signature,” and words of like import in this Agreement, any Assignment Agreement, any Loan Document or any document, amendment, approval, consent, waiver, modification, information, notice, certificate, report, statement, disclosure, Communication or authorization to be signed or delivered in connection with Agreement or any other Loan Document or the transactions contemplated hereby shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, and contract formations on electronic platforms approved by the Administrative Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent

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and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the parties of a manually signed paper which has been converted into electronic form (such as scanned into PDF format), or an electronically signed paper converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Loan Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including one or more copies of any Communication in the form of an imaged Electronic Record, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided that, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept such Electronic Signature from any party hereto, the Administrative Agent and the other parties hereto shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the executing party without further verification and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by an original manually executed counterpart thereof. Without limiting the generality of the foregoing, each party hereto hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Issuing Banks and any of the Loan Parties, electronic images of this Agreement or any other Loan Document (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (B) waives (1) any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto and (2) any claim against the Administrative Agent, any Lender, any Issuing Bank or any of their Related Parties for liabilities arising solely from the Administrative Agent’s, any Lender’s, any Issuing Bank’s or any of their Related Parties’ reliance on or use of Electronic Signatures, including any such liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any such Electronic Signature. Each party hereto acknowledges, represents and warrants to the other parties hereto that it has the corporate or other organizational capacity to execute and deliver this Agreement and any other Communication through electronic means as provided for herein and there are no restrictions or other limitations on doing so in such party’s Organizational Documents.

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10.21	USA Patriot Act Notification.

The following notification is provided to the Loan Parties pursuant to Section 326 of the USA PATRIOT Act:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT.

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product.

What this means for any Loan Party: When a Loan Party opens an account, if the Loan Party is an individual, the Administrative Agent, the Issuing Banks and the Lenders will ask for the Loan Party’s name, residential address, tax identification number, date of birth, and other information that will allow the Administrative Agent, the Issuing Banks and the Lenders to identify the Loan Party, and, if the Loan Party is not an individual, the Administrative Agent, the Issuing Banks and the Lenders will ask for the Loan Party’s name, tax identification number, business address, and other information that will allow the Administrative Agent, the Issuing Banks and the Lenders to identify the Loan Party. The Administrative Agent, the Issuing Banks and the Lenders may also ask, if the Loan Party is an individual, to see the Loan Party’s driver’s license or other identifying documents, and, if the Loan Party is not an individual, to see the Loan Party’s legal organizational documents or other identifying documents.

10.22	Agency of the Borrower for each other Loan Party.

Each of Holdings, U.S. Holdings, U.S. FinCo and the other Loan Parties appoints the Borrower as its agent for all purposes relevant to this Agreement and the other Loan Documents, including the giving and receipt of notices and the execution and delivery of all documents, instruments and certificates contemplated herein and therein and all modifications hereto and thereto.

10.23	No Fiduciary Duties.

In connection with all aspects of each transaction contemplated hereby, Holdings, U.S. Holdings, U.S. FinCo and the Borrower acknowledge and agree that: (a) the extensions of credit provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between Holdings, U.S. Holdings, U.S. FinCo, the Borrower and the other Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, and Holdings, U.S. Holdings, U.S. FinCo, the Borrower and the other Loan Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (b) in connection with the process leading to such transaction, the Administrative Agent, the Arrangers and each Lender is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for any of Holdings, U.S. Holdings, U.S. FinCo, the Borrower, any other Loan Party or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (c) none of the

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Administrative Agent, the Arrangers or any Lender has assumed or will assume an advisory, agency or fiduciary responsibility in favor of Holdings, U.S. Holdings, U.S. FinCo, the Borrower or any other Loan Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent, the Arrangers or any Lender has advised or is currently advising Holdings, U.S. Holdings, U.S. FinCo, the Borrower or any other Loan Party or their respective Affiliates on other matters) and none of the Administrative Agent, the Arrangers or any Lender has any obligation to any of Holdings, U.S. Holdings, U.S. FinCo, the Borrower, the other Loan Parties or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (d) the Administrative Agent, the Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Holdings, U.S. Holdings, U.S. FinCo, the Borrower and the other Loan Parties and their respective Affiliates, and none of the Administrative Agent, the Arrangers or any Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (e) the Administrative Agent, the Arrangers and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and Holdings, U.S. Holdings, U.S. FinCo, the Borrower and the other Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they deemed appropriate. Holdings, U.S. Holdings, U.S. FinCo, the Borrower, the other Loan Parties and their respective Affiliates each hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty.

Each Loan Party acknowledges and agrees that each Lender, the Arrangers and any Affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, any of Holdings, U.S. Holdings, U.S. FinCo the Borrower, any Affiliate thereof or any other Person that may do business with or own securities of any of the foregoing, all as if such Lender, the Arrangers or such Affiliate thereof were not a Lender or the Arrangers or an Affiliate thereof (or an agent or any other Person with any similar role under the credit facilities provided for herein) and without any duty to account therefor to any other Lender, the Arrangers, Holdings, U.S. Holdings, U.S. FinCo the Borrower or any Affiliate of the foregoing. Each Lender, the Arrangers and any Affiliate thereof may accept fees and other consideration from Holdings, U.S. Holdings, U.S. FinCo the Borrower or any Affiliate thereof for services in connection with this Agreement, the credit facilities provided for herein or otherwise without having to account for the same to any other Lender, the Arrangers, the Borrower or any Affiliate of the foregoing.

10.24	Judgment Currency.

The obligations of the Borrower and the other Loan Parties hereunder and under the other Loan Documents to make payments in Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than Dollars, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or an Issuing Bank of the full amount in Dollars expressed to be payable to the Administrative Agent or such Issuing Bank under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment against the Borrower or any other Loan Party or in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than Dollars (such currency being hereinafter referred to as the “Judgment Currency”) an amount due in Dollars, the conversion shall

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be made at the rate of exchange at which, in accordance with normal banking procedures in the relevant jurisdiction, Dollars could be purchased with such other currency, determined as of the Business Day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Borrower covenants and agrees to pay, or cause to be paid, as a separate obligation and notwithstanding any judgment, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of Dollars which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

For purposes of determining the Dollar equivalent or rate of exchange for this Section 10.24, such amounts shall include any premium and costs payable in connection with the purchase of Dollars.

10.25	Additional Borrowing Subsidiaries.

A. The Borrower may designate any of its wholly-owned Restricted Subsidiaries organized under the laws of the United States or any state thereof as a Borrower, on a joint and several basis with each other Borrower hereunder, under the Commitments; provided that the Administrative Agent and the Lenders shall have received, at least five Business Days prior to the date on which such Person is proposed to become a Borrower hereunder, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including to the extent applicable, the USA PATRIOT Act and the Beneficial Ownership Regulation. Upon the receipt by the Administrative Agent of a Borrowing Subsidiary Agreement in substantially the form of Exhibit X annexed hereto executed by such Subsidiary of the Borrower such Subsidiary shall become a Borrower and a party to this Agreement. A Person shall cease to be a Borrower hereunder at such time as no Loans, fees or any other amounts due in connection therewith pursuant to the terms hereof shall be outstanding by such Person, no Letters of Credit issued for the account of such Person shall be outstanding and such Person and its parent Borrower shall have executed and delivered to the Administrative Agent a Borrowing Subsidiary Termination in substantially the form of Exhibit XI annexed hereto.

B. Notwithstanding the foregoing, no Person shall be added as a Borrower hereunder pursuant to this Section 10.25 unless (i) on the effective date of such addition, the conditions set forth in Section 4 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer of the Borrower and (ii) except as otherwise specified in the applicable Borrowing Subsidiary Agreement, the Administrative Agent shall have received legal opinions, board resolutions and other closing certificates reasonably requested by the Administrative Agent and consistent with those delivered on the Effective Date.

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10.26	Effect of Certain Inaccuracies.

In the event that any financial statement or officer’s certificate delivered pursuant to Section 6.1(i) or (ii) and Section 6.1(iii), respectively, is inaccurate, and such inaccuracy is discovered prior to the earlier of (a) the first anniversary of the delivery of such financial statement or officer’s certificate and (b) the date on which all the Commitments hereunder terminate and, if corrected, would have led to the application of a higher Applicable Rate for any period (an “Applicable Period”) than the Applicable Rate applied for such Applicable Period, then (i) the Borrower shall promptly deliver to the Administrative Agent a corrected financial statement and a corrected officer’s certificate for such Applicable Period, (ii) the Applicable Rate shall be determined based on the corrected officer’s certificate for such Applicable Period, and (iii) the Borrower shall promptly pay to the Administrative Agent (for the accounts of the applicable Lenders during the Applicable Period or their successors and assigns) the accrued additional interest or additional Commitment Fees (or both) owing as a result of such increased Applicable Rate for such Applicable Period. This Section 10.26 shall not limit the rights of the Administrative Agent or the Lenders with respect to Section 2.2E or 8.

10.27	Acknowledgment and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(i) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and

(ii) the effects of any Bail-In Action on any such liability, including, if applicable, (a) a reduction in full or in part or cancellation of any such liability, (b) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document or (c) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any applicable Resolution Authority.

10.28	Acknowledgement Regarding Any Supported QFC

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements and Swap Obligations or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties hereto acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

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In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

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EXHIBIT B

Schedules to the Amended Credit Agreement

[Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K and will be provided on a supplemental basis to the Securities and Exchange Commission upon request.]

EXHIBIT C

Exhibits to the Amended Credit Agreement

[Exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K and will be provided on a supplemental basis to the Securities and Exchange Commission upon request.]

SCHEDULE I

Commitments

[Omitted]